Exhibit 4.1

Execution Version

SECOND AMENDED AND RESTATED INDENTURE

among

COMPASS DATACENTERS ISSUER, LLC,

COMPASS DATACENTERS CANADA ISSUER LIMITED PARTNERSHIP

and

THE ENTITIES OF THE CO-ISSUERS PARTY HERETO,

as Obligors,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Indenture Trustee

dated as of May 28, 2021

Secured Data Center Revenue Notes

TABLE OF CONTENTS

i

v

ANNEXES AND SCHEDULES
Annex I	CLOSING DATE ASSET ENTITIES
Annex II	CLOSING DATE OTHER ENTITIES
Schedule I	DESCRIPTION OF INSURANCE POLICIES
Schedule II	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO DATA CENTERS AND TENANT LEASES
Schedule III	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES WITH RESPECT TO DATA CENTERS AND TENANT LEASES AS OF THE [AMENDMENT AND RESTATEMENT CLOSING DATE]
EXHIBITS
Exhibit A-1	FORM OF RULE 144A GLOBAL NOTE
Exhibit A-2	FORM OF REGULATION S GLOBAL NOTE
Exhibit A-3	FORM OF VARIABLE FUNDING NOTE
Exhibit B-1	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTE FOR BENEFICIAL INTERESTS IN RULE 144A GLOBAL NOTE
Exhibit B-2	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN RULE 144A NOTE FOR BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTE
Exhibit B-3	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS
Exhibit B-4	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit B-5	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS
Exhibit B-6	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit C	FORM OF RENT ROLL
Exhibit D-1	FORM OF INFORMATION REQUEST FROM NOTEHOLDER OR NOTE OWNER

Exhibit D-2	FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR
Exhibit E	FORM OF INDENTURE TRUSTEE REPORT
Exhibit F	FORM OF CURRENCY CONVERSION DIRECTION LETTER

Exhibit G	FORM OF JOINDER AGREEMENT

SECOND AMENDED AND RESTATED INDENTURE, dated as of May 28, 2021 (the “Effective Date”) (as further amended, supplemented or otherwise modified and in effect from time to time, this “Indenture”), among COMPASS DATACENTERS ISSUER, LLC, a Delaware limited liability company (the “U.S. Co-Issuer”), COMPASS DATACENTERS CANADA ISSUER LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario (the “Canadian Co-Issuer” and, together with the U.S. Co-Issuer, the “Co-Issuers”), each entity of the Co-Issuers party hereto and listed on Annex I hereto (the “Closing Date Asset Entities” and together with any entity that becomes a party hereto after the date hereof as an “Additional Asset Entity”, the “Asset Entities”), each entity party hereto and listed on Annex II hereto (the “Closing Date Other Entities” and together with any entity that becomes a party hereto after the date hereof as an “Additional Other Entity”, the “Other Entities”; the Other Entities, the Asset Entities and the Co-Issuers, collectively, the “Obligors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as indenture trustee and not in its individual capacity and any successor thereto in such capacity (the “Indenture Trustee”).

RECITALS

WHEREAS, the Co-Issuers, the Closing Date Asset Entities, the Closing Date Other Entities and the Indenture Trustee previously entered into that certain Indenture, dated as of June 5, 2020 (the “Original Indenture”, as amended by that certain Amended and Restated Indenture, dated as of October 2, 2020, as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Indenture”), to provide for the issuance from time to time of one or more Series of Secured Data Center Revenue Notes;

WHEREAS, the Co-Issuers desire to amend and restate the Existing Indenture in the form of this Indenture;

WHEREAS, the parties hereto have duly authorized the execution and delivery of this Indenture to provide for the amendment and restatement of the Existing Indenture and the issuance from time to time by the Co-Issuers of one or more series of Secured Data Center Revenue Notes, issuable as provided in this Indenture;

WHEREAS, it is hereby agreed between the parties hereto and the Indenture Trustee, on behalf of itself and the Noteholders, that in the performance of any of the agreements of the Co-Issuers herein contained, any obligation the Obligors may thereby incur for the payment of money shall not be general debt on its part, but shall be secured by and payable solely from the Collateral (as defined herein), payable in such order of preference and priority as provided herein;

WHEREAS, each Series will be constituted by this Indenture and a Series Supplement; and

WHEREAS, the Notes of any Series issued pursuant to this Indenture will be divided into classes and type of note (i.e., Variable Funding Note or Term Note) as provided in this Indenture and a Series Supplement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Obligors and the Indenture Trustee agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. Except as otherwise specified in this Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture and each Series Supplement. In the event of a definitional conflict between this Indenture and a Series Supplement, the definition contained in the Series Supplement shall control.

“17g-5 Website” shall mean the website established by, or on behalf of, the U.S. Co-Issuer and/or the Canadian Co-Issuer for purposes of compliance with Rule 17g-5(a)(3)(iii) of the Exchange Act.

“30/360 Basis” shall mean the accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“AANOI Leverage Ratio” shall mean, as of date of determination, the ratio of (a) the aggregate outstanding principal amount of any Class A Notes as of such date, less any amounts on deposit in the Specified Material Tenant Lease Reserve Sub-Accounts as of such date to (b) Leverage Annualized Adjusted Net Operating Income.

“Acceptable Manager” shall mean Compass Management, LLC, Compass Datacenters, Inc., or, in the event of a termination of the applicable Management Agreement with either Compass Management, LLC or Compass Datacenters, Inc., an Affiliate of Compass Management, LLC or Compass Datacenters, Inc., as applicable, or, upon receipt of a Rating Agency Confirmation, another reputable management company reasonably acceptable to the Servicer with experience managing wholesale data centers similar to the Data Centers, which shall be selected by the U.S. Co-Issuer or the Canadian Co-Issuer, so long as no Event of Default has occurred and is continuing. After the occurrence and during the continuance of an Event of Default, such selection will be performed by the Servicer.

“Account Collateral” shall mean all of the Obligors’ right, title and interest in and to the Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Indenture Trustee (or the Servicer on its behalf) on behalf of the Noteholders representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Account Control Agreement” shall have the meaning ascribed to it in the Cash Management Agreement.

“Accounts” shall mean, collectively, the Lock Box Accounts, the Collection Accounts, the Sub-Accounts and any other accounts pledged to the Indenture Trustee pursuant to this Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean, for any Note for each Payment Date, the interest that will accrue during the Interest Accrual Period for such Payment Date at the applicable Note Rate (x) with respect to the Variable Funding Notes, on the daily average Note Principal Balance of the Variable Funding Notes during such Interest Accrual Period and (y) with respect to any Class of Term Notes, on the Note Principal Balance of such Term Notes immediately prior to such Payment Date; provided that (i) Accrued Note Interest on any Note will not include Contingent Interest on such Note and (ii) PIK Interest on any Class B Note or Class C Note that has been added to the Note Principal Balance for any such Note shall not constitute Accrued Note Interest on such Notes, but any interest that accrues on such PIK Interest on and after the date it is added to the Note Principal Balance shall constitute Accrued Note Interest with respect to any such Note(s). Accrued Note Interest for any Variable Funding Note of any Class of any Series for each Payment Date shall be calculated on an Actual/360 Basis and Accrued Note Interest for any Term Notes of any Class of any Series for each Payment Date shall be calculated on a 30/360 Basis, in each case, unless otherwise specified in the Series Supplement for such Series. For the avoidance of doubt, Accrued Note Interest for the Term Notes of any Class of any Series shall be calculated as if each “Interest Accrual Period” will have 30 days and the total days of interest paid for the entire year equals 360.

“Act” shall have the meaning ascribed to it in Section 15.03(a).

“Actual/360 Basis” shall mean the accrual of interest calculated on the basis of the actual number of days elapsed during the relevant period in a year consisting of 360 days.

“Additional Asset Entity” shall have the meaning ascribed to it in the preamble hereto.

“Additional Data Center” shall have the meaning ascribed to it in Section 2.13(a).

“Additional Issuer Expenses” shall mean, as applicable, (i) reimbursements of fees and expenses (other than such fees and expenses that are included in the Indenture Trustee Fee) to be paid pursuant to the Indenture Trustee’s fee schedule, incurred by the Person acting as the Indenture Trustee in its capacity as Indenture Trustee or in any other capacity under this Indenture and in its capacity as Indenture Trustee under the other Transaction Documents, and indemnification payments to the Person acting as the Indenture Trustee in its capacity as Indenture Trustee or in any other capacity under this Indenture and in its capacity as Indenture Trustee under the other Transaction Documents to which the Indenture Trustee is a party and certain persons related to it as described hereunder and under the other Transaction Documents; (ii) reimbursements and indemnification payments payable to the Servicer and certain persons related to it as described under the Servicing Agreement and the other Transaction Documents and (iii) following the occurrence and continuance of an Event of Default, payment of expenses incurred by Noteholders in connection with any inspection rights that are payable by the Obligors pursuant to any Transaction Document, subject to the applicable cap. Additional Issuer Expenses shall not include reimbursements in respect of Advances.

“Additional Notes” shall have the meaning ascribed to it in Section 2.13(b).

“Additional Other Entity” shall have the meaning ascribed to it in the preamble hereto.

“Additional Principal Payment Amount” shall mean, with respect to any Payment Date when no Amortization Period is in effect and no Event of Default has occurred and is continuing, the amount (other than (i) any Class A Sweep Amount, Class B Sweep Amount or Class C Sweep Amount, (ii) any Class A-2 Monthly Amortization Amount, (iii) any Early Termination Fee Prepayment Amount, (iv) any Specified Material Tenant Lease Prepayment Amount, (v) any amount withdrawn from the Cash Trap Reserve Sub-Accounts for the prepayment of Notes and (vi) mandatory prepayments of principal on and after the Anticipated Repayment Date with respect to any Variable Funding Notes or Term Notes of any Outstanding Series for prepayment of the Notes) required to be applied pursuant hereto as a mandatory prepayment of principal of the Notes on such date.

“Advance Interest” with respect to any Advance made by Servicer, shall have the meaning ascribed to it in the Servicing Agreement and with respect to any Advance made by the Manager, shall have the meaning ascribed to it in the Management Agreement.

“Advances” shall mean Debt Service Advances, Manager Advances and Servicing Advances.

“Advance Suspension Period” shall have the meaning ascribed thereto in the Servicing Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Affirmative Direction” shall mean, with respect to any Series, a written direction of Noteholders of such Series representing more than 25.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes of such Series.

“Aggregate Available Terminated Tenant Lease Rent Amount” shall mean, as of any date of determination, an amount equal to the lesser of (i) for each Early Terminated Tenant Lease with respect to which an Early Termination Fee is on deposit in the Early Termination Fee Reserve Sub-Accounts as of such date, the aggregate amount of the excess (if any) of (1) the aggregate amount of base rent that would have been payable under such Early Terminated Tenant Lease during the succeeding 6 months (or, if shorter, the period of time from such date until the date that is 6 months after the effective date of the termination of such Early Terminated Tenant Lease) over (2) the base rent under any replacement Tenant Leases with respect to such Early Terminated Tenant Lease for the same period referenced in clause (1) and (ii) the aggregate amount on deposit on such date in the Early Termination Fee Reserve Sub-Accounts.

“Allocable Share” shall mean the percentage allocation ascribed to the U.S. Obligors and the Canadian Obligors, as applicable, as determined and set by the Managers on the Initial Closing Date and thereafter as determined and reset if and when required by the Managers from time to time upon notice to the Indenture Trustee and the Servicer, including upon each issuance of Additional Notes, each draw under any outstanding Variable Funding Notes after the Initial Closing Date and each payment of principal of the Notes; provided that, for the avoidance of doubt, the sum of the Allocable Share for the U.S. Obligors and the Allocable Share for the Canadian Obligors shall at all times equal 100%.

“Allocated Appraised Value” shall mean for any Data Center as of any date of determination an amount determined by allocating the aggregate Note Principal Balances of all Classes of Outstanding Notes on such date of determination to such Data Center based on the ratio of the Appraised Value of such Data Center to the aggregate Appraised Value for all Data Centers.

“Allocated Note Amount” shall mean for any Data Center as of any date of determination an amount determined by allocating the aggregate Class Principal Balances of all Classes of Outstanding Notes on such date of determination to such Data Center based on the ratio of the Annualized Adjusted Base Rent with respect to all Tenant Leases that relate to such Data Center to the Annualized Adjusted Base Rent for all Tenant Leases on all Data Centers. In connection with the issuance of Additional Notes or in connection with the addition of any Additional Data Center, the Allocated Note Amount for each Data Center will be recalculated by the Managers using a similar methodology to that described in the preceding sentence.

“Amended Ground Lease” shall have the meaning ascribed to it in Section 7.23(a).

“Amendment and Restatement Closing Date” shall mean October 2, 2020.

“Amortization Period” shall mean a period that will commence as of the end of any calendar month if either (i) (x) the three-month average Class A Amortization DSCR as of the last day of such calendar month is less than 1.20x, (y) the three-month average Class B Amortization DSCR as of the last day of such calendar month is less than 1.10x or (z) the three-month average Class C Amortization DSCR as of the last day of such calendar month is less than 1.00x and will continue to exist until (A) the three-month average Class A Amortization DSCR has exceeded 1.20x as of the last day of two consecutive months, (B) the three-month average Class B Amortization DSCR has exceeded 1.10x as of the last day of two consecutive months and (C) the three-month average Class C Amortization DSCR has exceeded 1.00x as of the last day of two consecutive months, or (ii) the Co-Issuers fail to deposit the full Specified Material Tenant Lease Reserve Amount into the Specified Material Tenant Lease Reserve Sub-Accounts within five (5) Business Days of being required to make such deposit pursuant to Section 4.10.

“Annual Additional Issuer Expense Limit” shall mean, on any Payment Date, an amount equal to the excess, if any, of (x) $500,000 over (y) the aggregate amount of Additional Issuer Expenses paid to the Indenture Trustee, the Servicer and/or other applicable Person pursuant to clause (iii) of Section 5.01(a) on or after the eleventh Payment Date preceding such Payment Date. For the avoidance of doubt, any Additional Issuer Expenses not paid as a result of the Annual Additional Issuer Expense Limit or otherwise due to insufficient funds available in accordance with Section 5.01 may be paid on subsequent Application Dates subject to the limitations applicable on such Application Date.

“Annualized Adjusted Base Rent” shall mean, for any Tenant Lease as of any date of determination, the sum of: (i) if such Tenant Lease is not an Executed Forward Starting Lease or a Specified Material Tenant Lease for which a Specified Material Tenant Lease Event has occurred, the Annualized Base Rent for such Tenant Lease as of such date of determination, (ii) if such Tenant Lease is an Executed Forward Starting Lease, the maximum base rent (without giving any effect to escalations) with respect to such Tenant Lease payable within any calendar month in the succeeding 18 months of such date of determination multiplied by 12; provided that if the Capital Expenditures required for the Commencement of any Executed Forward Starting Lease exceeds the Available Capital Expenditure Amount for such Tenant Lease then the Annualized Adjusted Base Rent derived from any Tenant Lease that is an Executed Forward Starting Leases shall be reduced to exclude any rent amounts for which there are no Available Capital Expenditure Amounts and (iii) if such Tenant Lease is a Specified Material Tenant Lease for which a Specified Material Tenant Lease Event has occurred the greater of (x) if a renewal of the Specified Material Tenant Lease has occurred, the Annualized Base Rent under the new Tenant Lease or, (y) the succeeding 12 months of base rent due and payable under such Specified Material Tenant Lease; provided that, for the avoidance of doubt, Annualized Adjusted Base Rent does not include Pass-Through Data Center Expenses; provided further that the sum of the amounts set forth in clauses (i) and (iii) of this definition shall be without duplication resulting from leases for the same data center space and Leased Capacity arising from replacement tenants; provided further, that amounts payable in any foreign currency are converted to USD at the applicable FX Rate.

“Annualized Adjusted Net Operating Income” shall mean, as of any date of determination, (a) the sum of (i) the Leverage Annualized Adjusted Net Operating Income (ii) amounts on deposit in the Executed Forward Starting Lease Reserve Sub-Account, (iii) the Specified Material Tenant Lease Amount with respect to such date of determination and (iv) the sum of base rent due on Executed Forward Starting Leases for the succeeding 12 month period (without giving effect to any escalations) as of such date of determination, less (b) the sum of the amounts derived in clauses (ii) and (iii) of the definition of Annualized Adjusted Base Rent; provided that if the Capital Expenditures required for the Commencement of any Executed Forward Starting Lease exceeds the Available Capital Expenditure Amount for such Tenant Lease then the Annualized Adjusted Base Rent derived from any Tenant Lease that is an Executed Forward Starting Leases shall be reduced to exclude any rent amounts for which there are no Available Capital Expenditure Amounts.

“Annualized Base Rent” shall mean, for any Tenant Lease, as of any date of determination, the base rent with respect to such Tenant Lease payable during the calendar month in which such date of determination occurs multiplied by 12; provided that, for the avoidance of doubt, Annualized Base Rent does not include Pass-Through Data Center Expenses; provided further that amounts payable in any foreign currently are converted to USD at the applicable FX Rate.

“Annualized Targeted Maintenance Capital Expenditures” shall mean, as of any date, an amount equal to (i) $0.25 per square foot per annum for all Data Centers owned by the U.S. Co-Issuer and (ii) 65 CAD per kW per annum of completed critical load power available for delivery to Tenants for the calendar month in which such date occurs, for any Data Center owned by the Canadian Co-Issuer, in each case, other than any Data Center owned by the U.S. Co-Issuer for which maintenance and repair costs are factored into the Annualized Base Rent.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act, as amended, and its related rules and regulations, and any similar laws, rules or regulations of any jurisdiction where the Obligors are located or doing business.

“Anticipated Repayment Date” for any Series of Variable Funding Notes or Term Notes, shall have the meaning ascribed to it in the Series Supplement for such Series of Variable Funding Notes or Term Notes.

“Applicable Class A Payment Priority” shall mean the following:

(a)          Other than during the continuance of an Event of Default, Class A-1 Notes will be (i) senior in right of payment of interest to other Class A Notes and (ii) senior in right of payment of principal to other Class A Notes; and

(b)          During the continuance of an Event of Default, Class A-1 Notes will be (i) pari passu in right of payment of interest with other Class A Notes according to the amount then due and payable and (ii) pari passu in right of payment of principal with other Class A Notes according to the amount then due and payable.

“Applicable Procedures” shall mean, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Application Date” shall mean each Optional Application Date and each Scheduled Application Date.

“Appraised Eligible Data Center” shall mean a Data Center that is an Eligible Data Center designated by the applicable Manager as an “Appraised Eligible Data Center” provided that on the date of such designation (1) such Eligible Data Center has an Appraised Value, or if all Data Centers on the related campus are “Appraised Eligible Data Centers” (determined without regard to this clause (1), the related campus has an Appraised Value that includes such Eligible Data Center, in either case, determined within the preceding 12 month period), (2) at least one phase of construction of such Eligible Data Center is completed and operating, as reasonably determined by the applicable Manager; provided, however, 75 Fima Cres, Toronto, ON M8W 3R1 shall be deemed an Appraised Eligible Data Center even if it does not satisfy this clause (2) as of the Initial Closing Date, and (3) after giving effect to such designation at least 75.0% of the Leased Capacity with respect to all Appraised Eligible Data Centers (including such Eligible Data Center) is leased by Tenants under one or more Tenant Leases (and for which the related Tenants are current with respect to Rent payable on such Tenant Lease).

“Appraised Value” shall mean, with respect to any one or more Data Centers located on the same campus, the most recent appraised value of such Data Centers determined pursuant to an independent, full narrative (complete summary) or limited scope (limited restricted) MAI appraisal provided to the Indenture Trustee and the Servicer or obtained by the Servicer in accordance with the Uniform Standards of Professional Appraisal Practice (as recognized by the Financial Institutions Reform, Recovery and Enforcement Act of 1989) and which takes into account the leased fee value of the related buildings and land of such Data Centers, consistent with industry standards, and excludes the value of equipment and other tangible personal property and business enterprise value.

“ARD Period” shall mean, with respect to any Class of Notes in a Series, the period commencing on the applicable Anticipated Repayment Date for such Class (if the Notes of such Class have not been paid in full on or prior to the applicable Anticipated Repayment Date for such Class of Notes) and ending on the Payment Date on which all principal of, and interest (including Post-ARD Additional Interest) on, such Notes is paid in full.

“Asset Entities” shall have the meaning ascribed to it in the preamble hereto.

“Asset Entity Interests” shall have the meaning ascribed to it in Section 8.01(a).

“Assets” shall mean the assets of the Asset Entities.

“Assignment/Contribution Agreement” shall mean each assignment agreement, contribution agreement or other similar agreement whereby an Asset Entity is assigned and/or contributed to the U.S. Co-Issuer or the Canadian Co-Issuer or a Data Center and/or other assets is assigned and/or contributed to and/or from an Asset Entity.

“Authorized Officer” shall mean (i) any director, Member, Manager, Executive Officer or other officer of the U.S. Co-Issuer or the Canadian Co-Issuer (or the Co-Issuer GP on its behalf) who is authorized to act for or on behalf of the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, in matters relating to the U.S. Co-Issuer or the Canadian Co-Issuer and (ii) for so long as the Management Agreements are in full force and effect, any officer of the Canadian Manager or the U.S. Manager who is authorized to act for the applicable Manager in matters relating to the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, and to be acted upon by such Manager pursuant to the applicable Management Agreement, and, in each case, who is identified on the list of Authorized Officers delivered by the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, to the Indenture Trustee and the Servicer on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Authorized Representative” shall have the meaning ascribed to it in Section 15.26(a).

“Available Capital Expenditure Amount” shall mean, as of any date of determination for each Tenant Lease whose Commencement is subject to Capital Expenditure by any Obligor or an affiliate thereof, an amount equal to the sum of, without duplication of any such amounts for more than one Tenant Lease, (i) the funds available in the Capital Expenditures Reserve Sub-Account on such date, (ii) the undrawn Class A-1 Commitment Amount that would be permitted to be drawn on such date, (iii) unrestricted cash and cash equivalent at the Manager or the applicable affiliate and (iv) undrawn equity commitments of the Parent.

“Available Funds” shall mean, for each Application Date and with respect to (x) the U.S. Collection Account, (y) the Canadian Collection Accounts (z) or any other foreign Collections Accounts established pursuant to the terms of this Indenture, together (i) Receipts received by or on behalf of the Asset Entities and deposited into such Collection Account or Collection Accounts, as applicable, during the Relevant Collection Period and (ii) any amounts transferred from the relevant Sub-Accounts to be applied as such on such Application Date; provided that (i) Available Funds constituting U.S. Collections shall be held in the U.S. Collection Account, Available Funds constituting Canadian Collections shall be held in the USD Canadian Collection Account or the CAD Canadian Collection Account based on the currency in which such Canadian Collections are denominated and Available Funds in the Canadian Collection Accounts shall be calculated and applied on an aggregate basis (subject to Section 5.01(c)), Available Funds constituting foreign Collections shall be held in the Collection Account established pursuant to this Indenture for such foreign currency and (ii) Receipts on deposit in a Collection Account that were received during one Collection Period but are attributable to amounts due from a Tenant in a succeeding Collection Period shall not constitute Available Funds for any Application Date with respect to the Collection Period in which such amounts are received but shall be included in the Available Funds for the first Application Date with respect to the Collection Period in which such amounts are due. For the avoidance of doubt, proceeds of draws under Variable Funding Notes shall not constitute Available Funds.

“Available Terminated Tenant Lease Rent Amount” shall mean, with respect to any Collection Period, an amount equal to the monthly base rent (or the portion of the base rent that represents any shortfall in base rent with respect to any Leased Capacity contracted to be provided under any Early Terminated Tenant Lease that has not been re-leased) that would have been payable during such Collection Period under each Early Terminated Tenant Lease for which an Early Termination Fee is on deposit in an Early Termination Fee Reserve Sub-Account.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Beneficial Owner” shall mean, with respect to any Series of Term Notes, the owner of a beneficial interest in a Global Note of such Series of Term Notes.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended from time to time.

“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Budgeted Operating Expenses” shall mean collectively the U.S. Budgeted Operating Expenses and the Canadian Budgeted Operating Expenses.

“Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) a legal holiday in the state of New York, California, the state where the primary servicing office of the Servicer is located or the state in which the corporate trust office of the Indenture Trustee is located, or any such day on which banking institutions located in any such state are generally not open for the conduct of regular business.

“CAD Canadian Capital Expenditures Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.04.

“CAD Canadian Collection Account” shall have the meaning ascribed to it in Section 3.01.

“CAD Canadian Early Termination Fee Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.06.

“CAD Canadian Executed Forward Starting Lease Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.07.

“CAD Canadian Priority Expense Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.03.

“CAD Canadian Specified Material Tenant Lease Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.10.

“Canadian Asset Entities” shall mean the Asset Entities formed in Canada.

“Canadian Benefit Plans” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Obligor has any liability with respect to any Canadian employee or former employee of any of them, but excluding any Canadian Pension Plans.

“Canadian Capital Expenditures Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.04.

“Canadian Budgeted Operating Expenses” shall have the meaning ascribed to it in the Canadian Management Agreement.

“Canadian Cash Trap Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.05.

“Canadian Co-Issuer” shall have the meaning ascribed to is in the preamble hereto.

“Canadian Collection Accounts” shall have the meaning ascribed to it in Section 3.01.

“Canadian Collection Account Bank” shall have the meaning ascribed to it in Section 3.01.

“Canadian Collection Account Control Agreement” shall have the meaning ascribed to it in Section 3.01.

“Canadian Collections” shall have the meaning ascribed to it in Section 3.01.

“Canadian Data Centers” shall mean the Data Centers located in Canada.

“Canadian Early Termination Fee Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.06.

“Canadian Executed Forward Starting Lease Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.07.

“Canadian Guarantee and Security Agreement” shall mean, collectively, the deed of hypothec granted by Compass Datacenters YUL I LP and Compass Datacenters YUL II LP in favor of the Indenture Trustee, as hypothecary representative on behalf of the Noteholders, on June 5, 2020 and the guarantee and security agreement dated as of the Initial Closing Date made by the Canadian Guarantors in favor of the Indenture Trustee on behalf of the Noteholders.

“Canadian Specified Material Tenant Lease Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.06.

“Canadian Guarantors” shall mean Compass Datacenters Canada Guarantor Limited Partnership and Compass Datacenters Canada Issuer, Inc.

“Canadian Liquidity Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.08.

“Canadian Management Agreement” shall mean that certain Canadian Management Agreement, dated as of the Initial Closing Date (as amended by that certain Amendment to Management Agreement, dated as of the Amendment and Restatement Closing Date), among the Canadian Obligors and the Canadian Manager.

“Canadian Manager” shall mean the manager described in the Canadian Management Agreement or an Acceptable Manager as may hereafter be charged with management of the Canadian Obligors in accordance with Section 7.12.

“Canadian Obligors” shall mean the Obligors formed in Canada (including the Canadian Co-Issuer and any Additional Asset Entity formed in Canada).

“Canadian Pension Plans” shall mean pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by any Obligor for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Priority Expense Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.03.

“Capital Expenditures” shall mean expenditures for Capital Improvements that, in conformity with GAAP, would not be included in the Obligors’ annual financial statements as Operating Expenses of the Data Centers.

“Capital Expenditures Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.04.

“Capital Improvements” shall mean capital improvements, repairs or alterations, fixtures, equipment and other capital items (whether paid in cash or property or accrued as liabilities) made by the Asset Entities.

“Cash Management Agreement” shall mean the Cash Management Agreement, dated as of the Initial Closing Date, among the Obligors, the Indenture Trustee and the Managers.

“Cash Trap Condition” shall mean, as of the end of any calendar month, (i) an Amortization Period is not then continuing and (ii) (x) the Class A Amortization DSCR is less than 1.30x, (y) the Class B Amortization DSCR is less than 1.15x, or (z) the Class C Amortization DSCR is less than 1.05x, and will continue to exist until (A) the Class A Amortization DSCR is equal to or has exceeded 1.30x, (B) the Class B Amortization DSCR is equal to or has exceeded 1.15x and (C) the Class C Amortization DSCR is equal to or has exceeded 1.05x, in each case as of the last day of the same three consecutive months.

“Cash Trap Reserve” shall have the meaning ascribed to it in Section 4.05.

“Cash Trap Reserve Amount” shall have the meaning ascribed to it in Section 4.05.

“Cash Trap Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.05.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.

“Claims” shall have the meaning ascribed to it in Section 7.04(a).

“Class” shall mean, collectively, all of the Notes bearing the same alphabetical type and, if applicable, numerical class designation and having the same payment terms. The respective Classes of Notes are designated under Series Supplements.

“Class A- 1 Administrative Agent” shall mean with respect to any Series of Variable Funding Notes, the “Class A-1 Administrative Agent,” if any, as specified in the related Variable Funding Note Purchase Agreement.

“Class A- 1 Administrative Agent Fee” shall mean with respect to any Series of Variable Funding Notes, the fee, if any, set forth in the related Variable Funding Note Purchase Agreement for payment to the applicable Class A-1 Administrative Agent.

“Class A-1 Commitment Amount” shall mean the aggregate maximum outstanding principal amount available under this Indenture and any Variable Funding Note Purchase Agreement with respect to any Variable Funding Notes.

“Class A-1 Notes” shall mean all Notes of any Series issued under this Indenture and any related Series Supplement that are designated Class “A-1”.

“Class A- 2 Monthly Amortization Amount” shall mean, as of each Payment Date with respect to the Class A-2 Notes of any Series, the sum of (i) the Class A-2 Targeted Amortization Amount for such Notes, if any, as of such Payment Date and (ii) the Unpaid Class A-2 Monthly Amortization Amount for such Notes as of such Payment Date.

“Class A-2 Notes” shall mean all Notes of any Series issued under this Indenture and any related Series Supplement that are designated Class “A-2”.

“Class A- 2 Targeted Amortization Amount” shall mean, as of each Payment Date with respect to the Class A- 2 Notes of any Series, the amount, if any, set forth in the Series Supplement for such Notes for such Payment Date.

“Class A Amortization DSCR” shall mean, as of any date, the ratio of (i) the excess, if any, of (a) the Annualized Adjusted Net Operating Income as of such date over (b) the Annualized Targeted Maintenance Capital Expenditures as of such date to (ii) the amount of (x) the interest on any Class A Notes that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates (other than any Contingent Interest or Deferred Contingent Interest), (y) the principal of any Class A Notes that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates and (z) with respect to any Class A-1 Notes, any VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Class A-1 Notes under any Variable Funding Note Purchase Agreement that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates, in each case determined as though the Class A Notes were subject to a 30-year “mortgage style” amortization (determined without duplication of any Class A-2 Monthly Amortization Amounts payable during such period) at the then-current blended average rate of all Outstanding Class A Notes. For the purposes of this calculation, it is assumed that (x) the base rate, LIBOR rate or CP Rate for the related Interest Accrual Periods will be equal to the then-current base rate, LIBOR rate or CP Rate and (y) no Class A Sweep Amount or Early Termination Fee Prepayment Amount is payable.

“Class A LTV Ratio” shall mean, as of any date, the ratio of (a) the excess, if any, of (i) the aggregate outstanding principal amount of any Class A Notes as of such date over (ii) the sum of (x) the aggregate amount of funds on deposit in the Liquidity Reserve Sub-Accounts as of such date and (y) any amounts on deposit in the Specified Material Tenant Lease Reserve Sub-Accounts as of such date to (b) the aggregate Appraised Value for all Appraised Eligible Data Centers (including, without duplication, in the case of a campus consisting solely of Appraised Eligible Data Centers, the Appraised Value of such campus); provided that in connection with a disposition of one or more Data Centers in accordance with Section 7.30, the Class A LTV Ratio shall be calculated after giving pro-forma effect to the disposition of such Data Center and the prepayment of the Notes based on the applicable Disposition Price.

“Class A Notes” shall mean all Notes of any Series issued under this Indenture and any related Series Supplement that are designated Class “A” (regardless of type or numerical designation).

“Class A Sweep Amount” shall mean, with respect to any Payment Date, the greater of (a) the excess, if any, of (i) the amount, if any, of principal of the Class A Notes of any Series on such Payment Date the repayment of which is necessary to cause the Class A LTV Ratio, after giving effect to such reduction and the payment of the Class A-2 Monthly Amortization Amount to the Class A-2 Notes for such Payment Date, to be less than or equal to 70.0% over (ii) any amount allocated on any Application Date prior to such Payment Date for which such Payment Date is the Relevant Payment Date to the Debt Service Sub-Account pursuant to Section 5.01(a)(xi) and (b) if a Specified Material Tenant Lease Event has occurred and is continuing, then the excess, if any, of (i) the amount, if any, of principal of the Class A Notes of any Series on such Payment Date the repayment of which is necessary to cause the AANOI Leverage Ratio, after giving effect to such reduction and the payment of the Class A- 2 Monthly Amortization Amount to the Class A-2 Notes for such Payment Date, to be less than or equal to a ratio that is 0.25x greater than the Target Leverage Ratio as of such Payment Date over (ii) any amount allocated on any Application Date prior to such Payment Date for which such Payment Date is the Relevant Payment Date to the Debt Service Sub-Account pursuant to Section 5.01(a)(xi).

“Class B Amortization DSCR” shall mean, as of any date, the ratio of (i) the excess, if any, of (a) the Annualized Adjusted Net Operating Income as of such date over (b) the Annualized Targeted Maintenance Capital Expenditures as of such date to (ii) the amount of (x) the interest on the Class A Notes and the Class B Notes that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates (other than any Contingent Interest or Deferred Contingent Interest), (y) the principal of the Class A Notes and Class B Notes that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates and (z) with respect to any Class A-1 Notes, any VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Class A-1 Notes under any Variable Funding Note Purchase Agreement that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates, in each case determined as though the Class A Notes and the Class B Notes were subject to a 30-year “mortgage style” amortization (determined without duplication of any Class A-2 Monthly Amortization Amounts payable during such period) at the then-current blended average rate of all Outstanding Class A Notes or Class B Notes, as applicable. For the purposes of this calculation, it is assumed that (x) the base rate, LIBOR rate or CP Rate for the related Interest Accrual Periods will be equal to the then- current base rate, LIBOR rate or CP Rate, as applicable, and (y) no Class A Sweep Amount, Class B Sweep Amount or Early Termination Fee Prepayment Amount is payable.

“Class B LTV Ratio” shall mean, as of any date, the ratio of (a) the excess, if any, of (i) the aggregate outstanding principal amount of any Class A Notes and Class B Notes as of such date over (ii) the sum of (x) the aggregate amount of funds on deposit in the Liquidity Reserve Sub-Accounts as of such date and (y) any amounts on deposit in the Specified Material Tenant Lease Reserve Sub-Accounts as of such date to (b) the aggregate Appraised Value for all Appraised Eligible Data Centers (including, without duplication, in the case of a campus consisting solely of Appraised Eligible Data Centers, the Appraised Value of such campus); provided that in connection with a disposition of one or more Data Centers in accordance with Section 7.30, the Class B LTV Ratio shall be calculated after giving pro-forma effect to the disposition of such Data Center and the prepayment of the Notes based on the applicable Disposition Price.

“Class B Notes” shall mean all Notes of any Series issued under this Indenture and any related Series Supplement that are designated Class “B” (regardless of type or numerical designation).

“Class B Sweep Amount” shall mean, with respect to any Payment Date, the greater of the excess, if any, of (i) the amount, if any, of principal of the Class B Notes of any Series on such Payment Date the repayment of which is necessary to cause the Class B LTV Ratio, after giving effect to such reduction and the payment of any Class A Sweep Amount and the Class A-2 Monthly Amortization Amount to the Class A-2 Notes for such Payment Date, to be less than or equal to (A) on or prior to the third anniversary of the Initial Closing Date, 75.0% or (B) following the third anniversary of the Initial Closing Date 80.0% over (ii) any amount allocated on any Application Date prior to such Payment Date for which such Payment Date is the Relevant Payment Date to the Debt Service Sub-Account pursuant to Section 5.01 (a)(xvi).

“Class C Amortization DSCR” shall mean, as of any date, the ratio of (i) the excess, if any, of (a) the Annualized Adjusted Net Operating Income as of such date over (b) the Annualized Targeted Maintenance Capital Expenditures as of such date to (ii) the amount of (x) the interest on the Class A Notes and the Class B Notes and Class C Notes that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates (other than any Contingent Interest or Deferred Contingent Interest), (y) the principal of the Class A Notes, Class B Notes and Class C Notes that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates and (z) with respect to any Class A-1 Notes, any VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Class A-1 Notes under any Variable Funding Note Purchase Agreement that the Co-Issuers would be required to pay over the succeeding twelve Payment Dates, in each case determined as though the Class A Notes, the Class B Notes and the Class C Notes were subject to a 30-year “mortgage style” amortization (determined without duplication of any Class A-2 Monthly Amortization Amounts payable during such period) at the then- current blended average rate of all Outstanding Class A Notes, Class B Notes or Class C Notes, as applicable. For the purposes of this calculation, it is assumed that (x) the base rate, LIBOR rate or CP Rate for the related Interest Accrual Periods will be equal to the then-current base rate, LIBOR rate or CP Rate, as applicable, and (y) no Class A Sweep Amount, Class B Sweep Amount, Class C Sweep Amount or Early Termination Fee Prepayment Amount is payable.

“Class C LTV Ratio” shall mean, as of any date, the ratio of (a) the excess, if any, of (i) the aggregate outstanding principal amount of any Class A Notes, Class B Notes and Class C Notes as of such date over (ii) the sum of (x) the aggregate amount of funds on deposit in the Liquidity Reserve Sub-Accounts as of such date and (y) any amounts on deposit in the Specified Material Tenant Lease Reserve Sub-Accounts as of such date to (b) the aggregate Appraised Value for all Appraised Eligible Data Centers (including, without duplication, in the case of a campus consisting solely of Appraised Eligible Data Centers, the Appraised Value of such campus); provided that in connection with a disposition of one or more Data Centers in accordance with Section 7.30, the Class C LTV Ratio shall be calculated after giving pro-forma effect to the disposition of such Data Center and the prepayment of the Notes based on the applicable Disposition Price.

“Class C Notes” shall mean all Notes of any Series issued under this Indenture and any related Series Supplement that are designated Class “C” (regardless of type or numerical designation).

“Class C Sweep Amount” shall mean, with respect to any Payment Date, the greater of the excess, if any, of (i) the amount, if any, of principal of the Class C Notes of any Series on such Payment Date the repayment of which is necessary to cause the Class C LTV Ratio, after giving effect to such reduction and the payment of any Class A Sweep Amount, Class B Sweep Amount and the Class A-2 Monthly Amortization Amount to the Class A-2 Notes for such Payment Date, to be less than or equal to (A) on or prior to the third anniversary of the Initial Closing Date, 80.0% or (B) following the third anniversary of the Initial Closing Date 85.0% over (ii) any amount allocated on any Application Date prior to such Payment Date for which such Payment Date is the Relevant Payment Date to the Debt Service Sub-Account pursuant to Section 5.01 (a)(xix).

“Class Principal Balance” shall mean, as of any date of determination, the Note Principal Balance of all Outstanding Notes of such Class on such date. The Class Principal Balance of each Class of Notes may be increased by the issuance of Additional Notes of such Class in an additional Series, or in the case of the Variable Funding Notes, also by draws on their commitment. The Class Principal Balance of each Class of Notes will be reduced by the amount of any principal payments made to the Holders of the Notes of such Class.

“Clearstream” shall mean Clearstream Banking S.A.

“Closing Date” with respect to a Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Closing Date Asset Entities” shall have the meaning ascribed to it in the preamble hereto.

“Closing Date Data Centers” shall mean (i) the data centers owned by the Closing Date Asset Entities on the Initial Closing Date and (ii) the data centers for which all related cashflow from any Data Center Asset (including all rent from any related Tenant Lease) has been contributed to any Obligor.

“Closing Date Other Entities” shall have the meaning ascribed to it in the preamble hereto.

“Co-Issuer GP” shall mean Compass Datacenters Canada Issuer, Inc., a Canadian corporation formed under the laws of Canada.

“Co-Issuers” shall have the meaning ascribed to is in the preamble hereto.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any property which is the subject of a Grant in favor of the Indenture Trustee on behalf of the Noteholders pursuant to any Transaction Document.

“Collection Account Control Agreements” shall have the meaning ascribed to it in Section 3.01.

“Collection Account Bank” shall mean the depositary institution at which a Collection Account is maintained pursuant to a Collection Account Control Agreement.

“Collection Accounts” shall have the meaning ascribed to it in Section 3.01.

“Collection Period” shall mean each successive period of one calendar month; provided that the initial Collection Period shall commence on the first day of the calendar month in which the Initial Closing Date occurs and end on the last day of the calendar month in which the Initial Closing Date occurs.

“Commenced” shall mean, with respect to any Tenant Lease, that the related Tenant with respect to such Tenant Lease has been granted a right to occupy all or a portion of a Data Center (not taking into account any early-occupancy period during which such tenant is permitted to install equipment, conduct tenant improvements or undertake similar activities) pursuant to the related Tenant Lease (regardless of whether such Tenant is obligated to pay rent with respect to the full amount of the electrical capacity leased pursuant to the related Tenant Lease at such time).

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.02(a)(ix).

“Condemnation Proceeds” shall mean, collectively, the proceeds of any condemnation or taking pursuant to the exercise of the power of eminent domain or purchase in lieu thereof.

“Consent Fee” shall have the meaning set forth in the Servicing Agreement.

“Contingent Interest” if any, with respect to any Variable Funding Note of a Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continuing Notes” shall have the meaning ascribed to it in Section 2.13(b).

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Controlling Class” shall mean, as of any date of determination, the senior most Outstanding Class of Notes (i.e., the Class with the highest alphabetical designation), without regard to allocation to a particular Series. In the event that the Class A Notes are the Controlling Class, the Controlling Class will be comprised of all Class A Notes, collectively, based on the outstanding principal amounts of such Class A Notes (assuming the full amount of any Class A-1 Commitment Amount that is permitted to be drawn on such date is fully drawn).

“Controlling Class Representative” shall have the meaning ascribed in Section 10.05(a).

“Corporate Trust Office” shall mean the principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration – Compass Datacenters; or at such other address the Indenture Trustee may designate from time to time by notice to the Noteholders and the Obligors, or the principal corporate trust office of any successor Indenture Trustee at the address designated by such successor Indenture Trustee by notice to the Noteholders and the Obligors. For purposes of all Notes surrendered for payment or registration of transfer or exchange, or deemed destroyed, lost or stolen, the corporate trust office of the Indenture Trustee shall be as follows: Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890, Attention: Workflow Management – Compass Datacenters.

“Currency Conversion Direction Letter” shall have the meaning ascribed to it in Section 11.12(d).

“Data Center Assets” shall have the meaning ascribed to it in Section 7.30(b).

“Data Centers” shall mean the Closing Date Data Centers and any Additional Data Centers.

“Data Center Acquisition Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Data Center Release Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Data Center Space” shall mean the space at a Data Center that is leased, subleased or licensed by an Asset Entity to one or more Tenants under a Tenant Lease.

“DBRS” shall mean DBRS Inc. and any of its successors.

“Debt Service Advance” shall mean the advance solely with respect to Class A Notes required, subject to a determination that such is not a Nonrecoverable Advance and the absence of any Advance Suspension Period, to be made by the Servicer on the Business Day preceding each Payment Date provided that no Advance Suspension Period is then in effect in an amount equal to the excess of (i) the Monthly Payment Amount for such Payment Date over (ii) the balance in the Debt Service Sub-Account (inclusive of transfers made thereto (x) for periods prior to an Event of Default, from the Liquidity Reserve Sub-Accounts and Cash Trap Reserve Sub-Accounts and, (y) from and after an Event of Default, transfers thereto from all Reserve Sub-Accounts) on such date available to pay such Monthly Payment Amount. For the avoidance of doubt, neither the Indenture Trustee nor the Servicer shall have any obligation to make any Debt Service Advance with respect to the Class B Notes or Class C Notes.

“Debt Service Sub-Account” shall mean a Sub-Account of the U.S. Collection Account to reserve the amount required for payments due on the Notes in the manner required pursuant to Section 5.01(a).

“Default” shall mean any event, occurrence or circumstance that is, or with notice or the lapse of time or both, would become, an Event of Default.

“Defaulted Tenant Lease” shall mean any Tenant Lease included in the Collateral, with respect to which a default occurs under the applicable Tenant Lease that materially and adversely affects the interest of the applicable Asset Entity and that continues unremedied for the applicable grace period under the terms of such Tenant Lease (or, if no grace period is specified, for 30 days).

“Defeasance Date” shall have the meaning ascribed to it in Section 2.12(a).

“Defeasance Payment Date” shall mean, for any Series, the Payment Date on which the Prepayment Period for such Series commences.

“Deferred Contingent Interest” shall mean any Contingent Interest not paid on any Payment Date which is deferred and added to any Contingent Interest previously deferred and remaining unpaid.

“Deferred Base Rate Amount” has the meaning set forth in any Variable Funding Note Purchase Agreement.

“Deferred CP Rate Funding Amount” has the meaning set forth in the definition of “CP Funding Rate” set forth in any Variable Funding Note Purchase Agreement.

“Deferred Eurodollar Rate Amount” has the meaning set forth in any Variable Funding Note Purchase Agreement.

“Deferred Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Deferred VFN Funding Amount” means any “Deferred Base Rate Amount”, “Deferred CP Rate Funding Amount” or “Deferred Eurodollar Funding Amount”, in each case, as defined in any Variable Funding Note Purchase Agreement.

“Definitive Notes” shall have the meaning ascribed to it in Section 2.01(b).

“Definitive Term Notes” shall have the meaning ascribed to it in Section 2.01(b).

“Definitive Variable Funding Notes” shall have the meaning ascribed to it in Section 2.01(a).

“Delinquent Tenant Lease” shall mean any Tenant Lease included in the Collateral (other than a Defaulted Asset), with respect to which any amounts due thereunder becomes delinquent for 60 or more consecutive days.

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“Depositary Participants” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers and pledges of securities deposited with the Depositary.

“Discretionary Capital Expenditures” shall mean (i) non-recurring Capital Expenditures made to enhance the Operating Revenues of Data Centers, such as to accommodate expansion for additional tenant equipment and (ii) other non-recurring Capital Expenditures made to decrease the Operating Expenses of the Data Centers.

“Disposition Price” shall mean, with respect to any disposition of any Data Center, an amount with respect to such Data Center equal to (i) if (w) the pro forma DSCR after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition, is equal to or greater than 1.85x, (x) the Class A LTV Ratio after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition is less than or equal to (A) on or prior to the third anniversary of the Initial Closing Date, 65.0% or (B) following the third anniversary of the Initial Closing Date 70.0%, (y) the Class B LTV Ratio after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition is less than or equal to (A) on or prior to the third anniversary of the Initial Closing Date, 75.0% or (B) following the third anniversary of the Initial Closing Date 80.0%, and (z) the Class C LTV Ratio after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition is less than or equal to (A) on or prior to the third anniversary of the Initial Closing Date, 80.0% or (B) following the third anniversary of the Initial Closing Date 85.0%, then $0 and (ii) if (w) the pro forma DSCR after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition, is less than 1.85x, (x) the Class A LTV Ratio after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition is greater than (A) on or prior to the third anniversary of the Initial Closing Date, 65.0% or (B) following the third anniversary of the Initial Closing Date, 70.0%, (y) the Class B LTV Ratio after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition is greater than (A) on or prior to the third anniversary of the Initial Closing Date, 75.0% or (B) following the third anniversary of the Initial Closing Date, 80.0%, or (z) the Class C LTV Ratio after giving effect to the disposition of such Data Center and any prepayment of Term Notes occurring concurrently with such disposition is greater than (A) on or prior to the third anniversary of the Initial Closing Date, 80.0% or (B) following the third anniversary of the Initial Closing Date, 85.0%, then, the greater of (a) 125% of the Allocated Note Amount for such Data Center and (b) the amount, if any, of principal of the Term Notes of any Series the repayment of which is necessary to cause the pro forma DSCR after giving effect to the disposition of such Data Center and any prepayment (and any issuance) of Term Notes occurring concurrently with such disposition, to be greater than or equal to 1.85x.

“Division” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, the division of such Person into two or more domestic limited liability companies (whether or not the original Person survives such division) pursuant to and in accordance with § 18-217 of Title 6 of Delaware Code.

“DSCR” shall mean, as of any date, the ratio of (i) the excess, if any, of (a) the Annualized Adjusted Net Operating Income as of such date over (b) the Annualized Targeted Maintenance Capital Expenditures as of such date to (ii) the sum of (a) the amount of interest (other than any Contingent Interest or Deferred Contingent Interest) and, with respect to any Class A-1 Notes, any accrued and unpaid VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Class A-1 Notes under any Variable Funding Note Purchase Agreement in respect thereof, that the Co-Issuers will be required to pay over the succeeding twelve Payment Dates on the aggregate Note Principal Balance of the Notes and (b) the amount of the Indenture Trustee Fees and the Servicer Fees payable during such period, assuming that (a) the Note Rate for the related Interest Accrual Periods will be equal to the then-current Note Rate and (b) the Note Principal Balance of the Notes that will be Outstanding on the Payment Date following the date of determination will remain Outstanding during such period, unless the DSCR is being calculated in connection with the issuance of Additional Notes, in which case, the assumed aggregate Note Principal Balance of the Notes that will be Outstanding during such period will be increased by the Initial Class Principal Balance of each Class of such Additional Notes.

“DTC Custodian” shall mean the Indenture Trustee, in its capacity as custodian of any Series or Class of Global Notes for DTC.

“Early Termination Fee” shall mean, with respect to any Tenant Lease, (x) any amount payable to an Asset Entity in connection with any termination of such Tenant Lease (in whole or in part) earlier than the stated termination date set forth therein and (y) any capital contribution made by the Parent in connection with the termination of any Early Terminated Tenant Lease as set forth in Section 3(d) of the Management Agreement.

“Early Termination Fee Prepayment Amount” shall mean, as of any date of determination, with respect to any Early Terminated Tenant Lease, an amount equal to the excess of (x) the Early Termination Fee with respect to such Early Terminated Tenant Lease over (y) all Available Terminated Tenant Lease Rent Amounts transferred to the applicable Collection Account prior to such date.

“Early Termination Fee Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.06.

“Early Terminated Tenant Lease” shall mean any Tenant Lease that is subject to a full or partial termination (including, without limitation, by reducing the Leased Capacity contracted to be provided under such Tenant Lease).

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10, which institution, in either case, has a combined capital and surplus of at least $100,000,000 and has corporate trust powers and is acting in its fiduciary capacity and for which a Rating Agency Confirmation has been received.

“Eligible Bank” shall mean a bank that satisfies the Rating Criteria.

“Eligible Data Centers” shall mean, as of any date of determination, a data center that satisfies each of the following criteria:

(i)          such data center is located in one of the G-7 Countries or Israel unless a Rating Agency Confirmation has been obtained; provided that with respect to any Data Center that is not located in a G-7 Country, such Data Center will only constitute an Eligible Data Center if, as of any date of determination, the aggregate Appraised Value for all Data Centers not located in a G-7 Country is less than 50% of the aggregate Appraised Value for all Appraised Eligible Data Centers;

(ii)         such data center is (x) owned directly or indirectly by an Asset Entity in fee simple absolute or, in the case of a Data Center located in Québec, through an ownership interest (real rights) in immovable property or (y) leased under a Ground Lease or, in the case of a Data Center located in Québec, an emphyteutic lease, in each case, free and clear of Liens (other than Permitted Encumbrances);

(iii)         the U.S. Co-Issuer or Canadian Co-Issuer has provided to the Indenture Trustee a Mortgage and a Title Policy with respect to such data center and has provided to such title company issuing such Title Policy the Mortgage to be submitted for recording in the appropriate office of real property records and a survey or certificate of location with respect to such data center; provided that the requirement set forth in this clause (iii) shall be deemed satisfied for purposes of the First Collateral Date so long as such policies are delivered to the Indenture Trustee no later than 15 days after the Initial Closing Date;

(iv)         such data center is not subject to any outstanding tax liens or condemnation proceedings;

(v)         such data center is in compliance with all applicable regulations and has all necessary permits and licenses, unless, in the case of any such permit or license required to be obtained by the Tenant, the failure by such Tenant to obtain such permit or license would not materially and adversely affect the Asset Entity’s interest in such data center;

(vi)         the Obligors have delivered to the Indenture Trustee and the Servicer a Phase I environmental report on each such data center, and if such Phase I environmental report reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental report, and such report concludes that such data center does not contain any Hazardous Materials in material violation of applicable Environmental Law;

(vii)         such data center is not, and no interest of the Obligors therein is, subject to any Lien (other than Permitted Encumbrances) or any negative pledge; and

(viii)         the Obligors have completed architectural, structural and other due diligence at such data center (consistent with the Managers’ existing standards and practices) with no material adverse findings and the data center is otherwise free of all material structural, architectural or title defects and is free of material deferred maintenance.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.

“Environmental Assessment” shall have the meaning ascribed to it in Section 10.02(f).

“Environmental Laws” shall mean all applicable statutes, ordinances, codes, orders, decrees, laws, rules or regulations of any Governmental Authority pertaining to or imposing liability or standards of conduct concerning environmental protection (including, without limitation, regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Data Centers including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any state superlien and environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any historic preservation or similar laws of any Governmental Authority relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.

“Equity Cure Contribution” means, with respect the any monthly period, any cash contribution made to the Co-Issuers at any time prior to the latest Rated Final Payment Date for any Series of Notes Outstanding to make deposits into the Specified Material Tenant Lease Reserve Sub-Accounts in accordance with Section 5.05 of this Indenture.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person that, together with the first Person, is treated as a single employer Section 414(b), (c), (m) or (o) of the Code.

“EU Risk Retention Requirement” shall mean the requirement accepted by the Parent to retain, on an ongoing basis, a material net economic interest of not less than five percent in the securitisation as determined in accordance with Article 6 of the Securitisation Regulation.

“Euroclear” shall mean the Euroclear System.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excess Cash Flow” shall mean, with respect to any Payment Date, amounts remaining in the Debt Service Sub-Account on such Payment Date after payment of all amounts required to be paid on such Payment Date pursuant to Section 5.01(g)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Data Centers” shall have the meaning ascribed to it in Section 15.19.

“Executed Forward Starting Lease” shall mean a Tenant Lease for which the Tenant is not required to pay rent or is required to pay rents at a reduced rate (i.e., less than the Rent based on the full Leased Capacity), in either case, for a specified time and such Tenant (or the applicable Executed Forward Starting Lease, as applicable) is any of (a) an existing Tenant in good standing, (b) has an investment grade rating from an NRSRO, (c) has a market capitalization exceeding $5 billion at the time of execution of the applicable Executed Forward Starting Lease, (d) the applicable Executed Forward Starting Lease is guaranteed by a third-party that is rated investment grade by an NRSRO or (e) is a wholly-owned foreign subsidiary of a third-party that is rated investment grade by an NRSRO.

“Executed Forward Starting Lease Rent Commencement Date” shall mean, with respect to any Executed Forward Starting Lease the date that the related Tenant is obligated to pay rent with respect to the full amount of the Leased Capacity pursuant to such Tenant Lease.

“Executed Forward Starting Lease Reserve Amount” shall mean, as of any date of determination with respect to an Executed Forward Starting Lease Reserve Sub-Account, the sum of the excess of (x) up to the maximum base rent under each such Executed Forward Starting Lease over the succeeding 18 month period based on the full Leased Capacity (without giving effect to any escalations) multiplied by 12 over (y) the aggregate Rent actually required to be paid under such Executed Forward Starting Lease over the succeeding twelve month period (without giving effect to any escalations); provided that if the required Capital Expenditures for an Executed Forward Starting Lease exceeds the Available Capital Expenditure Amount for such Tenant Lease and the Executed Forward Starting Lease’s Commencement is subject to such Capital Expenditures by any Obligor, then the Executed Forward Starting Lease Reserve Amount available to be deposited into the Executed Forward Starting Lease Reserve Sub-Account with respect to such Executed Forward Starting Lease shall be reduced to exclude any rent amounts for which there are no Available Capital Expenditure Amounts; provided further, that amounts reserved in a foreign currency are converted to USD at the applicable FX Rate for the purpose of including these funds in the definition of Annualized Adjusted Net Operating Income.

“Executed Forward Starting Lease Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.07.

“Executive Officer” shall mean, with respect to any corporation or limited liability company, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Executive Vice President, any Senior Vice President, the Chief Accounting Officer, any Vice President, the Secretary or the Treasurer of such corporation or limited liability company and, with respect to any partnership, any individual general partner thereof or, with respect to any other general partner, any such officer of such general partner.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Initial Closing Date (or any amended or successor version of such sections that is substantially comparable and not materially more onerous to comply with), or any regulations or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction entered into in connection with the implementation thereof (or any law implementing such an intergovernmental agreement).

“FATCA Withholding Tax” shall mean any withholding or deduction required pursuant to FATCA.

“Financial Statements” shall mean the consolidated statement of operations, statement of members’ equity, statement of cash flow and balance sheet of the Obligors.

“First Collateral Date” shall mean, with respect to any Data Center, the later of (i) the Initial Closing Date and (ii) the date of addition of such Data Center as an Additional Data Center.

“FX Rate” shall mean, as of any date of determination, the three-month average of foreign exchange rate that the Co-Issuers were able to exchange the applicable foreign currency to USD, which rate may be replaced at the option of the Series 2020-1 Class A-1 Administrative Agent if unavailable at any time.

“G-7 Countries” shall mean each of Canada, France, Germany, Italy, Japan, the United Kingdom and the United States.

“GAAP” shall mean, as applicable, Canadian Generally Accepted Accounting Principles or United States Generally Accepted Accounting Principles, in each case, in effect from time to time.

“Global Notes” shall mean Rule 144A Global Notes and Regulation S Global Notes.

“Governmental Authority” shall mean with respect to any Person, any federal, state, provincial or territorial government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Grant” shall mean to create a security interest in, or to mortgage, any property now owned or at any time hereafter acquired or any right, title or interest that may be acquired in the future.

“Ground Lease” shall mean a ground lease or emphyteutic lease (or sublease) interest granted to an Asset Entity in land by the owner of a fee interest in such land or the lessee of such land pursuant to an agreement in writing; provided that a “Ground Lease” shall not refer to any ground lease where an Asset Entity is the landlord under such lease.

“Ground Lease Data Center” shall mean each Data Center that is situated on land that one of the Asset Entities leases (or subleases) pursuant to a Ground Lease.

“Ground Lease Default” shall have the meaning ascribed to it in Section 7.23(c).

“Ground Lease Term” shall mean any amendment or modification to a Ground Lease that (i) after giving effect to the terms of such amendment or modification, would result in a material reduction of the DSCR (when compared against the DSCR as of the most recent Closing Date) or (ii) would reduce the term (including any extension options) of such Ground Lease.

“Ground Lessors” shall mean the landlords under the Ground Leases.

“Guaranteed Obligations” shall have the meaning ascribed to it in Section 16.01.

“Guarantors” shall mean the U.S. Guarantor and the Canadian Guarantors, collectively.

“Guaranty” shall mean with respect to a Tenant Lease, the guarantee of obligations and performance thereunder of the respective Tenant made by a parent entity of such Tenant in favor of the respective Asset Entity as lessor.

“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other similar formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ tenant’s, or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register.

“Impositions” shall mean (i) all real estate and personal property taxes (net of abatements, reductions or refunds of real estate or personal property taxes relating to the Data Centers applicable to and actually received or credited during the corresponding period) paid or payable by any Asset Entity and other taxes, levies, assessments and similar charges assessed by Governmental Authorities on a Data Center (including any payments in lieu of taxes) and (ii) all rents payable by any Obligor relating to a Data Center or upon the ownership, use, occupancy or enjoyment thereof, including, without limitation, any ground rents relating to the Data Centers.

“Improvements” shall mean all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on the Data Centers and owned by any of the Asset Entities.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, provided that reimbursement or indemnity obligations related to surety bonds or letters of credit incurred in the ordinary course of business and fully secured by cash collateral shall not be considered “Indebtedness” hereunder.

“Indenture” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Supplement” shall mean an indenture supplemental to this Indenture, any Series Supplement or any Notes.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Trustee Fee” shall mean the fee to be paid monthly in arrears on each Payment Date for the Interest Accrual Period ending on or immediately preceding such Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee in an amount equal to the sum of (i) $500 for each Series of Variable Funding Notes outstanding on such Payment Date and (ii) $1,250 for each Series of Term Notes outstanding on such Payment Date (or $1,750 as of the Initial Closing Date).

“Indenture Trustee Report” shall have the meaning ascribed to it in Section 11.12(d).

“Independent” shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Obligors, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or the Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of, Section 15.01 made by an Independent certified public accountant or other expert appointed by an Issuer Order, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Indenture and that the signer is Independent within the meaning thereof.

“Initial Class Principal Balance” shall mean, with respect to any Class of Term Notes or Variable Funding Notes, the aggregate initial principal balance of all Term Notes or Variable Funding Notes of that Class on the date of issuance; provided that upon the payment in full of all Notes of a particular Series such Term Notes or Variable Funding Notes shall no longer be included in the “Initial Class Principal Balance” of the relevant Class.

“Initial Closing Date” shall mean June 5, 2020.

“Initial Purchaser” or “Initial Purchasers” with respect to a particular Series, if any, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Initial Request” shall have the meaning ascribed to it in Section 15.26(a).

“Institutional Accredited Investor” shall mean an “accredited investor” within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) of Regulation D of the Securities Act or an entity owned entirely by other entities that fall within such paragraphs.

“Insurance Policies” shall have the meaning ascribed to it in Section 7.05.

“Insurance Premiums” shall mean the annual insurance premiums for the Insurance Policies required to be maintained by the Asset Entities with respect to the Data Centers under Section 7.05.

“Insurance Proceeds” shall mean all of the proceeds received under the Insurance Policies (other than liability insurance) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Obligors other than liability in respect of a covered loss thereunder. For the avoidance of doubt, “Insurance Proceeds” shall not include any proceeds of policies of insurance not described above, such as business interruption insurance and liability insurance, which shall be treated as provided in Section 7.06(b).

“Interest Accrual Period” shall mean, for each Payment Date, (i) with respect to any Term Notes, the period from and including the twenty-first (21st) day of the calendar month in which the immediately preceding Payment Date was scheduled to occur without giving effect to any Business Day adjustment (or, with respect to the initial period for a Series, the Closing Date for such Series) to but excluding the twenty-first (21st) day of the calendar month that includes the date on which the then-current Payment Date is scheduled to occur, without giving effect to any Business Day adjustment and (ii) with respect to any Variable Funding Notes, the “VFN Interest Accrual Period” as defined in the Series Supplement for such Series of Variable Funding Notes.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Involuntary Bankruptcy” shall mean (i) in respect of any Person other than the Canadian Manager and any Canadian Obligor, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any of the Guarantors, the Managers, the Co-Issuers or any of the Asset Entities is a debtor or any Assets of any such entity, any Tenant Leases, any portion of the Data Centers, and/or any other Collateral is property of the estate therein, and (ii) in respect of the Canadian Manager and any Canadian Obligor, any petition is filed, application made or other proceeding instituted against or in respect of such Person (a) seeking to adjudicate such Person as insolvent; (b) seeking a receiving order against such Person under the BIA; (c) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of such Person or its debts or any other relief under any federal, provincial, territorial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the CCAA and any applicable corporations legislation) or at common law or in equity; or (d) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for such Person or any substantial part of its property.

“Involuntary Obligor Bankruptcy” shall have the meaning ascribed to it in Section 7.20.

“Issuer Order” and “Issuer Request” shall mean a written order or request signed in the name of the Co-Issuers by any one of their Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit G.

“KBRA” shall mean Kroll Bond Rating Agency, LLC

“Knowledge” whenever used in this Indenture or any of the other Transaction Documents, or in any document or certificate executed pursuant to this Indenture or any of the other Transaction Documents, (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity (or, in the case of the Indenture Trustee, any Responsible Officer); and (ii) also to the knowledge of the person signing such document or certificate.

“Leased Capacity” shall mean, as of any date of determination, (i) with respect to any Turn Key Tenant Lease or any other Tenant Lease (other than any Powered Shell Tenant Lease), the critical load power allocated to the related Tenant under the related Tenant Lease as of such date and (ii) with respect to any Powered Shell Tenant Lease, the amount of rentable square feet leased to the related Tenant under the related Tenant Lease as of such date.

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Leverage Annualized Adjusted Net Operating Income” shall mean, as of any date of determination, the excess of (i) the sum, without duplication, of (A) the aggregate Annualized Adjusted Base Rent for all Tenant Leases related to an Eligible Data Center as of such date and (B) the sum of the Pass- Through Payment Amount Differentials with respect to each of the immediately preceding twelve calendar months as of such date, (C) the Aggregate Available Terminated Tenant Lease Rent Amount as of such date and (D) the sum of any additional revenue received for services provided over the preceding twelve calendar months over (ii) the sum, without duplication, as of such date, of (A) the sum of all Priority Expenses for the immediately preceding twelve calendar months other than Priority Expenses that are Pass-Through Data Center Expenses (provided that, with respect to any Data Center or Asset Entity owned or operated by the Co-Issuers or their affiliates for less than twelve calendar months prior to such date the amount in this clause (A) shall be the sum of all Priority Expenses that are not Pass-Through Data Center Expenses that are reasonably believed by the Managers to have been incurred with respect to any Data Center or Asset Entity during the immediately preceding twelve calendar month period), (B) management fees, in the aggregate, equal to 3.0% of the Annualized Adjusted Base Rent for all Tenant Leases, and (C) annualized Operating Expenses with respect to the most recently ended Collection Period associated with the revenue received during such Collection Period; provided that during the occurrence of a Material Specified Tenant Lease Event, if the aggregate Annualized Adjusted Base Rent for all Tenant Leases that relate to Executed Forward Starting Leases exceeds 30.0% of Leverage Annualized Adjusted Net Operating Income, then the amount of such excess aggregate Annualized Adjusted Base Rent over 30.0% of such Leverage Annualized Adjusted Net Operating Income shall be excluded from the Leverage Annualized Adjusted Net Operating Income; provided further, that amounts payable in any foreign currency are converted to USD at the applicable FX Rate; provided, further, that the preceding proviso may be amended at the request of the Co-Issuers upon the receipt of a Rating Agency Confirmation.

“Liquidation Expenses” shall mean all customary and reasonable out-of-pocket costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of the Guarantors, the Co-Issuers, the Asset Entities, the Other Entities, any of their respective Assets, any Tenant Leases, any Data Centers or any other Collateral and the proceeds of any of the foregoing (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes, appraisal fees and fees in connection with the preservation and maintenance of any of the foregoing).

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Liquidation Proceeds” shall mean all cash amounts (other than Insurance Proceeds or Condemnation Proceeds) received by the Indenture Trustee in connection with: (a) the full, discounted or partial liquidation of a Data Center, the Guarantors, the Co-Issuers, the Asset Entities, any of their respective Assets, any Tenant Lease or any other Collateral constituting security for the Notes, the U.S. Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement or any proceeds of any of the foregoing following default, through the Servicer’s sale, foreclosure sale or otherwise, exclusive of any portion thereof required to be released to the grantor of any such Collateral or owner of such Assets in accordance with applicable law and/or the terms and conditions of this Indenture or the other Transaction Documents; or (b) the realization upon any deficiency judgment obtained against such Person.

“Liquidity Reserve Expense Draw Amount” shall mean, with respect to any Business Day during any Collection Period, an amount of funds equal to the excess, if any, of (a) the sum of (i) the Monthly Expense Amount and (ii) any Operating Expenses and Maintenance Capital Expenditures in excess of the Monthly Expense Amount that has been approved by the Servicer, in each case for such Collection Period (or any portion thereof as determined by the Managers) over (b) the amount of Available Funds available to pay such Monthly Expense Amount and such excess Operating Expenses and Maintenance Capital Expenditures pursuant to Section 5.01(a)(vii) and Section 5.01(a)(ix), respectively, on any Application Dates on or before such Business Day for which such Collection Period is the Relevant Collection Period.

“Liquidity Reserve Interest Draw Amount” shall mean, with respect to any Payment Date, an amount equal to the excess, if any, of (a) the Monthly Payment Amount with respect to such Payment Date over (b) the sum of (i) the balance in the Debt Service Sub-Account available to pay such Monthly Payment Amount on such Payment Date in accordance with Section 5.01(g) and (ii) the amount of any Debt Service Advances made by the Servicer or the Indenture Trustee in respect of such Monthly Payment Amount on or before such Payment Date; provided that during an Amortization Period or an ARD Period for any Series of Class A Notes, such Liquidity Reserve Interest Draw Amount shall be calculated only with respect to the Class A Notes.

“Liquidity Reserve Priority Expense Draw Amount” shall mean, on any Business Day, an amount of funds equal to the excess, if any, of (a) any Priority Expenses due and payable on or prior to the Business Day immediately succeeding such Business Day over (b) the aggregate amount of funds on deposit in the Priority Expense Reserve Sub-Accounts available to pay such Priority Expenses on such Business Day.

“Liquidity Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.08.

“Lock Box Account” shall mean one or more lock box accounts established and maintained by the U.S. Co-Issuer or the Canadian Co-Issuer, or its designee, in the name of the applicable Asset Entity and into which Tenants shall have been directed to pay Rent and other sums owing to the Asset Entities, and into which the Obligors will deposit Receipts pursuant to Section 7.14.

“Lock Box Bank” shall mean the bank at which a Lock Box Account is maintained.

“Loss Proceeds” shall mean, collectively, all Insurance Proceeds and all Condemnation Proceeds.

“MAI” shall mean a designation signifying that the designee is a member of the “Appraisal Institute,” a real estate appraisers and valuation professionals trade group.

“Maintenance Capital Expenditures” shall mean Capital Expenditures made for the purpose of maintaining any Data Center or complying with applicable laws, regulations, ordinances, statutes, codes, or rules applicable to such Data Center, but shall exclude (x) acquisition expenses made to acquire a Data Center and (y) Discretionary Capital Expenditures.

“Management Agreements” shall mean the U.S. Management Agreement and the Canadian Management Agreement, collectively.

“Management Fee” shall mean a fee payable to the applicable Manager, for each Collection Period, equal to the Management Fee Percentage of the aggregate Rent (other than Pass-Through Data Center Expenses) received by the applicable Asset Entities managed by such Manager with respect to all Tenant Leases for the applicable Data Centers for such Collection Period in the same currency as the corresponding aggregate base rent is received.

“Management Fee Percentage” shall mean 3.0%; provided, however, that the Management Fee Percentage used to calculate the Management Fee payable to any Manager that is not an Affiliate of the Obligors that succeeds the U.S. Manager or the Canadian Manager, as applicable, may be less, but not more, than 3.0%, unless approved by the Servicer.

“Managers” shall mean the U.S. Manager and the Canadian Manager, collectively.

“Manager Advances” shall have the meaning set forth in the Management Agreements.

“Material Adverse Effect” shall mean, (i) a material adverse effect (which may include economic or political events) upon the business, operations, or condition (financial or otherwise) of the Obligors and the Guarantors (taken as a whole), or (ii) the material impairment of the ability of the Obligors and the Guarantors (taken as a whole) to perform their obligations under the Transaction Documents (taken as a whole), or (iii) a material adverse effect on the use, value or operation of the Data Centers (taken as a whole). In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then- occurring events and existing conditions result in a Material Adverse Effect (taking into account the benefit of any Title Policy or Insurance Policies).

“Material Agreement” shall mean any written contract or agreement, or series of related written agreements, by any Obligor relating to the ownership, management, use, operation, co-location, leasing, maintenance, repair or improvement of the Data Centers under which there is an obligation of an Obligor, in the aggregate, to pay, or under which any Obligor receives in compensation, more than $1,000,000 per annum, excluding (i) the Management Agreements, (ii) the Tenant Leases and (iii) any agreement which is terminable by an Obligor on not more than 90 days’ prior written notice without any fee or penalty.

“Material Tenant Lease” shall mean each Tenant Lease, or series of related Tenant Leases, by any Tenant (and such Tenant’s Affiliates) of space at one or more of the Data Centers which (x)(a) provides for annual rent or other payments in an amount equal to or greater than $250,000, and (b) may not be cancelled by the applicable Tenant (or related Affiliate) on 30 days’ notice without payment of a termination fee, penalty or other cancellation fee, or (y) obligates any of the Asset Entities to make any improvements to the Data Centers either directly or through cash allowances (including, without limitation, free rent, tenant improvement allowances, or landlord’s construction work) to the applicable Tenant (and related Affiliates) in excess of $100,000.

“Member” shall mean, individually or collectively, any entity which is now or hereafter becomes the managing member or shareholder of any of the Obligors under such Persons’ limited liability company operating agreement (other than the sole member of any single member limited liability company) or articles.

“Monthly Expense Amount” shall mean, for any Collection Period, the lesser of

(x) the actual Operating Expenses and Maintenance Capital Expenditures for the Asset Entities for such Collection Period and (y) the sum of (1) the Budgeted Operating Expenses of each Asset Entity for such Collection Period and (2) the product of (A) the Annualized Targeted Maintenance Capital Expenditures for the Data Centers owned by such Asset Entities as of the last day of such Collection Period and (B) the number of days in such Collection Period divided by 360.

“Monthly Payment Amount” shall mean, for any Payment Date, the Accrued Note Interest due and payable on such Payment Date.

“Monthly Report” shall mean the “Manager Report” as defined in the Management Agreements.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, hypothec, deed of trust, deed to secure debt, trust deed or other security document entered into by an Asset Entity in favor of the Indenture Trustee for the benefit of the Noteholders creating a Lien on a Data Center, in such form as reasonably agreed between the Co-Issuers and the Servicer, as the same may have been, or may be, assigned, modified or amended from time to time.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NRSRO” shall mean a nationally recognized statistical rating organization.

“Non-Core Assets” shall mean assets owned by an Asset Entity associated with a Data Center, but not necessary for the operation or use of the related Data Center.

“Nonrecoverable Advance” shall mean any Nonrecoverable Debt Service Advance or Nonrecoverable Servicing Advance.

“Nonrecoverable Debt Service Advance” shall mean, as evidenced by a certificate of an authorized officer of the determining party, any portion of a Debt Service Advance previously made or to be made in respect of the Notes that, together with any unreimbursed Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in accordance with the Servicing Standard or in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, other insurance proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or from any funds on deposit in the Collection Accounts. In making such determination, the relevant party may consider only the obligations of the Obligors and the Guarantors under the terms of the Transaction Documents as they may have been modified, the related Data Centers in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, that the Servicer determines should be taken into account in accordance with the Servicing Standard, including but not limited to an estimate of future expenses (including expenses that could be incurred by the Servicer or Indenture Trustee in a bankruptcy proceeding affecting the Obligors or the Guarantors), timing of recovery (including delays that could be expected by the Servicer in a bankruptcy proceeding affecting the Obligors), any deteriorating value of the Collateral, the inherent risk of a protracted period to complete liquidation or the potential inability and cost to liquidate collateral, including, but not limited to, as a result of intervening creditor claims or of a bankruptcy proceeding affecting an Obligor or the Guarantors and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Tenant Leases, the direct and indirect equity interests in the Asset Entities, available cash on deposit in the Lock Box Accounts attributable to the Tenant Leases and the Collection Accounts (only to the extent available to repay Advances, with interest thereon, and only to the extent the cash therein is or will not be restricted, delayed or unavailable as a result of any bankruptcy, receivership or similar judicial proceeding relating to any Obligor or Guarantor) and the net proceeds derived from any of the foregoing. The relevant party may update or change its nonrecoverability determination at any time. Any such determination of nonrecoverability will be conclusive and binding on the Indenture Trustee (in the case of a determination made by the Servicer) and the Noteholders (in the case of a determination made by the Servicer or the Indenture Trustee) so long as it was made in accordance with the Servicing Standard (in the case of the Servicer).

“Nonrecoverable Servicing Advance” shall mean, as evidenced by a certificate of an authorized officer of the determining party, any portion of a Servicing Advance previously made or to be made in respect of the Notes or a Data Center that, together with any unreimbursed Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in accordance with the Servicing Standard or in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, other insurance proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or such Data Center or from any funds on deposit in the Collection Accounts. In making such determination, the relevant party may consider only the obligations of the Obligors and the Guarantors under the terms of the Transaction Documents as they may have been modified, the related Data Centers in “as is” or then- current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, that the Servicer determines should be taken into account in accordance with the Servicing Standard, including but not limited to an estimate of future expenses (including expenses that could be incurred by the Servicer or Indenture Trustee in a bankruptcy proceeding affecting the Obligors or the Guarantors), timing of recovery (including delays that could be expected by the Servicer in a bankruptcy proceeding affecting the Obligors or any Guarantor), any deteriorating value of the Collateral, the inherent risk of a protracted period to complete liquidation or the potential inability and cost to liquidate collateral, including, but not limited to, as a result of intervening creditor claims or of a bankruptcy proceeding affecting an Obligor or the Guarantors and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Tenant Leases, the direct and indirect equity interests in the Asset Entities, available cash on deposit in the Lock Box Accounts attributable to the Tenant Leases and the Collection Accounts (only to the extent available to repay Advances, with interest thereon, and only to the extent the cash therein is or will not be restricted, delayed or unavailable as a result of any bankruptcy, receivership or similar judicial proceeding relating to any Obligor or Guarantor) and the net proceeds derived from any of the foregoing. The relevant party may update or change its nonrecoverability determination at any time. Any such determination of nonrecoverability will be conclusive and binding on the Indenture Trustee (in the case of a determination made by the Servicer) and the Noteholders (in the case of a determination made by the Servicer or the Indenture Trustee) so long as it was made in accordance with the Servicing Standard (in the case of the Servicer).

“Note Owners” shall mean, with respect to any Book-Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depositary or on the books of a Depositary Participant or on the books of an indirect participating brokerage firm for which a Depositary Participant acts as agent.

“Note Principal Balance” shall mean, for any individual Note as of any date of determination, (x) with respect to any Variable Funding Notes, the outstanding principal balance of such Note on such date, and (y) with respect to any Term Note, (i) the initial principal balance of such Note on the date of issuance of such Note, as set forth on the face thereof, less (ii) any payment of principal made in respect of such Note up to and including such determination date, plus (iii) with respect to any Class B Note or Class C Note, the aggregate amount of any PIK Interest with respect to such Note.

“Note Rate” with respect to any Term Note or Variable Funding Note of a Class and a Series, shall mean the interest rate applicable thereto as set forth in the Series Supplement for such Term Note or Variable Funding Note of such Class and Series.

“Note Register” and “Note Registrar” shall mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Notes” shall mean the Term Notes and the Variable Funding Notes issued by the Co-Issuers pursuant to this Indenture and the Series Supplements.

“Noteholder Tax Identification Information” shall mean information and/or properly completed and signed tax certifications provided by a recipient of payments that is sufficient (i) to eliminate the imposition of or determine the amount of any withholding of tax, including FATCA Withholding Tax, (ii) to determine that such recipient of payments has complied with such recipient’s obligations under FATCA or (iii) to otherwise allow the U.S. Co-Issuer, Canadian Co-Issuer, Paying Agent and Indenture Trustee to comply with their respective obligations under FATCA.

“Obligations” shall mean the unpaid principal amount of the Outstanding Notes, accrued interest thereon and all other obligations, liabilities and indebtedness of every nature to be paid or performed by any of the Guarantors or Obligors under the Transaction Documents, including fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code, the BIA, the CCAA or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect by or against any of the Guarantors or Obligors, and the performance of all other terms, conditions and covenants under the Transaction Documents.

“Obligors” shall have the meaning ascribed to it in the preamble hereto.

“Offering Memorandum” with respect to a Series, if applicable, shall have the meaning ascribed to it in the Series Supplement for such Series, if applicable.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the U.S. Co-Issuer, the Canadian Co-Issuer or a Manager, and delivered to the Indenture Trustee or the Servicer, as applicable.

“Omitted Payable Sums Certification” shall have the meaning set forth in the Servicing Agreement.

“Operating Budget” shall mean, collectively, the budgets set forth in Section 8 of each Management Agreement, as may be amended pursuant to Section 7.02(b).

“Operating Expenses” shall mean, for any period, all operating expenses accrued and related to the ownership, operation or maintenance of any Data Center for such period determined in accordance with GAAP (including, but not limited to, site operations labor, repairs and preventative maintenance, utilities (other than utilities included as Pass-Through Data Center Expenses) and security, but specifically excluding the Management Fee payable by the Obligors and the cost of portfolio support personnel provided by the Managers) for such period; provided that Operating Expenses shall not include, without duplication, (x) Maintenance Capital Expenditures or (y) Priority Expenses. For the avoidance of doubt, Operating Expenses shall not include Pass-Through Data Center Expenses.

“Operating Revenues” shall mean all revenues of the Asset Entities from the ownership, operation or maintenance of the Data Centers or otherwise arising in respect of the Data Centers that are properly allocable to the Data Centers for such period in accordance with GAAP (excluding amounts collected from Tenants which constitute Pass-Through Data Center Expenses, pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of such Tenant’s obligations for rent during such period) excluding the impact on revenue of accounting for Tenant Leases with fixed escalators on a straight-line basis as required under GAAP, as compared to a billed and earned basis.

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof.

“Optional Application Date” shall mean up to one Business Day following the Scheduled Application Date during the month in which such Scheduled Application Date occurs identified by the Managers to the Indenture Trustee and the Servicer in accordance with Section 5.01(a) as an “Optional Application Date.”

“Other Entities” shall have the meaning ascribed to it in the preamble hereto.

“Other Company Collateral” shall have the meaning ascribed to it in Section 14.01.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee, the Workout Fee, the Data Center Acquisition Fee, the Consent Fee and the Data Center Release Fee.

“Outstanding” shall mean, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(a)        Notes theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b)        Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Co-Issuers) in trust for the Holders of such Notes (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee);

(c)        Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first- mentioned Notes are held by a protected purchaser; provided, however, that in determining whether the Holders of the requisite Class Principal Balances of all Classes of Outstanding Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any other Transaction Document, Notes owned by the U.S. Co-Issuer, the Canadian Co-Issuer, or any other obligor upon the Notes or any Affiliate of the foregoing Persons shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes identified as being so owned in an Officer’s Certificate of the Co-Issuers delivered to the Indenture Trustee shall be so disregarded. Upon the written request of the Indenture Trustee, the Co-Issuers shall furnish to the Indenture Trustee promptly an Officers’ Certificate identifying all Notes, if any, actually known by the Co-Issuers to be owned by an Obligor or any Affiliate thereof, and the Indenture Trustee shall be entitled to accept and rely upon such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not identified therein are outstanding for the purpose of any determination. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not an Obligor, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Parent” shall mean Compass Datacenters, LLC, a Delaware limited liability company.

“Pass-Through Data Center Expenses” shall mean all amounts payable by Tenants pursuant to Tenant Leases for utilities (including electricity), maintenance costs, taxes (including VAT, GST, PST and HST), insurance, Impositions and other operating expenses.

“Pass-Through Payment Amount Differential” shall mean, with respect to any calendar month, an amount (which may be positive or negative) equal to (x) all amounts paid by the Tenants during such month in respect of Pass-Through Data Center Expenses minus (y) the costs incurred to supply the services with respect to which such Pass-Through Data Center Expenses relate.

“Paying Agent” shall initially be (x) the Indenture Trustee, who is hereby authorized by the Co-Issuers to make payments as agent of the Co-Issuers from the Debt Service Sub-Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Co-Issuers, or (y) any successor appointed by the Indenture Trustee who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.07 and (ii) is authorized to make payments from the Debt Service Sub-Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall mean the 21st day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day; provided that the initial Payment Date for any Series may be specified in the Series Supplement for such Series. The Payment Date with respect to any Collection Period is the Payment Date immediately succeeding such Collection Period.

“Payment Date Funds” shall have the meaning ascribed to it in Section 5.01(g).

“Percentage Interest” shall mean, with respect to any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Note on such date, and the denominator of which is the Class Principal Balance of the Class to which such Note belongs on such date. The Percentage Interest for the Class A Notes is calculated based on the outstanding principal amounts of such Class A Notes (assuming the full amount of the Class A-1 Commitment Amount that is permitted to be drawn on such date is fully drawn).

“Permitted Encumbrances” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings; (iii) zoning, subdivision and building laws and regulations of general application to the Data Centers including, without limitation, site plan agreements, development agreements and contract zoning agreements; (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (1) which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, (2) for which the Asset Entities are adequately indemnified by another party (other than an Affiliate) or (3) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect; (v) (x) easements, rights-of-way, licenses, restrictions, encroachments and other similar encumbrances, defects or irregularities in title including, without in any way limiting the generality of the foregoing, the sewers, drains, gas and water mains, steam transport, electric light and power or telephone and telegraph conduits, poles and cables, pipelines, rail tracks or zoning restrictions affecting the use of the Data Centers; and (y) any condominium declaration or similar or related document, in all cases incurred in the ordinary course of the business of the Asset Entities or, with respect to any Data Center, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Asset Entities, taken as a whole, or (2) impair the use or operations of the interest of the Asset Entity in such Data Center; (vi) Liens arising in connection with any Remedial Work (as to the Asset Entities) not in excess of $750,000 in an aggregate amount at any time outstanding, with respect to which a cash reserve in an amount equal to the remediation costs has been provided for and funded; (vii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (viii) Liens created by lease agreements, statute or common law to secure the payments of rental amounts and other sums not yet delinquent thereunder; (ix) Liens on real property that is leased or occupied pursuant to an easement created or caused by an owner or lessor thereof or arising out of the fee interest therein; (x) licenses, sublicenses, leases or subleases granted by the Asset Entities in the ordinary course of their businesses and not materially interfering with the conduct of the business of the Asset Entities; (xi) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit, bids or tenders; (xii) Liens securing the payment of judgments which do not result in an Event of Default and which are being appealed and contested in good faith, have been adequately bonded pending such appeal and with respect to which enforcement has been stayed; (xiii) Liens affecting any interest in a Data Center that are insured over by a Title Policy; and (xiv) with respect to any Ground Lease Data Center, the interest of the owner or lessor thereof.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, unlimited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“PIK Interest” means any interest on a Class B Note or Class C Note that is not paid in part or in full pursuant to Section 5.01(g)(viii), (xi), (xvi), or (xvii) and as a result is added to the Note Principal Balance of such Note as of such date.

“Placement Agent” with respect to a particular Series, shall have the meaning, if any, ascribed to it in the applicable Series Supplement.

“Plan” shall mean (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA which is subject to Title I of ERISA, (ii) any plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or provisions under any Similar Laws, and (iii) any entity whose underlying assets are deemed to include “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or any applicable Similar Laws) of any such plan, account or arrangement described in clauses (i) or (ii).

“Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Additional Interest Rate” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Note Spread” with respect to a Class and a Series of Variable Funding Notes or Term Notes, shall have the meaning ascribed to it in the Series Supplement for such Class and Series of Variable Funding Notes or Term Notes.

“Powered Shell Tenant Lease” shall mean a Tenant Lease at a Data Center pursuant to which the applicable Asset Entity leases to the related Tenant site space with access to power and connectivity at a Data Center without any other additional offerings (i.e., without backup power and cooling or other offerings) and the site space allocated to the related Tenant under such Tenant Lease is a primary basis for the economic terms of such Tenant Lease.

“PPSA” shall mean the Personal Property Security Act of the Province of British Columbia, as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation.

“PPSAs” shall mean the Personal Property Security Act of any Province of Canada, as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation.

“Pre-Existing Condition” shall have the meaning ascribed to it in Section 7.06(c).

“Prepayment Consideration” for each Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Prepayment Period” for each Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Priority Expense Amount” shall mean, with respect to each Application Date and a Priority Expense Reserve Sub-Account, an amount equal to the amount of Priority Expenses that are allocable (x) to the U.S. Data Centers, (y) to the Canadian Data Centers, or (z) to any other Eligible Data Centers and that are payable in USD, CAD or another foreign currency, as applicable, in each case that are reasonably expected by the applicable Manager to be due and payable during the Collection Period immediately succeeding the Relevant Payment Date for such Application Date.

“Priority Expenses” shall mean, collectively, (i) Impositions, (ii) annual premiums for insurance the Asset Entities are required to maintain with respect to the Data Centers (or the Asset Entities’ respective proportional share of premiums with respect to general liability insurance policies maintained by Affiliates of the Co-Issuers), (iii) premiums with respect to casualty insurance policies maintained by the Asset Entities (or the Asset Entities’ respective proportionate share of premiums with respect to casualty insurance policies maintained by Affiliates of the Co-Issuers) to insure casualties not otherwise insured by a Tenant due to a default by such Tenant under the insurance covenants of its Tenant Lease or because a Tenant permitted to self-insure fails to pay for casualty losses and (iv) electricity expenses for the Data Centers.

“Priority Expense Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.03.

“Probable Maximum Loss” shall mean, with respect to any Data Centers located in an area prone to geological phenomena, the maximum loss that such Data Center is likely to sustain during the most severe geological phenomena that could reasonably be expected to affect such Data Centers during the 500-year succeeding period based on the replacement cost of such Data Center (including all costs associated with meeting legal requirements, including building codes, and ordinances that may have gone into effect since such Data Center’s original construction). The Probable Maximum Loss with respect to the Closing Date Data Centers that are located in areas prone to geological phenomena as of the Initial Closing Date is $1,075,332.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A under the Securities Act.

“Qualified Tenant Lease” shall mean any lease or license which is denominated in United States Dollars, Canadian Dollars, Euros or Great British Pound and for which the related Tenant has been directed to remit payments directly to a Lock Box Account.

“RAC Requesting Party” shall have the meaning ascribed to it in Section 15.26(a).

“Rated Final Payment Date” for any Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Rating Agencies” shall mean, with respect to any action or event in regards to a Series of Notes, the rating agencies specified as such in the Series Supplement for such Series.

“Rating Agency Confirmation” with respect to any Class and Series of Notes, shall have the meaning ascribed to it in the Series Supplement for such Series with respect to any transaction or matter in regards to such Class or Series, or, if not ascribed a meaning therein, shall mean, with respect to any transaction or matter in regards to such Class or Series, notification in writing from each Rating Agency then rating such Class of Series of Notes (which may be in the form of e-mail, facsimile, press release, posting to its internet website or other such means then considered industry standard as determined by such Rating Agency) that such transaction or matter will not result in a downgrade, qualification, or withdrawal of the then-current ratings of any Class of Notes of such Series (or the placing of such Class on negative credit watch or ratings outlook in contemplation of any such action with respect thereto).

“Rating Criteria” with respect to any Person, shall mean that the long-term unsecured debt obligations of such Person have (i) a rating commonly regarded as “investment grade” by S&P, or (ii) any other ratings, subject to Rating Agency Confirmation.

“Receipts” shall mean all revenues, receipts and other payments to the Asset Entities of every kind arising from their ownership, operation or management of the Data Centers, including without limitation, (x) all warrants, stock options, or equity interests in any tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of, the Data Centers received by or on behalf of such Asset Entities in lieu of rent or other payment and (y) amounts payable to the Co- Issuers pursuant to the Assignment/Contribution Agreements, but excluding, (i) any amounts received by or on behalf of such Asset Entities and required to be paid to any Person (other than to an Affiliate of the Co-Issuers) as management fees, brokerage fees, fees payable to a Ground Lessor, or similar fees or reimbursements, (ii) any other amounts received by or on behalf of such Asset Entities that constitute the property of a Person other than an Asset Entity (including, without limitation, all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of such Asset Entities) and (iii) security deposits received under a Tenant Lease, unless and until such security deposits are applied to the payment of amounts due under such Tenant Lease.

“Record Date” shall mean with respect to payments made on any Payment Date, the close of business on the last Business Day of the month immediately preceding the month in which such Payment Date occurs and with respect to payments made on any other date such date as shall be established by the Indenture Trustee in respect thereof.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Series and Class of Term Notes, a single global Note, in definitive, fully registered form without interest coupons, representing such Series and Class of Term Notes offered and sold outside the United States in reliance on Regulation S, which Note bears a Regulation S Legend.

“Regulation S Legend” shall mean, with respect to any Series and Class of Term Notes, a legend generally to the effect that such Series and Class of Term Notes may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person prior to the date that is 40 days following the later of the commencement of the initial offering of such Series of Term Notes and the Closing Date for such Series of Term Notes except pursuant to an exemption from the registration requirements of the Securities Act.

“Release Date” shall mean, with respect to any Series and Class of Term Notes, the date that is 40 days following the later of (i) the Closing Date for such Series of Notes and (ii) the commencement of the initial offering of such Series of Notes in reliance on Regulation S.

“Relevant Collection Period” shall mean, for any Application Date, (i) if such Application Date is a Scheduled Application Date, the immediately preceding Collection Period or (ii) if such Application Date is an Optional Application Date, the current Collection Period.

“Relevant Payment Date” shall mean, for any Application Date, (i) if such Application Date is a Scheduled Application Date, the concurrent Payment Date or (ii) if such Application Date is an Optional Application Date, the immediately succeeding Payment Date.

“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work of any kind (including any post-closure care or monitoring) required to be performed by any Asset Entity under applicable Environmental Laws because of or in connection with any actual or suspected presence or release of any Hazardous Materials on, in, under or from any Data Center.

“Rent Roll” shall mean, collectively, a rent roll for each of the Data Centers certified by the Co-Issuers and substantially in the form of Exhibit C.

“Rent” shall mean the monies owed to the Asset Entities by the Tenants pursuant to the Tenant Leases.

“Requesting Party” shall have the meaning ascribed to it in Section 11.12(c).

“Required Liquidity Reserve Amount” shall mean, with respect to either Liquidity Reserve Sub-Account on any date, the greater of (a) an amount equal to the product of (i) the applicable Allocable Share of the Monthly Payment Amount with respect to the immediately succeeding Payment Date (excluding for the purposes of this calculation, any PIK Interest added to the aggregate Note Principal Balance of the Notes and any Accrued Interest on such PIK Interest) (or if such date is a Payment Date, with respect to such Payment Date) and (ii) five and (b) an amount equal to the sum of (i) all Priority Expenses with respect to the U.S. Data Centers or the Canadian Data Centers, as applicable, for the 12 calendar months immediately preceding such date other than Priority Expenses that are Pass-Through Data Center Expenses and (ii) the portion of the Annualized Targeted Maintenance Capital Expenditures allocable to all U.S. Data Centers or Canadian Data Centers, as applicable, that are Eligible Data Centers as of such date.

“Reserve Sub-Account” shall mean the Sub-Accounts of the Collection Accounts established by the Co-Issuers with the Indenture Trustee for the purpose of holding funds in the Reserves including: (a) the Priority Expense Reserve Sub-Accounts, (b) the Cash Trap Reserve Sub-Accounts, (c) the Capital Expenditures Reserve Sub-Accounts, (d) the Debt Service Sub-Account, (e) the Executed Forward Starting Lease Reserve Sub-Accounts; (f) the Liquidity Reserve Sub-Accounts, (g) the Early Termination Fee Reserve Sub-Accounts and (h) the Specified Material Tenant Lease Reserve Sub-Accounts.

“Reserves” shall mean the reserves held by or on behalf of the Indenture Trustee pursuant to this Indenture or the other Transaction Documents, including without limitation, the reserves established pursuant to Article IV.

“Responsible Officer” shall mean, when used with respect to the Indenture Trustee, any officer within the corporate trust department of the Indenture Trustee, including any trust officer or any other officer of the Indenture Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, has direct responsibility for the administration of this Indenture.

“Restoration” shall have the meaning ascribed to it in Section 7.06(b).

“Risk Retention Letter” shall mean a letter agreement, dated as of the Initial Closing Date (as may be amended, supplemented or replaced in accordance with the European Retention Requirements), among the Parent, the Indenture Trustee, the Holders of the Series 2020-1 Notes, pursuant to which the Parent has made certain undertakings in relation to the EU Risk Retention Requirement.

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Series and Class of Term Notes, a single global Note, in definitive, fully registered form without interest coupons, representing such Series and Class of Term Notes, which Term Note does not bear a Regulation S Legend.

“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes pursuant to Rule 144A.

“S&P” shall mean S&P Global Ratings, acting through Standard & Poor’s Financial Services.

“Sanctions” shall have the meaning ascribed to it in Section 6.14.

“Scheduled Application Date” shall mean the 21st day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day.

“Scheduled Defeasance Payments” shall mean with respect to the Notes of a particular Series, payments on or prior to, but as close as possible to (i) each Payment Date after the Defeasance Date and through and including the Defeasance Payment Date for such Series in amounts equal to the scheduled payments of interest on the Notes of such Series, the Class A-2 Targeted Amortization Amounts, if any, as of each Payment Date with respect to any Series, and payments of Indenture Trustee Fees, Workout Fees, Servicing Fees, Other Servicing Fees and any other amounts due and owing to the Servicer or the Indenture Trustee, if any, due on such dates under this Indenture and (ii) the Defeasance Payment Date for such Series in an amount equal to the aggregate Note Principal Balance of each Class of Outstanding Notes of such Series (net, in the case of any Class A Notes of such Series, of any such Class A-2 Targeted Amortization Amounts with respect to such Series).

“SEC” shall mean the Securities and Exchange Commission.

“Second Request” shall have the meaning ascribed to it in Section 15.26(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitisation Regulation” shall mean Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitization, as amended, varied or substituted from time to time, including any implementing regulation, technical standards and official guidance related thereto.

“Series” shall mean a series of Notes issued pursuant to this Indenture and a related Series Supplement.

“Series 2020-1 Administrative Agent” shall mean Barclays Bank plc.

“Series 2020-1 Class A-1 Notes” shall have the meaning ascribed to it in the related Series Supplement.

“Series 2020-1 Class A-2 Notes” shall have the meaning ascribed to it in the related Series Supplement.

“Series 2020-1 Notes” shall mean the Series 2020-1 Class A-1 Notes and the Series 2020-1 Class A-2 Notes, collectively.

“Series Supplement” shall mean an Indenture Supplement that authorizes a particular Series.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Remittance Date” shall have the meaning ascribed to it in the Servicing Agreement.

“Servicing Advances” shall have the meaning set forth in the Servicing Agreement.

“Servicing Agreement” shall mean the Amended and Restated Servicing Agreement, dated as of the Amendment and Restatement Closing Date (as amended by that certain Amendment No. 1 to Servicing Agreement, dated as of the Effective Date), between the Servicer and the Indenture Trustee.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Report” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Servicer Termination Event” shall have the meaning ascribed to it in the Servicing Agreement.

“Shared Facilities” shall mean interests in real property, facilities, or equipment owned by an Asset Entity, but serving both the Data Centers and one or more other properties owned by Affiliates of the Co-Issuers (other than the Guarantors or the Obligors) under an arm’s length agreement entered into by a Manager, on behalf of the applicable Obligor, and the applicable affiliates of the Co-Issuers, which Shared Facilities may include any existing or to-be-built substations, utilities, storm water detention ponds, parking facilities, and access roads.

“Shortfall Payment” shall have the meaning ascribed to it in Section 5.01(b).

“Similar Law” shall mean the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility provisions of Title I of ERISA or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Special Servicing Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Special Servicing Period” shall mean any period of time during which any of the Notes constitute Specially Serviced Notes (as such term is defined in the Servicing Agreement).

“Specified Material Tenant Lease” shall mean, as of the Initial Closing Date, the Tenant Lease with an expiration of June 30, 2021 as has been and may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, and, as of any date of determination, any other Tenant Lease designated as a “Specified Material Tenant Lease” pursuant to a written agreement by and among the Servicer, Co-Issuers, Managers and Indenture Trustee, in each case, which has been made available for review to each Administrative Agent and each initial purchaser of any Term Notes, whether an Initial Purchaser or otherwise.

“Specified Material Tenant Lease Amount” shall mean, as of any date of determination and with respect to any Specified Material Tenant Lease for which a Specified Material Tenant Lease Event has occurred, an amount equal to, the lesser of (a) the excess of (x) the base rate with respect to such Specified Material Tenant Lease as of the date such Specified Material Tenant Lease Event occurred multiplied by 12 over (y) the base rate with respect to the new Tenant Lease(s) with respect to the Leased Capacity (or portion thereof) of such Specified Material Tenant Lease multiplied by 12 and (b) amounts on deposit in the Specified Material Tenant Lease Reserve Sub-Accounts with respect to such Specified Material Tenant Lease.

“Specified Material Tenant Lease Event” shall mean, with respect to any Specified Material Tenant Lease, either (a) the execution of a new Tenant Lease with respect to the Leased Capacity (or a portion thereof) at a materially lower Annualized Adjusted Base Rent than the Specified Material Tenant Lease or (b) the receipt of notice of non-renewal of such Specified Material Tenant Lease, in either case results in the pro forma AANOI Leverage Ratio being greater than the Target Leverage Ratio.

“Specified Material Tenant Lease Prepayment Amount” shall have the meaning ascribed to it in Section 4.10.

“Specified Material Tenant Lease Reserve Amount” shall have the meaning ascribed to it in Section 4.10.

“Specified Material Tenant Lease Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.10.

“Spot Rate” shall mean, with respect to any currency conversion required to be made under this Indenture, the relevant spot rate of exchange between the relevant currencies.

“Subclause (i) Override Period” shall have the meaning ascribed to it in Section 5.01.

“Sub-Account” shall mean (i) the Priority Expense Reserve Sub-Accounts, (ii) the Cash Trap Reserve Sub-Accounts, (iii) the Executed Forward Starting Lease Reserve Sub-Accounts, (iv) the Debt Service Sub-Account, (v) the Liquidity Reserve Sub-Accounts, (vi) the Capital Expenditures Reserve Sub-Accounts, (vii) the Early Termination Fee Reserve Sub-Accounts and (viii) the Specified Material Tenant Lease Reserve Sub-Accounts.

“Supplemental Financial Information” shall mean such financial reports as the subject entity shall routinely and regularly prepare, or can reasonably prepare, in each case, as reasonably requested by the Indenture Trustee or the Servicer.

“Survey” shall mean with respect to any Data Center, an as built survey of the land underlying such Data Center prepared by a professional land surveyor licensed in the state in which the Data Center is located within the preceding 18 months, certified to the Indenture Trustee and its successors and assigns and, if a Title Policy has been or is being issued in respect of such Data Center, the related Title Company, which contains a legal description of the real property on which such Data Center is situated that matches the legal description contained in the Title Policy, if any, in respect of such Data Center and a certification of whether the surveyed property is located in a flood hazard zone.

“Target Leverage Ratio” shall mean (x) 12.0x for any date of determination on or before the second anniversary of the Initial Closing Date and (y) 11.0x for any date of determination after the second anniversary of the Initial Closing Date; provided that this definition may be amended upon receipt of a Rating Agency Confirmation.

“Tenant” shall mean the Person who leases, subleases, licenses or enters into any other agreement in respect of Data Center Space from one or more Asset Entities pursuant to a Tenant Lease.

“Tenant Lease” shall mean, as of any date of determination, a Qualified Tenant Lease that (a) has been executed and delivered and remains in full force and effect, (b) has (A) Commenced (and the obligation of the Tenant to commence paying Rent is not subject to the fulfillment of any further obligations on the part of the Obligors other than (i) ordinary course obligations of the Obligors as landlords under such lease and (ii) any agreement of the Obligors to provide additional capacity that would require payments of additional Rent by such Tenant) or (B) been executed but that by its terms has not Commenced (or has Commenced, but the obligation of the Tenant to commence paying Rent remains subject to the fulfillment of further obligations on the part of the Obligors other than (i) ordinary course obligations of the Obligors as landlords under such lease and (ii) any agreement of the Obligors to provide additional capacity that would require payments of additional Rent by such Tenant); and (c) has a minimum term of 3 years from the time the related Tenant is obligated to commence paying Rent under such lease.

“Tenant Lease File” shall mean, with respect to each Data Center and any related Tenant Leases, collectively the following documentation:

(i)        the executed original or a copy of the related Tenant Lease;

(ii)        the executed original or a copy of any Guaranty of the relatedT enant Lease and any amendment, modification, waiver agreement or instrument related thereto;

(iii)        copies of any financing statements relating to the related Tenant Lease and any amendments and continuation statements, if any;

(iv)        the executed original recorded Mortgage and any modification or assignment thereof in favor of the Indenture Trustee with respect to the related Data Center, or, if such original Mortgage and/or any assignment thereof has not been returned from the applicable public recording office, a complete copy thereof delivered by the related Asset Entity, the U.S. Co-Issuer or the Canadian Co-Issuer or any applicable title company that closed or is closing the Mortgage as a true and complete copy of the original thereof submitted for recording (which delivery shall be deemed to be a certification by such Asset Entity that such copy is a true and complete copy of the original submitted for recording);

(v)        an original or copy of the lender’s title insurance policy relating to the Mortgage for such Data Center, together with all riders thereto showing the Indenture Trustee and its successors and assigns as the named insured, or, with respect to each Data Center as to which a title insurance policy has not yet been issued, a policy meeting the foregoing description as evidenced by a commitment for title insurance “marked up” together with a closing instruction letter setting forth such requirements of the lender’s title insurance policy (or by “pro-forma” otherwise agreed to by the title company) as of the closing date of the acquisition of such Data Center;

(vi)        a Tenant estoppel certificate, if any, to the extent in the possession of the applicable Asset Entity, in which the Tenant acknowledges that the Tenant Lease is in full force and effect, that the Tenant is not in default under the terms of the Tenant Lease, and that no circumstances currently exist that would give the Tenant the right to abate or offset its rent;

(vii)        a copy of the appraisal (whether in hard copy or electronic copy) containing the appraisal information for such Data Center;

(viii)       environmental reports (whether in hard copy or electronic copy), if applicable;

(ix)        a copy of the environmental insurance policy, if applicable, together with the original assignment thereof to the Indenture Trustee;

(x)        evidence of insurance showing the Asset Entity as the insured or an additional insured party under certain casualty insurance policies, if any; and

(xi)        originals or copies of all Ground Leases, Ground Lease estoppels and amendments thereof;

provided, that whenever the term “Tenant Lease File” is used to refer to documents actually received by the Indenture Trustee pursuant to this Indenture, such term shall be deemed not to include any of the foregoing documents unless they are actually so received.

“Term Note Purchase Agreement” shall mean the purchase agreement between, among others, the Co-Issuers and the Holders of any Series of Term Notes setting forth certain terms with respect to the purchase of such Series of Term Notes.

“Term Notes” shall mean notes of a Series designated at the time of issuance thereof as “Term Notes” and pursuant to which the Note Principal Balance thereof permanently decreases with any principal payment on such notes.

“Title Company” shall mean any one or more of the following: Fidelity National Title Insurance Company, First American Title Insurance Company, Old Republic National Title Insurance Company, Republic Title of Texas, Inc., Stewart Title Guaranty Company or such other title company as may be reasonably acceptable to the Servicer.

“Title Policy” shall mean an ALTA lenders policy of title insurance (or, if a final policy has not yet been issued, a marked, signed and predated commitment to issue a title insurance policy or a pro forma title insurance policy) pertaining to a Mortgage on a Data Center issued by a Title Company to the Indenture Trustee on behalf of the Noteholders, insuring the lien of the Mortgage or a first lien on such Data Center or such Asset Entity’s fee title to such Data Center, subject only to Permitted Encumbrances, which policy of title insurance shall be accompanied by such endorsements as are available through commercially reasonable efforts and as the Servicer shall reasonably require.

“Transaction Documents” shall mean the Notes, this Indenture, the Series Supplements, the U.S. Guarantee and Security Agreement, the Canadian Guarantee and Security Agreement, the Cash Management Agreement, the Management Agreements, the Servicing Agreement, each Variable Funding Note Purchase Agreement, each Term Note Purchase Agreement, the Assignment/Contribution Agreements, the Mortgages, any Collection Account Control Agreements, the Account Control Agreements, the Risk Retention Letter and all other documents executed by the Managers, the Guarantors or any Obligor in connection with the issuance of Notes. For the avoidance of doubt, the term “Transaction Documents” shall not include the Tenant Leases or any Ground Leases.

“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Indenture and the Mortgages for the benefit of the Noteholders (including, without limitation, all property and interests Granted to the Indenture Trustee), including all proceeds thereof.

“Turn Key Tenant Lease” shall mean a Tenant Lease at a Data Center pursuant to which the applicable Asset Entity leases to the related Tenant site space at a Data Center supplied with critical load power capacity, connectivity and backup power and cooling provided by such Data Center’s critical mechanical and electrical infrastructure and the critical load power allocated to the related Tenant under such Tenant Lease is a primary basis for the economic terms of such Tenant Lease.

“UCC” shall mean the Uniform Commercial Code in effect in the state of New York.

“United States” shall mean any state, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. federal income tax matters in which case it shall have the meaning given to it in the Code.

“Unpaid Class A-2 Monthly Amortization Amount” shall mean, as of each Payment Date with respect to the Class A-2 Notes of any Series, the amount, if any, of the Class A-2 Monthly Amortization Amount for such Notes, if any, as of the Payment Date immediately preceding such Payment Date that was not paid on such preceding Payment Date.

“U.S. Asset Entities” shall mean the Asset Entities formed in the United States.

“U.S. Budgeted Operating Expenses” shall have the meaning ascribed to it in the U.S. Management Agreement.

“U.S. Capital Expenditures Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.04.

“U.S. Cash Trap Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.05.

“U.S. Co-Issuer” shall have the meaning ascribed to it in the preamble hereto.

“U.S. Collection Account” shall have the meaning ascribed to it in Section 3.01.

“U.S. Collection Account Bank” shall have the meaning ascribed to it in Section 3.01.

“U.S. Collections” shall have the meaning ascribed to it in Section 3.01.

“U.S. Data Centers” shall mean the Data Centers located in the United States.

“U.S. Early Termination Fee Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.06.

“U.S. Executed Forward Starting Lease Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.07.

“U.S. Guarantee and Security Agreement” shall mean the Guarantee and Security Agreement, dated as of the Initial Closing Date, made by the U.S. Guarantor in favor of the Indenture Trustee on behalf of the Noteholders.

“U.S. Guarantor” shall mean Compass Datacenters Guarantor, LLC, a Delaware limited liability company.

“U.S. Liquidity Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.08.

“U.S. Manager” shall mean the manager described in the U.S. Management Agreement or an Acceptable Manager as may hereafter be charged with management of the U.S. Obligors in accordance with Section 7.12.

“U.S. Management Agreement” shall mean that certain Management Agreement, dated as of the Initial Closing Date, among the U.S. Manager and the U.S. Obligors.

“U.S. Obligors” shall mean the Obligors formed in the United States (including the U.S. Co-Issuer, the Closing Date Asset Entities (other than the U.S. Co-Issuer) and any Additional Asset Entity formed in the United States).

“U.S. Persons” shall mean U.S. Persons within the meaning of Rule 902(k) of the Securities Act.

“U.S. Priority Expense Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.03.

“U.S. Specified Material Tenant Lease Reserve Sub-Accounts” shall have the meaning ascribed to it in Section 4.10.

“USA PATRIOT Act” shall mean collectively, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56 (signed into law October 26, 2001) and its implementing regulations.

“USD Canadian Capital Expenditures Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.04.

“USD Canadian Collection Account” shall have the meaning ascribed to it in Section 3.01.

“USD Canadian Priority Expense Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.03.

“Variable Funding Note Purchase Agreement” shall mean the purchase agreement between, among others, the Co-Issuers and the Holders of any Series of Variable Funding Notes setting forth certain terms with respect to such Series of Variable Funding Notes.

“Variable Funding Notes” shall mean Notes of a Series designated at the time of issuance thereof as “Variable Funding Notes” and pursuant to which the Note Principal Balance thereof may increase and decrease from time to time.

“VFN Undrawn Commitment Fee” with respect to any Series of Variable Funding Notes shall have the meaning ascribed to it in the respective Series Supplement with respect to such Series of Variable Funding Notes.

“Voting Rights” shall mean the voting rights evidenced by the respective Notes as determined in accordance with Section 12.03.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Yield Maintenance” shall mean the excess, if any, of (x) the present value on the date of prepayment of all future installments of principal and interest that the Co-Issuers would otherwise be required to pay on the Notes being prepaid from the date of such prepayment to and including the first Payment Date that occurs prior to the Prepayment Period applicable to such Notes absent such prepayment and assuming that (i) no Class A Sweep Amount, Class B Sweep Amount, Class C Sweep Amount, Disposition Price, Specified Material Tenant Lease Prepayment Amount or Early Termination Fee Prepayment Amounts are applied to reduce the outstanding principal balance of such Notes, (ii) monthly payments of principal on such Notes are made based upon the Class A-2 Targeted Amortization Amount for such Notes (and with interest calculated based on the principal balance of such Notes as reduced by each such principal payment) and (iii) the entire unpaid Class Principal Balance of such Notes is required to be paid on such Payment Date, with such present value determined by the use of a discount rate equal to the sum of (a) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association), on a date of determination 5 Business Days prior to the date of such prepayment for such Note of the United States Treasury Security having the term to maturity closest to such Payment Date, plus (b) 0.50% over (y) the principal amount of such Notes being prepaid on the date of such prepayment.

Section 1.02 Rules of Construction. Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c)            “or” is not exclusive;

(d)            “including” means including without limitation;

(e)            words in the singular include the plural and words in the plural include the singular;

(f)            all references to “$” or to “USD” are to United States dollars unless otherwise stated;

(g)            all references to “$(Cdn)” or “CAD” are to Canadian dollars unless otherwise stated;

(h)            any agreement, instrument or statute defined or referred to in this Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, restated, amended and restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(i)            references to a Person are also to its permitted successors and assigns;

(j)            the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Indenture, shall refer to this Indenture as a whole and not to any particular provision of this Indenture, and Section, Schedule and Exhibit references are to this Indenture unless otherwise specified; and

(k)            whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”; whenever the phrase “direct order of numerical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the numerical designation “1” and ending with the highest applicable numerical designation “100”.

(l)            For the purposes of any assets, liabilities or entities in the Province of Quebec and for all other purposes pursuant to which interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interests”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority or remedies, registering or recording under the Uniform Commercial Code or a personal property security act of any jurisdiction shall include publication under the Civil Code of Quebec, (g) all references to “perfection” or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of set off” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction lien” shall include “legal hypothec”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and (t) “accounts” shall include “claims”.

ARTICLE II

THE NOTES

Section 2.01 The Notes.

(a)           Variable Funding Notes.

(i)           Any Variable Funding Notes shall be substantially in the form attached as Exhibit A-3; provided, however, that any of the Variable Funding Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Variable Funding Notes may be admitted to trading, or to conform to general usage. The Variable Funding Notes shall be issued and delivered in fully registered, certificated form (the “Definitive Variable Funding Notes”). The Variable Funding Notes shall be revolving Notes. Additional borrowings may be made under any Variable Funding Notes pursuant to the applicable Variable Funding Note Purchase Agreement and the principal of the Variable Funding Notes may be repaid and reborrowed pursuant to the terms of the applicable Variable Funding Note Purchase Agreement. The Variable Funding Notes shall be issued in minimum denominations of $100,000.

(ii)           The Variable Funding Notes shall be executed by manual signature by an Authorized Officer of each of the U.S. Co-Issuer and the Canadian Co-Issuer. Variable Funding Notes bearing the manual signatures of individuals who were at any time the authorized officers of each of the U.S. Co-Issuer and the Canadian Co-Issuer shall be entitled to all benefits under this Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Variable Funding Notes or did not hold such offices at the date of such Variable Funding Notes. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver any Variable Funding Notes executed by the Co-Issuers for issuance pursuant to this Indenture. No Variable Funding Notes shall be entitled to any benefit under this Indenture, or be valid for any purpose, however, unless there appears on such Variable Funding Notes a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Variable Funding Note shall be conclusive evidence, and the only evidence, that such Variable Funding Note has been duly authenticated and delivered hereunder. All Variable Funding Notes shall be dated the date of their authentication.

(iii)           Any Variable Funding Notes must be designated as “Class A-1 Notes” and no Notes that are not Variable Funding Notes may be designated as “Class A-1 Notes.”

(iv)           Subject to satisfaction of the conditions precedent set forth in the applicable Variable Funding Note Purchase Agreement, the Co-Issuers may increase the Outstanding Note Principal Balance in the manner provided in the Variable Funding Note Purchase Agreement. Upon each such increase, the Indenture Trustee shall, or shall cause the Note Registrar to, indicate in the Note Register such increase.

(b)           Term Notes.

(i)           Unless otherwise provided in any applicable Series Supplement, the Term Notes shall be substantially in the form attached as Exhibit A- 1 and Exhibit A-2, as applicable; provided, however, that any of the Term Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Term Notes may be admitted to trading, or to conform to general usage. The Term Notes shall be issuable in book-entry form and in accordance with Section 2.03, Ownership Interests in the Book-Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary; provided, however, that Term Notes purchased by Institutional Accredited Investors that are not Qualified Institutional Buyers will be delivered in fully registered, certificated form and Term Notes of a Series to the extent provided in the related Series Supplement, upon original issuance, may be issued in fully registered, certificated form (collectively, the “Definitive Term Notes” and, together with the Definitive Variable Funding Notes, “Definitive Notes”). Unless otherwise provided in any applicable Series Supplement, the Term Notes shall be issued in minimum denominations of $25,000 initial principal balance and in any whole dollar denomination in excess thereof; provided, however, Term Notes issued as Definitive Term Notes shall be issued in minimum denominations of $100,000 initial principal balance and in integral multiples of $1,000 in excess thereof.

(ii)           The Term Notes shall be executed by manual signature by an Authorized Officer of each of the U.S. Co-Issuer and the Canadian Co-Issuer. Term Notes bearing the manual signatures of individuals who were at any time the authorized officers of each of the U.S. Co-Issuer and the Canadian Co-Issuer shall be entitled to all benefits under this Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Term Notes or did not hold such offices at the date of such Term Notes. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver any Notes executed by the Co-Issuers for issuance pursuant to this Indenture. No Term Note shall be entitled to any benefit under this Indenture, or be valid for any purpose, however, unless there appears on such Term Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Term Note shall be conclusive evidence, and the only evidence, that such Term Note has been duly authenticated and delivered hereunder. All Term Notes shall be dated the date of their authentication.

(c)           The aggregate principal amount of the Term Notes which may be authenticated and delivered under this Indenture shall be unlimited.

Section 2.02 Registration of Transfer and Exchange of Notes.

(a)           The Co-Issuers may, at their own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided, that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, the Indenture Trustee agrees to act in such capacity in accordance with the terms hereof. The Note Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Indenture Trustee, and the provisions of Sections 11.02, 11.03, 11.04, 11.05, 11.06(b), and 11.06(c) shall apply to the Note Registrar to the same extent that they apply to the Indenture Trustee and with the same rights of recovery. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 30 days’ advance written notice of resignation to the Indenture Trustee, the Servicer and the Co- Issuers. The Co-Issuers may at any time terminate the agency of any Note Registrar appointed in accordance with this Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Servicer.

At all times during the term of this Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided. The Co-Issuers, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

(b)           No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

Unless otherwise provided in any applicable Series Supplement, if a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), then such transfer shall not be registered by the Note Registrar unless the Note Registrar receives (and, upon receipt, may conclusively rely upon) either: (i) a certification from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit B-5, in the case of a transfer to a Qualified Institutional Buyer, or Exhibit B-6, in the case of a transfer to an Institutional Accredited Investor, and a certification from the prospective Transferee substantially in the form attached hereto as Exhibit B-3, in the case of a transfer to a Qualified Institutional Buyer, or Exhibit B-4, in the case of a transfer to an Institutional Accredited Investor, or (ii) an Opinion of Counsel to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Co-Issuers, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer and/or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based.

If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act to a Person who will take delivery of such interest in the form of an interest in a Regulation S Global Note, then the Note Owner desiring to effect such transfer shall be required to deliver to the Note Registrar (i) a certification substantially in the form attached as Exhibit B-2 and (ii) such written orders and instructions as are required under the Applicable Procedures to direct the Indenture Trustee to debit the account of a Depositary Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a Depositary Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such certification and such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions. If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act to a Person who will take delivery of such interest in the form of an interest in such Rule 144A Global Note, the Note Owner desiring to effect such transfer shall be deemed to have represented and warranted that the certifications set forth in Exhibit B-1 are, with respect to the subject Transfer, true and correct.

Any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar of (i) (A) a certification from such Note Owner’s prospective Transferee substantially in the form of Exhibit B-4, or (B) an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Co-Issuers, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), to the effect that such transfer may be made without registration under the Securities Act and (ii) such written orders and instructions as are required under the Applicable Procedures to direct the Indenture Trustee to debit the account of a Depositary Participant by the denomination of the transferred interests in such Rule 144A Global Note. Upon delivery to the Note Registrar of the certification and/or opinion contemplated by this paragraph of Section 2.02(b), the Indenture Trustee, subject to and in accordance with the Applicable Procedures, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note, and shall cause a Definitive Note of the same Class as such Rule 144A Global Note, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Note, to be executed, authenticated and delivered in accordance with this Indenture to the applicable Transferee.

Except as provided in the next sentence, on and prior to the Release Date, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On and prior to the Release Date, a Note Owner holding an interest in a Regulation S Global Note desiring to effect a Transfer to a Person who takes delivery of such interest in the form of a beneficial interest in the Rule 144A Global Note for such Class of Notes shall be required to deliver to the Note Registrar a written certification substantially in the form of Exhibit B-1 including such written orders and instructions as are required under the Applicable Procedures to direct the Indenture Trustee to debit the account of a Depositary Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a Depositary Participant by a denomination of interests in such Rule 144A Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such certification and orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions. On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream.

None of the U.S. Co-Issuer, the Canadian Co-Issuer, the Indenture Trustee or the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and does hereby agree to, indemnify the Parent, the Guarantors, the Obligors, the Indenture Trustee, the Managers, the Servicer and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

(c)           No transfer of any Note or any interest therein shall be made to any Plan or to any Person who is directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with the assets of, a Plan, except in each such case, in accordance with the following provisions of this Section 2.02(c). Any attempted or purported transfer of a Note in violation of this Section 2.02(c) will be null and void and vest no rights in any purported Transferee.

The Note Registrar shall not register the transfer of a Note that constitutes a Definitive Note or the transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note unless the Note Registrar has received from the prospective Transferee a certification that either:

(i)	such prospective Transferee is not a Plan and is not directly or indirectly acquiring or holding such Note or any interest in such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan; or

(ii)	such acquisition and holding of such Note or any interest therein by such prospective Transferee will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-3 and B-4 is acceptable for purposes of clauses (i) and (ii) of the preceding sentence.

The Note Owner desiring to effect a transfer of an interest in a Book-Entry Note (other than a transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note which transfer shall be subject to the forms of certification attached hereto as Exhibits B-3 and B-4 as provided for above) shall obtain from its prospective Transferee a certification that such prospective Transferee is not a Plan and is not directly or indirectly acquiring, holding and subsequently disposing of such Note or any interest in such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-1 and B-2 is acceptable for purposes of the preceding sentence.

(d)           If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 2.02.

(e)           Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose, one or more new Notes of authorized denominations of the same Class and Series evidencing a like aggregate principal balance shall be executed, authenticated and delivered, in the name of the designated Transferee or Transferees, in accordance with Section 2.01(b).

(f)           At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class and Series evidencing a like aggregate principal balance, upon surrender of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange, the Notes which the Noteholder making the exchange is entitled to receive shall be executed, authenticated and delivered in accordance with Section 2.01(b).

(g)           Every Note presented or surrendered for transfer or exchange shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in a form satisfactory to, the Note Registrar duly executed by the Noteholder thereof or his attorney duly authorized in writing.

(h)           No service charge shall be imposed for any transfer or exchange of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes.

(i)           All Notes surrendered for transfer and exchange shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(j)           None of the Parent, the Guarantors, the Obligors, the Managers, the Indenture Trustee, the Note Registrar nor any agent of any of the foregoing shall have any responsibility for any actions taken or not taken by the Depositary.

(k)           The Indenture Trustee and the Note Registrar shall have no responsibility or obligation to any Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depositary or its nominee or of any Depositary Participant, with respect to any Ownership Interest in the Notes or with respect to the delivery to any Person (other than the Depositary) of any notice (including any notice of prepayment) or the payment of any amount, under or with respect to the Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders hereunder shall be given or made only to or upon the order of the Holders (which shall be the Depositary or its nominee in the case of a Book-Entry Note). The rights of Note Owners in any Book- Entry Note shall be exercised only through the Depositary subject to the customary procedures of the Depositary. The Indenture Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary.

(l)           The Indenture Trustee and the Note Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any Note or any transfer of any interest in any Book-Entry Note other than to require delivery of the certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance on their face to the express requirements of this Indenture. In connection with any transfer of any Note, the Indenture Trustee and the Note Registrar shall be under no duty to inquire into the validity, legality and due authorization of such transfer.

(m)           The Note Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the Requesting Party, an updated copy of the Note Register.

(n)           Transfers of Variable Funding Notes shall be subject to such additional terms and conditions as may be set forth in the applicable Variable Funding Note Purchase Agreement.

Section 2.03 Book-Entry Notes.

(a)           Unless otherwise provided in any applicable Series Supplement, each Class and Series of Term Notes shall initially be issued as one or more Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02(b) and 2.02(c), transfer their respective Ownership Interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c), shall not be entitled to Definitive Notes in respect of such Ownership Interests. Term Notes of each Class and Series of Notes initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class and Series, which shall be deposited with the DTC Custodian and registered in the name of Cede & Co. as nominee of the Depositary. Term Notes of each Class and Series of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class and Series, which shall be deposited with the DTC Custodian and registered in the name of Cede & Co. as nominee of the Depositary. All transfers by Note Owners of their respective Ownership Interests in the Book-Entry Notes shall be made in accordance with the procedures established by the Depositary Participant or brokerage firm representing each such Note Owner. Each Depositary Participant shall only transfer the Ownership Interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b)           The U.S. Co-Issuer, the Canadian Co-Issuer, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the Depositary Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

(c)           Term Notes initially issued in the form of Book-Entry Notes will thereafter be issued as Definitive Notes to applicable Note Owners or their nominees, rather than to the Depositary or its nominee, only (i) if the Co-Issuers advise the Indenture Trustee in writing that the Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Co-Issuers are unable to locate a qualified successor or (ii) in connection with the transfer by a Note Owner of an interest in a Global Note to an Institutional Accredited Investor that is not a Qualified Institutional Buyer. Upon the occurrence of the event described in clause (i) of the preceding sentence, the Indenture Trustee will be required to notify, in accordance with the Depositary’s procedures, all Depositary Participants (as identified in a listing of Depositary Participant accounts to which each Class and Series of Book-Entry Notes is credited) through the Depositary of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, Definitive Notes in respect of such Class (or portion thereof) and Series shall be executed and authenticated in accordance with Section 2.01(b) and delivered to the Note Owners identified in such instructions. None of the U.S. Co-Issuer, the Canadian Co-Issuer, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Notes.

Section 2.04 Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless and any other documents (including a lost note affidavit) that the Indenture Trustee and the Note Registrar may reasonably request, then, in the absence of actual notice to the Indenture Trustee or the Note Registrar that such Note has been acquired by a protected purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class, type and Series and of like Note Principal Balance shall be executed, authenticated and delivered in accordance with Section 2.01(b). Upon the issuance of any new Note under this Section 2.04, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

Section 2.05 Persons Deemed Owners. Prior to due presentment for registration of transfer, the U.S. Co-Issuer, the Canadian Co-Issuer, the Servicer, the Indenture Trustee, the Notes Registrar and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payments pursuant to Article V and for all other purposes whatsoever, and none of the U.S. Co-Issuer, the Canadian Co-Issuer, the Servicer, the Indenture Trustee, the Note Registrar or any agent of any of them will acknowledge or be affected by any notice to the contrary.

Section 2.06 Certification by Note Owners.

(a)           Each Note Owner is hereby deemed, by virtue of its acquisition of an Ownership Interest in the Global Notes, to agree to comply with the transfer requirements of Section 2.02(c).

(b)           To the extent that under the terms of this Indenture, it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee may conclusively rely on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee and shall specify the Class, Series and Note Principal Balance of the Book-Entry Note beneficially owned by such Person.

Section 2.07 Notes Issuable in Series. The Notes of the Co-Issuers may be issued in one or more Series subject to satisfaction of the applicable conditions set forth in Section 2.13. There shall be established in one or more Series Supplements, prior to the issuance of Notes of any Series:

(i)           the title of the Notes of such Series (which shall distinguish the Notes of such Series from Notes of other Series) and whether such Notes will be Variable Funding Notes or Term Notes;

(ii)           any limit upon the aggregate principal balance of the Notes of such Series that may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Notes of such Series pursuant to Section 2.02 or 2.04);

(iii)            the date or dates on which the principal of the Notes of such Series is payable;

(iv)           the Class A-2 Targeted Amortization Amounts, if any, for the Class A-2 Notes of such Series as of each Payment Date;

(v)           the rate or rates at which the Notes of such Series shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Holders to whom interest is payable (in each case to the extent such items are not specified herein or if specified herein to the extent such items are modified by such Series Supplement); and

(vi)           any other terms of such Series (which terms shall not be inconsistent with the provisions of this Indenture except to the extent that such Series Supplement also constitutes an amendment of this Indenture pursuant to Article XIII).

The Notes of a Series may have more than one settlement or issue date. The Notes of each Series will be assigned to one or more Classes and shall satisfy the requirements of Section 2.13(b) as of the date of issuance.

Section 2.08 Principal Amortization. Prior to the Anticipated Repayment Date for a Series, unless an Amortization Period commences and is continuing, an Event of Default occurs and is continuing, a Cash Trap Condition occurs and continues for more than 6 consecutive calendar months, any Early Termination Fee Prepayment Amount, there exists Class A Sweep Amount, Class B Sweep Amount or Class C Sweep Amount, there exists Specified Material Tenant Lease Prepayment Amount, or any Disposition Price is payable by the Co-Issuers, or as otherwise provided in Section 7.06 or in the Series Supplement for such Series, no principal shall be required to be paid with respect to such Series. No other principal shall be required to be paid with respect to such Series. During an Amortization Period or after the occurrence and during the continuance of an Event of Default, all Excess Cash Flow shall be applied as set forth in Section 5.01(g).

Section 2.09 Prepayments.

(a)           The Co-Issuers may optionally prepay the Notes of any Series in whole or in part on any Business Day provided that (i) the Co-Issuers shall have provided written notice of such prepayment to the Indenture Trustee no later than five Business Days prior to the date of such prepayment or such shorter notice period set forth in the Variable Funding Note Purchase Agreement for any Series of Variable Funding Notes and (ii) such prepayment is accompanied by all accrued and unpaid interest on the principal amount of the Notes being prepaid through the date of such prepayment and any applicable Prepayment Consideration if such prepayment occurs prior to the Prepayment Period for such Series; provided that no Prepayment Consideration shall be payable in connection with (r) prepayments of the Variable Funding Notes of any Series, (s) prepayments of the Class A Sweep Amount to the Class A Notes of any Series, the Class B Sweep Amount to the Class B Notes of any Series or the Class C Sweep Amount to the Class C Notes of any Series (including prepayments with amounts other than Receipts), (t) prepayments of the Class A-2 Notes of any Series on any Payment Date in an amount up to the applicable Class A-2 Monthly Amortization Amount as of such Payment Date, (u) prepayments of the Term Notes from amounts on deposit in the Cash Trap Reserve Sub-Accounts or to cure a Cash Trap Condition (including prepayments with amounts other than Receipts), (v), prepayments of the Specified Material Tenant Lease Prepayment Amount, (w) mandatory prepayments of the Notes of any Series as provided in the related Series Supplement, (x) prepayments of the Term Notes with Loss Proceeds in accordance with Section 7.06 or (y) prepayments made during an Amortization Period (including prepayments with amounts other than Receipts) or after the occurrence and during the continuance of an Event of Default or (z) prepayments of any Series of Notes in an amount equal to the applicable Disposition Price in connection with the disposition of one or more Data Centers in accordance with Section 7.30 in an amount (1) up to $50 million in the aggregate for all such dispositions with respect to the Series 2020-1 Notes and the Series 2020-2 Notes, collectively, and (2) set forth in the applicable Series Supplement with respect to any other Series; provided, further, that such prepayment of any Series of Variable Funding Notes shall be accompanied by such additional amounts required to be paid pursuant to the related Variable Funding Note Purchase Agreement. On the date of any prepayment in connection with which Prepayment Consideration is payable, the Indenture Trustee or the Paying Agent, at the direction of the Servicer, shall pay such Prepayment Consideration received in respect of any Class or Series of Notes to the Holders of the corresponding Class or Series of Notes pro rata based on the amount prepaid on each such Note.

(b)           Partial optional or mandatory prepayments made in conformity with the provisions of this Section 2.09 will be applied to the Classes of all Notes of all Series in direct order of alphabetical designation; provided that optional prepayments (other than those funded by application of amounts on deposit in the Cash Trap Reserve Sub-Accounts) may be directed by the Co-Issuers to be applied to the Notes of a particular Series in direct order of alphabetical designation and, with respect to optional prepayments of the Class A Notes (other than those funded by application of amounts on deposit in the Cash Trap Reserve Sub-Accounts) may be directed by the Co-Issuers to be applied to the Class A-1 Notes or to be applied to other Class A Notes, with any such application to other Class A Notes being in direct order of numerical designation.

(c)           A portion of the principal of the Class A Notes of each Series will be payable on each Payment Date in an amount equal to the lesser of (i) the Class A Sweep Amount, if any, on such Payment Date and (ii) the funds available for such purpose pursuant to Section 5.01(g) (with any amounts so applied to the Class A Notes being further applied among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority). Failure on the part of the Co-Issuers to pay the entire Class A Sweep Amount with respect to the Class A Notes of any Series on any Payment Date, other than the Rated Final Payment Date for such Series, shall not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

(d)           A portion of the principal of the Class B Notes of each Series will be payable on each Payment Date in an amount equal to the lesser of (i) the Class B Sweep Amount, if any, on such Payment Date and (ii) the funds available for such purpose pursuant to Section 5.01(g). Failure on the part of the Co-Issuers to pay the entire Class B Sweep Amount with respect to the Class B Notes of any Series on any Payment Date, other than the Rated Final Payment Date for such Series, shall not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

(e)           A portion of the principal of the Class C Notes of each Series will be payable on each Payment Date in an amount equal to the lesser of (i) the Class C Sweep Amount, if any, on such Payment Date and (ii) the funds available for such purpose pursuant to Section 5.01(g). Failure on the part of the Co-Issuers to pay the entire Class C Sweep Amount with respect to the Class C Notes of any Series on any Payment Date, other than the Rated Final Payment Date for such Series, shall not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

(f)            In connection with each disposition of a Data Center pursuant to Section 7.30, if and to the extent required thereunder, the Co-Issuers shall prepay the Term Notes in an amount equal to the Disposition Price for such disposed Data Center (and pay the current obligations of the Indenture Trustee and the Servicer, including any Advances (with interest thereon), along with the Indenture Trustee Fee, Servicing Fee and Other Servicing Fees, in each case to the extent sufficient funds have not been deposited in the applicable Collection Account for distribution on the applicable Payment Date) together with any applicable Prepayment Consideration.

(g)           If and to the extent provided in the Series Supplement for any Series, commencing on the Payment Date specified in such Series Supplement for such Series, and subject to the availability hereunder of funds for such purpose and so long as a Cash Trap Condition is not continuing, a portion of the principal of the Class A-2 Notes of such Series will be payable on each Payment Date in an amount equal to the Class A-2 Monthly Amortization Amount as of such Payment Date with respect to such Notes as specified in such Series Supplement in accordance with Section 5.01(g). Failure on the part of the Co-Issuers to pay the entire Class A-2 Monthly Amortization Amount with respect to the Class A-2 Notes of any Series on any Payment Date, other than the Rated Final Payment Date for such Series, shall not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

(h)           If any Specified Material Tenant Lease is not renewed on or before the date that is 12 months after such renewal date, the Co-Issuers shall make a prepayment on the Notes as set forth in Section 4.10.

Section 2.10 Post-ARD Additional Interest.

Additional interest (“Post-ARD Additional Interest”) shall begin to accrue with respect to a Variable Funding Note or Term Note of a Series and Class from and after the Anticipated Repayment Date for such Variable Funding Note or Term Note of such Class and such Series on the Note Principal Balance thereof at a per annum rate (each, a “Post-ARD Additional Interest Rate”) equal to (x) in the case of a Series of Variable Funding Notes, the Post-ARD Note Spread applicable to such Variable Funding Note and (y) in the case of a Series of Term Notes, the rate determined by the Servicer to be the greater of (i) 5.0% per annum and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Note: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on the Anticipated Repayment Date for such Note of the United States Treasury Security having a term closest to 10 years plus (B) 5.0%, plus (C) the Post-ARD Note Spread applicable to such Note. The Servicer shall provide written notice to the Indenture Trustee of the Post-ARD Additional Interest Rate. In no event shall the Indenture Trustee be obligated to recalculate or verify the Post-ARD Additional Interest Rate for any Note. The Post- ARD Additional Interest accrued for any Note will be payable on each Payment Date in accordance with the provisions of Section 5.01(g) and, to the extent that sufficient funds are not available on such Payment Date, the Post-ARD Additional Interest will be deferred and added to any Post-ARD Additional Interest previously deferred and remaining unpaid (the “Deferred Post-ARD Additional Interest”). Deferred Post-ARD Additional Interest will not bear interest.

Section 2.11 Subordinate Purchase Right.

Each of the initial Noteholders of a Series 2021-1 Class C Note and, at any time there are no Series 2021-1 Class C Notes outstanding, each of the initial Noteholders of a Series 2021-1 Class B Note (other than any Series 2021-1 Class C Note or Series 2021-1 Class B Note, as applicable, held by the Issuer or an affiliate of the Issuer) shall have the right (the “Subordinate Purchase Right”) following the occurrence of an Event of Default that is continuing as of the date of purchase, upon not less than twenty (20) Business Days’ written notice to the Indenture Trustee (with a copy to the Issuer), to purchase all, but not less than all, of the Class A Notes and, solely in the case of any Series 2021-1 Class C Noteholder, the Class B Notes of all Outstanding Series for a purchase price equal to the aggregate Outstanding Note Principal Balance of all such Class A Notes and, if applicable, Class B Notes, plus accrued and unpaid interest (at the applicable rate of interest for the related sub-class of Class A Notes or, if applicable, Class B Notes) on such Outstanding Note Principal Balance together with any Post-ARD Additional Interest (including any Deferred Post-ARD Additional Interest) due and payable to the Noteholders of the Class A Notes and, if applicable, Class B Notes (any such principal and interest in respect of any such sub-class of Class A Notes and, if applicable Class B Notes, Post-ARD Additional Interest (including any Deferred Post-ARD Additional Interest) and other payments, the “Subordinate Purchase Right Outstanding Priority Balance”); provided that (i) such Subordinate Purchaser shall be required to deliver such written notice within twenty (20) Business Days of obtaining knowledge of such Event of Default, (ii) if prior to the end of such twenty (20) Business Day period any other Noteholder of a Series 2021-1 Class C Note or, if applicable, a Series 2021-1 Class B Note (other than any Class C Note or Class B Note held by the Issuer or an affiliate of the Issuer) notifies such purchasing holder of a Series 2021-1 Class C Note or, if applicable, a Series 2021-1 Class B Note that such other Noteholder of a Series 2021-1 Class C Note or a Series 2021-1 Class B Note wants to participate in such purchase, then such other Noteholder of a Series 2021-1 Class C Note or, if applicable, a Series 2021-1 Class B Note may join with the purchasing Noteholder of a Series 2021-1 Class C Note, or, if applicable, a Series 2021-1 Class B Note (any such purchasing Noteholders of a Series 2021-1 Class C Note or, if applicable, a Series 2021-1 Class B Note shall be collectively referred to as the “Subordinate Purchasers”) in exercising the Subordinate Purchase Right and (iii) if prior to the end of such twenty (20) Business Day period any other Noteholder of a Series 2021-1 Class C Note or, if applicable, a Series 2021-1 Class B Note fails to notify the Subordinate Purchasers of such other Noteholder of a Series 2021-1 Class C Note’s, or if applicable, a Series 2021-1 Class B Note’s desire to participate in such a purchase, then such other Noteholder of a Series 2021-1 Class C Note or, if applicable, a Series 2021-1 Class B Note designated shall lose its right to purchase the Class A Notes and, if applicable, Class B Notes of all Outstanding Series. Upon receipt of any such notice, the Servicer shall calculate the then Subordinate Purchase Right Outstanding Priority Balance. Payment of the Subordinate Purchase Right Outstanding Priority Balance will in each case be made ratably by each Subordinate Purchaser to the Class A Noteholders and, if applicable, the Class B Noteholders based on the ratio of the Outstanding Note Principal Balance of the Class C Notes or, if applicable, Class B Notes held by such Subordinate Purchaser to the Outstanding Note Principal Balance of the Class C Notes or, if applicable, Class B Notes held by all Subordinate Purchasers. Following all Subordinate Purchaser’s payment of their portion of the Subordinate Purchase Right Outstanding Priority Balance, each applicable Subordinate Purchaser shall be the Noteholder of the applicable Class A Notes and, if applicable, Class B Notes and shall be entitled to all rights and interests to which a Noteholder of the Class A Notes and, if applicable, Class B Notes would be entitled. Any party who exercises the Subordinate Purchase Right will, upon exercising such right, become the Controlling Class Representative.

Section 2.12 Defeasance.

(a)           At any time other than during the continuance of the Prepayment Period for a Series of Outstanding Term Notes, upon 10 Business Days’ notice to the Indenture Trustee, the Co-Issuers may obtain the release from all covenants of this Indenture relating to the ownership and operation of the Data Centers by delivering United States government securities that provide for payments equal to the Scheduled Defeasance Payments with respect to each Series of then Outstanding Term Notes, provided, that (i) no Event of Default has occurred and is continuing, (ii) all Variable Funding Notes have been paid in full and the Class A-1 Commitment Amount of all Variable Funding Notes has been irrevocably reduced to zero and (iii) the Co-Issuers shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (a) all interest accrued and unpaid on the Class Principal Balance of each Class of Outstanding Term Notes to but not including the Defeasance Date (and if the Defeasance Date is not a Payment Date, the interest that would have accrued to but not including the next Payment Date), (b) all other sums then due under each Class of Term Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) U.S. government securities providing for payments equal to the Scheduled Defeasance Payments with respect to each Series of then Outstanding Term Notes. In addition, the Co-Issuers shall deliver to the Servicer on behalf of the Indenture Trustee (1) a security agreement granting the Indenture Trustee a first priority perfected security interest in the U.S. government securities so delivered by the Co-Issuers, (2) an Opinion of Counsel as to the enforceability and perfection of such security interest, (3) a confirmation by an Independent certified public accounting firm that the U.S. government securities so delivered are sufficient to pay all Scheduled Defeasance Payments with respect to each Series of Outstanding Notes, and (4) a Rating Agency Confirmation. The Co-Issuers, pursuant to the security agreement described above, shall authorize and direct that the payments received from the U.S. government securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Co-Issuers under the Notes and the other Transaction Documents.

(b)           If the Asset Entities will continue to own any material assets other than the U.S. government securities delivered in connection with the defeasance, the Co-Issuers shall establish or designate a special- purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee (with respect to which (i) a substantive non-consolidation Opinion of Counsel has been delivered to the Indenture Trustee and (ii) an Opinion of Counsel has been delivered to the Indenture Trustee that neither of the Co-Issuers will be required to register as an investment company under the Investment Company Act), and to transfer to that entity the pledged U.S. government securities. The new entity shall assume the obligations of the Co-Issuers under the Notes being defeased and the security agreement and the Obligors and the Guarantors shall be relieved of their obligations in respect thereof under the Transaction Documents. The Co-Issuers shall pay $10 to such new entity as consideration for assuming such obligations.

(c)           If the Co-Issuers satisfy the requirements of Section 2.12(a) to defease the Notes and delivers to the Indenture Trustee an Officer’s Certificate of the Co-Issuers and an Opinion of Counsel in compliance with Section 15.01, the Indenture Trustee shall promptly execute, acknowledge and deliver to the Obligors a release of the Collateral under the applicable Transaction Documents in recordable form to the extent applicable for such release; provided that the Obligors shall, at their sole expense, prepare any and all documents and instruments necessary to effect such release, all of which shall be subject to the reasonable approval of the Indenture Trustee, and the Obligors shall pay all costs reasonably incurred by the Indenture Trustee (including, but not limited to, reasonable attorneys’ fees and disbursements) in connection with the review, execution and delivery of the documents and instruments necessary to effect such release.

Section 2.13 Additional Data Centers; Additional Notes.

(a)           From time to time, the Co-Issuers may add one or more additional data centers and related tenant leases as additional collateral for the Notes (each such additional data center added after the Initial Closing Date, an “Additional Data Center”); provided that in connection with each such addition the following conditions are satisfied:

(i)           such Additional Data Center shall be an Eligible Data Center;

(ii)           a Rating Agency Confirmation is received with respect thereto;

(iii)           during a Special Servicing Period, the Servicer shall have confirmed satisfaction of the conditions precedent to the addition of such Additional Data Centers, such confirmation not to be unreasonably withheld, conditioned or delayed;

(iv)           the Indenture Trustee and the Servicer shall have received such Opinions of Counsel (consistent with the legal opinions delivered on the Initial Closing Date) as may be reasonably requested by the Servicer;

(v)           the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, shall, or shall have caused the applicable Asset Entity to, have reimbursed the Indenture Trustee and the Servicer for all third-party out-of-pocket costs and expenses incurred by the Indenture Trustee and the Servicer in relation to such addition;

(vi)           if such Additional Data Center is owned by an Additional Asset Entity to be contributed to either of the Co-Issuers in connection with the addition of such Additional Data Center, the Additional Asset Entity shall have executed and delivered to the Indenture Trustee and the Servicer a Joinder Agreement; and

(vii)           depending on whether the Additional Data Center is located in the United States or Canada, the U.S. Manager or the Canadian Manager, as applicable, shall have delivered an Officer’s Certificate of the Manager to the Servicer and the Indenture Trustee confirming compliance with the requirements of this Section 2.13(a).

(b)           The Co-Issuers may at any time and from time to time issue additional Notes (“Additional Notes”) in the manner set forth in Section 2.07 subject to the satisfaction of the applicable conditions set forth in this Section 2.13(b) pursuant to a Series Supplement in one or more Classes that may rank senior to, pari passu with, or subordinate to, any Series of Notes that will remain Outstanding after the issuance of such Additional Notes; provided that if any Notes (other than the Additional Notes) will remain Outstanding after the issuance of such Additional Notes (such Notes, the “Continuing Notes”) the following conditions shall have been satisfied with respect to such issuance: (a) the Additional Notes of a particular Class shall rank pari passu with the Continuing Notes, if any, of the Class of Notes bearing the same alphabetical and numerical Class designation (regardless of Series or date of issuance), although such Class of Notes may have other characteristics different than the Continuing Notes, and may have an Anticipated Repayment Date earlier than the Anticipated Repayment Date for any Series of Continuing Notes; (b) so long as the Series 2020-1 Class A-1 Notes are Outstanding, the Rated Final Payment Date of the Additional Notes will be later than the Rated Final Payment Date for the Series 2020-1 Class A-1 Notes; (c) a Rating Agency Confirmation with respect to each Series of Continuing Notes is obtained from each Rating Agency then rating such Series of Continuing Notes; (d) the Co-Issuers receive an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel with respect to the tax treatment of the Notes delivered on the Initial Closing Date) to the effect that the issuance of such Additional Notes will not (x) cause any of the Continuing Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations § 1.1001-3, (y) cause the U.S. Co-Issuer or the Canadian Co-Issuer to be taxable as other than a partnership or disregarded entity for U.S. federal income tax purposes or (z) cause any of the Continuing Notes to be characterized as other than indebtedness for U.S. federal income tax purposes; (e) after giving effect to the issuance of such Additional Notes the following conditions are satisfied: (w) the Class A LTV Ratio is less than or equal to (A) on or prior to the third anniversary of the Initial Closing Date, 65.0% or (B) following the third anniversary of the Initial Closing Date 70.0%, (x) the Class B LTV Ratio is less than or equal to (A) on or prior to the third anniversary of the Closing Date, 75.0% or (B) following the third anniversary of the Initial Closing Date 80.0%, (y) the Class C LTV Ratio is less than or equal to (A) on or prior to the third anniversary of the Closing Date, 80.0% or (B) following the third anniversary of the Initial Closing Date 85.0%, and (z) and the DSCR is equal to or greater than 1.85x; (f) the Servicer or the structuring advisor with respect to such Additional Notes (who will deliver the related appraisal to the Servicer), shall deliver new appraisals to the Indenture Trustee meeting the requirements set forth in the Servicing Agreement with respect to the Data Centers owned by the Asset Entities as of the closing date of the issuance of such Additional Notes; (g) immediately following the issuance of such Additional Notes, the outstanding principal amount of all Notes with a Note Rate that is a floating interest rate (assuming for the purposes of such calculation that the outstanding principal amount of any Variable Funding Notes is the maximum principal amount for such Notes) is less than or equal to 30.0% of the aggregate outstanding principal amount of all Notes outstanding; and (h) the Indenture Trustee receives an Officer’s Certificate of the Co-Issuers stating that all conditions precedent to the issuance of the Additional Notes under the Indenture have been satisfied.

Section 2.14 Canadian Interest Act. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest or a fee to be paid hereunder or under any Note or in connection herewith is to be calculated on the basis of a year of 360 days consisting of twelve 30-day months, the yearly rate of interest to which the rate or fee used in such calculation is equivalent during any particular period is the rate or fee so used multiplied by a fraction of which (a) the numerator is the product of (i) the actual number of days in the calendar year in which such period ends; and (ii) the sum of (A) the product of 30 and the number of complete months elapsed in the relevant period, and (B) the number of days elapsed in any incomplete month in the relevant period; and (b) the denominator is the product of 360 and the actual number of days in the relevant period. The Canadian Co-Issuer acknowledges and confirms that (1) this paragraph satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest or fees payable hereunder or any Notes; and (2) it is able to calculate the yearly rate or percentage of interest payable under any Note based upon the methodology set out above. If any provision of this Indenture would oblige a Canadian Obligor to make any payment of interest or other amount payable to any Noteholder in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by that Noteholder of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Noteholder of “interest” at a “criminal rate”.

ARTICLE III

ACCOUNTS

Section 3.01 Establishment of Collection Accounts and Sub-Accounts. (a) On or before the Initial Closing Date, the U.S. Co-Issuer shall have established an Eligible Account to serve as a collection account in the name of the Indenture Trustee (such account, and any account replacing the same in accordance with this Indenture and the Cash Management Agreement, the “U.S. Collection Account”) pursuant to, in any case in which the relevant Collection Account Bank is not the Indenture Trustee, an agreement with the Collection Account Bank at which the U.S. Collection Account is established (the “U.S. Collection Account Bank”) and the Indenture Trustee (the “U.S. Collection Account Control Agreement”) for the holding of collections with respect to the Data Centers located in the United States and any other collateral located in the United States (collectively, “U.S. Collections”).

(b)            On or before the Initial Closing Date, the Canadian Co-Issuer shall have established two Eligible Accounts to serve as collection accounts in the name of the Indenture Trustee (such accounts, and any account replacing the same accordance with this Indenture and the Cash Management Agreement, the “Canadian Collection Accounts” and, together with the U.S. Collection Account, and any other Eligible Account established to serve as a collection account in the name of the Indenture Trustee, the “Collection Accounts” and each a “Collection Account”), pursuant to, in any case in which the relevant Collection Account Bank is not the Indenture Trustee an agreement with the Collection Account Bank at which the Canadian Collection Accounts are established (the “Canadian Collection Account Bank”) and the Indenture Trustee (the “Canadian Collection Account Control Agreement” and, together with the U.S. Collection Account Control Agreement, and any other agreements with a Collection Account Bank with respect to other Collection Accounts established in connection with this Indenture, the “Collection Account Control Agreements”) for the holding of collections with respect to the Data Centers located in Canada and any other collateral located in Canada (collectively, “Canadian Collections”). One Canadian Collection Account shall hold Canadian Collections denominated in USD (the “USD Canadian Collection Account”) and the other shall hold Canadian Collections denominated in CAD (the “CAD Canadian Collection Account”).

(c)            An Eligible Account for each Sub-Account (each of which may have its own distinct portfolio number) shall be established and maintained for the benefit of the Noteholders. Each of the Collection Accounts and the Sub-Accounts shall be a non-interest bearing trust account and treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC. Except as expressly provided herein or in the Collection Account Control Agreements or the Cash Management Agreement, the Obligors shall not have the right to control or direct the investment or payment of funds in the Collection Accounts or the Sub-Accounts.

(d)            For so long as Wilmington Trust, National Association maintains the Collection Accounts and the Sub-Accounts, any foreign currency exchange related thereto shall be limited to CAD unless the Issuer has received the prior consent of Wilmington Trust, National Association.

Section 3.02 Deposits to the Collection Accounts. Any available funds on deposit in any Lock Box Account that the applicable Manager has identified as constituting Receipts pursuant to the Cash Management Agreement shall be deposited by wire transfer (or transfer via the ACH System) into the applicable Collection Account within two Business Days of receipt.

Section 3.03 Withdrawals from the Collection Accounts. The Indenture Trustee may make, from time to time and in accordance with the written direction of the Servicer, withdrawals from the Collection Accounts in the applicable Allocable Amounts as necessary for any of the following purposes and without regard to the priorities set forth in Article V: (i) to pay to itself the Indenture Trustee Fee then owing, (ii) to pay the Servicer the Servicing Fee then owing and, if an Event of Default exists under this Indenture, any Special Servicing Fee or Liquidation Fee then owing, or any Workout Fee, or any Other Servicing Fees then owing, each of which shall be payable at the times and in the amounts described in the Servicing Agreement, (iii) to pay or reimburse the Servicer, the Managers and the Indenture Trustee for Advances made by each and not previously reimbursed, together with Advance Interest thereon, in each case as set forth in this Indenture with respect to Debt Service Advances or Servicing Advances, (iv) to pay, reimburse or indemnify the Servicer or the Indenture Trustee for any other amounts payable, reimbursable or indemnifiable pursuant to the terms of this Indenture or the other Transaction Documents, (v) to pay any other Additional Issuer Expenses, (vi) to pay to the persons entitled thereto any amounts deposited in error and (vii) to clear and terminate the Collection Accounts on the date there are no Notes Outstanding.

Section 3.04 Application of Funds in the Collection Accounts. Funds in the Collection Accounts shall be allocated on each Application Date to the Sub- Accounts in accordance with Section 5.01 of this Indenture and Section 3.03 of the Cash Management Agreement.

Section 3.05 Application of Funds after Event of Default. If an Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Article III, the Servicer (acting on behalf of the Indenture Trustee for the benefit of the Noteholders) shall have all of the rights and remedies of the Indenture Trustee, for the benefit of the Noteholders, available under applicable law and under the Transaction Documents. Without limitation of the foregoing, for so long as an Event of Default is continuing, the Indenture Trustee (solely at the direction of the Servicer) shall apply any and all funds in the Collection Accounts, the Cash Trap Reserve Sub-Accounts and any other Accounts, and all other cash reserves held by or on behalf of the Indenture Trustee against all or any portion of any of the Obligations; provided, however, that any such payments in respect of amounts due on the Notes and/or any other amounts due under the Transaction Documents will be made in accordance with the priorities set forth in Article V.

ARTICLE IV

RESERVES

Section 4.01 Security Interest in Reserves; Other Matters Pertaining to Reserves.

(a)            The Obligors hereby grant to the Indenture Trustee a security interest for the benefit of the Indenture Trustee, individually and on behalf of the Noteholders, in and to all of the Obligors’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of the Indenture Trustee on behalf of the Noteholders created herein and all provisions of this Indenture and the other Transaction Documents pertaining to Account Collateral.

(b)            In addition to the rights and remedies provided in Article III and elsewhere herein, upon the occurrence and during the continuance of any Event of Default, the Servicer (acting on behalf of the Indenture Trustee) shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Transaction Documents or under any applicable law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of an Event of Default, the Indenture Trustee at the written direction of the Servicer, in the Servicer’s sole discretion, but subject to the Servicing Standard, may use the Reserves (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations in such order as the Servicer may determine in its sole discretion; provided, however, that such application of funds shall not cure or be deemed to cure any default and provided, further, that any payments on the Notes will be made in accordance with the priorities set forth in Article V, (ii) reimbursement of the Indenture Trustee and/or the Servicer for any outstanding fees and actual losses or expenses or indemnities (including, without limitation, reasonable legal fees), (iii) payment for the work or obligation for which such Reserves were reserved or were required to be reserved and (iv) application of the Reserves in connection with the exercise of any and all rights and remedies available to the Servicer acting on behalf of the Indenture Trustee at law or in equity or under this Indenture or pursuant to any of the other Transaction Documents. Nothing contained in this Indenture shall obligate the Servicer to apply all or any portion of the funds contained in the Reserves during the continuance of an Event of Default to payment of the Notes or (except as provided in the proviso to clause (i) of this Section 4.01(b)) in any specific order of priority.

Section 4.02 Funds Deposited with Indenture Trustee.

(a)            Permitted Investments; Return of Reserves to Obligors. Unless otherwise expressly provided herein, all funds of the Obligors which are deposited with the U.S. Collection Account Bank or the Canadian Collection Account Bank hereunder shall be invested by the applicable Collection Account Bank in one or more Permitted Investments at the written direction of the applicable Manager in accordance with the Cash Management Agreement and any investment income with respect thereto shall be credited to the related Reserve Sub-Account; provided that all amounts on deposit in the CAD Canadian Collection Account or in any Reserve Sub-Account thereof shall remain uninvested. Absent such written direction, the funds in the related Collection Accounts shall remain uninvested. After repayment of all of the Obligations, all funds held as Reserves will be promptly returned to, or as directed by, the Co-Issuers.

(b)            Funding at Closing. The Co-Issuers shall deposit with the Indenture Trustee the amounts necessary to fund each of the Reserves as set forth below. Deposits into the Reserves on the Initial Closing Date (or on any subsequent Closing Date) may occur by deduction from the amount of proceeds of the issuance of the Notes on such Closing Date that otherwise would be disbursed to the Co-Issuers, followed by deposit of the same into the applicable Sub- Account or Collection Account in accordance with the applicable Series Supplement on such Closing Date. Notwithstanding such deductions, the Notes shall be deemed for all purposes to be fully paid on the Closing Date for such Notes.

(c)            Funding upon any Addition of Additional Data Centers. The Co-Issuers shall deposit, upon the addition of any Additional Data Center, any amounts necessary to fully fund the Reserves described in Section 4.03 after giving effect to any increase in the Reserves made to reflect the addition of such Additional Data Centers.

Section 4.03 Priority Expense Reserve Sub-Accounts.

Pursuant to this Indenture, the Indenture Trustee, at the written request of the applicable Manager or based upon information set forth in the Monthly Report, shall deposit from Available Funds available for such purpose under Article V on each Application Date into (i) a Sub-Account of the U.S. Collection Account (said Sub-Account, the “U.S. Priority Expense Reserve Sub-Account”), an amount such that the amount on deposit in the U.S. Priority Expense Reserve Sub-Account on such Application Date equals the applicable Priority Expense Amount for such Application Date, (ii) a Sub-Account of the USD Canadian Collection Account (said Sub-Account, the “USD Canadian Priority Expense Reserve Sub-Account”), an amount such that the amount on deposit in the USD Canadian Priority Expense Reserve Sub-Account on such Application Date equals the applicable Priority Expense Amount for such Application Date, and (iii) a Sub-Account of the CAD Canadian Collection Account (said Sub-Account, the “CAD Canadian Priority Expense Reserve Sub-Account” and, together with the USD Canadian Priority Expense Reserve Sub-Account, the “Canadian Priority Expense Reserve Sub-Accounts” and, together with the U.S. Priority Expense Reserve Sub-Account and any other Sub-Account established in connection with this Indenture for purposes of Priority Expenses, the “Priority Expense Reserve Sub-Accounts”), an amount such that the amount on deposit in the CAD Canadian Priority Expense Reserve Sub-Account on such Application Date equals the applicable Priority Expense Amount for such Application Date. The funds held in the U.S. Priority Expense Reserve Sub- Account and the USD Canadian Priority Expense Reserve Sub-Account will be denominated in USD and the funds held in the CAD Canadian Priority Expense Reserve Sub-Account will be denominated in CAD and funds held in any other Priority Expense Reserve Sub-Account other than a U.S. Priority Expense Reserve Sub-Account or Canadian Priority Expense Reserve Sub-Account shall be held in the currency of the applicable Priority Expense Amount.

Each Monthly Report provided pursuant to Section 7.02(a)(iv) will set forth certain information with respect to the amounts of Priority Expenses due during the following Collection Period. So long as (i) no Event of Default has occurred and is continuing, (ii) the Obligors have provided the Indenture Trustee and the Servicer with the foregoing materials in a timely manner, and (iii) sufficient funds are held in the Priority Expense Reserve Sub-Accounts for the payment of the Priority Expenses relating to the Data Centers, as applicable, the Indenture Trustee shall, at the applicable Manager’s election and written direction, with written notice simultaneously delivered to the Servicer, from funds available in applicable Priority Expense Reserve Sub-Account (x) pay the Priority Expenses directly, (y) disburse such amounts to the Obligors to pay such Priority Expenses or (z) reimburse the Obligors for Priority Expenses previously paid by or on behalf of the Obligors.

Section 4.04 Capital Expenditures Reserve Sub-Accounts.

The Indenture Trustee, at the written request of the applicable Manager (in its sole and absolute discretion), shall deposit from Available Funds available for such purpose under Section 5.01(a) on each Application Date into (i) a Sub-Account of the U.S. Collection Account (said Sub-Account, the “U.S. Capital Expenditures Reserve Sub-Account”), an amount of funds necessary to fund expected Capital Expenditures (other than Maintenance Capital Expenditures) on the U.S. Data Centers, (ii) a Sub-Account of the USD Canadian Collection Account (said Sub-Account, the “USD Canadian Capital Expenditures Reserve Sub-Account”), an amount of funds denominated in USD necessary to fund expected Capital Expenditures payable in USD (other than Maintenance Capital Expenditures) on the Canadian Data Centers and (iii) a Sub-Account of the CAD Canadian Collection Account (said Sub-Account, the “CAD Canadian Capital Expenditures Reserve Sub-Account” and, together with the USD Canadian Capital Expenditures Reserve Sub-Account, the “Canadian Capital Expenditures Reserve Sub- Accounts” and, together with the U.S. Canadian Capital Expenditures Sub-Account and any other Sub-Account established in connection with this Indenture for purposes of Capital Expenditures, the “Capital Expenditures Reserve Sub-Accounts”), an amount of funds denominated in CAD necessary to fund expected Capital Expenditures payable in CAD (other than Maintenance Capital Expenditures) on the Canadian Data Centers.

Funds held in the U.S. Capital Expenditures Reserve Sub-Account and the USD Canadian Capital Expenditures Reserve Sub-Account will be denominated in USD. Funds held in the CAD Canadian Capital Expenditures Reserve Sub-Account will be denominated in CAD, and thus any Canadian Collections in USD that are to be deposited therein on any Application Date will be converted to CAD four Business Days prior to the date of such deposit using the Spot Rate in effect on the Business Day immediately preceding such date of conversion. Funds held in any other Capital Expenditure Reserve Sub-Account other than a U.S. Capital Expenditure Reserve Sub-Account or Canadian Capital Expenditure Reserve Sub-Account shall be held in the currency of the applicable Capital Expenditure and thus any Collections that are to be deposited therein on any Application Date will be converted to such applicable foreign currency four Business Days prior to the date of such deposit using the Spot Rate in effect on the Business Day immediately preceding such date of conversion. In addition, the Co- Issuers may, at any time, deposit (i) any draws on the Variable Funding Notes (or the proceeds of the issuance of Additional Notes), (ii) any capital contribution received from the Parent for such purpose or (iii) any other amounts available to the Co-Issuers into the applicable Capital Expenditures Reserve Sub-Account for use in connection with funding of expected Capital Expenditures (other than Maintenance Capital Expenditures) with respect to any Data Center. At any time at which the applicable Manager determines that the sum of (x) the amount on deposit in the applicable Capital Expenditures Reserve Sub-Account and (y) the applicable Allocable Share of the undrawn Class A-1 Commitment Amount that would be permitted to be drawn at such time exceeds the amount of funds reasonably necessary to fund expected Capital Expenditures (other than Maintenance Capital Expenditures) on the applicable Data Centers, the Issuer or the Co-Issuer may, upon written direction to the Indenture Trustee, which direction may not be delivered more than once per calendar month with respect to any withdrawal from any one Capital Expenditures Reserve Sub-Account, withdraw any excess funds on deposit in the applicable Capital Expenditures Reserve Sub-Account. The Indenture Trustee shall release to the Issuer or the Co-Issuer (or the applicable Manager on the behalf of the Issuer or the Co-Issuer, as applicable) upon written request of the Issuer or the Co-Issuer (or the applicable Manager on the behalf of the Issuer or the Co- Issuer, as applicable) from the applicable Capital Expenditures Reserve Sub-Account, within one Business Day of receipt of such request, funds on deposit therein required to pay any amount due and payable with respect to any Capital Expenditures (other than Maintenance Capital Expenditures).

Section 4.05 Cash Trap Reserve Sub-Accounts.

If a Cash Trap Condition shall occur (as set forth in a report by the Servicer, which shall be based upon the Monthly Report required to be delivered pursuant to Section 7.02(a)(iv)), then, on each Application Date from and after the date that it is determined that a Cash Trap Condition has occurred and for so long as such Cash Trap Condition continues to exist, an amount equal to the remaining amount of Available Funds in the Collection Accounts for such Application Date after making the allocations and payments set forth in Section 5.01(a)(i) through (xx) (the “Cash Trap Reserve Amount”) shall be deposited with the Indenture Trustee and (i) in the case of cash from U.S. Collections, held in a Sub-Account of the U.S. Collection Account (the “U.S. Cash Trap Reserve Sub-Account”) or (ii) in the case of Canadian Collections, held in a Sub-Account of the USD Canadian Collection Account (the “Canadian Cash Trap Reserve Sub-Account” and, together with the U.S. Cash Trap Reserve Sub-Account, the “Cash Trap Reserve Sub-Account”), in each case, in accordance with the terms of the Cash Management Agreement and this Indenture (said funds, together with any interest thereon, the “Cash Trap Reserve”). Funds held in the Cash Trap Reserve Sub-Accounts will be denominated in USD, and thus any Collections in a foreign currency that are to be deposited in either Cash Trap Reserve Sub- Account will be converted to USD four Business Days prior to the date of such deposit using the Spot Rate in effect on the Business Day immediately preceding such date of conversion.

Prior to the commencement of an Amortization Period, if a Cash Trap Condition ceases to exist and if no Event of Default has occurred and is continuing, any funds then on deposit in the Cash Trap Reserve Sub-Accounts will be transferred by the Indenture Trustee, upon written direction of the applicable Manager or the Servicer, to the applicable Collection Account to be applied as Available Funds. Prior to the commencement of an Amortization Period, if a Cash Trap Condition exists for six consecutive calendar months, then on the immediately succeeding Payment Date (and on each sixth Payment Date thereafter so long as such Cash Trap Condition continues to exist), the Indenture Trustee, at the written direction of the Servicer, shall apply all funds on deposit in the Cash Trap Reserve Sub-Accounts to make a prepayment on the Classes of Notes of all Series in direct order of alphabetical designation (with any amounts so applied to the Class A Notes being further applied among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority). On (i) the first Business Day to occur after the commencement of an Amortization Period, (ii) the first Business Day after the occurrence of an Event of Default that is then continuing or (iii) at the direction of the Co-Issuers, on any Business Day, the Indenture Trustee shall apply all funds on deposit in the Cash Trap Reserve Sub-Accounts, at the written direction of the Servicer, to reimburse the Indenture Trustee and the Servicer in respect of any unreimbursed Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents), and the remaining amount thereof shall be deposited in the Debt Service Sub-Account and applied to payment of the Notes on such Payment Date in accordance with Section 5.01(g).

Section 4.06 Early Termination Fee Reserve Sub-Accounts.

If an Early Termination Fee is received by an Asset Entity with respect to an Early Terminated Tenant Lease and either (1) after giving effect to such termination (together with any concurrent replacement), (x) the pro forma Class A Amortization DSCR is less than 1.30x, (y) the pro forma Class B Amortization DSCR is less than 1.15x, or (z) the pro forma Class C Amortization DSCR is less than 1.05x or (2) such termination, considered together with any such concurrent replacement, would have a Material Adverse Effect, then such Early Termination Fee shall be deposited into (i) a Sub-Account of the U.S. Collection Account (the “U.S. Early Termination Fee Reserve Sub- Account”) in the case of any Early Termination Fees received by an Asset Entity located in the United States, (ii) a Sub-Account of the USD Canadian Collection Account (the “USD Canadian Early Termination Fee Reserve Sub-Account”) in the case of any Early Termination Fees denominated in USD received by an Asset Entity located in Canada and (iii) a Sub-Account of the CAD Canadian Collection Account (the “CAD Canadian Early Termination Fee Reserve Sub-Account” and, together with the USD Canadian Early Termination Fee Reserve Sub- Account, the “Canadian Early Termination Fee Reserve Sub-Accounts” and, together with the U.S. Early Termination Fee Reserve Sub- Account and any other Sub-Account established in connection with this Indenture for purposes of Early Termination Fees, the “Early Termination Fee Reserve Sub- Accounts”) in the case of any Early Termination Fees denominated in CAD received by an Asset Entity located in Canada. Funds held in the U.S. Early Termination Fee Reserve Sub-Account and the USD Canadian Early Termination Fee Reserve Sub-Account will be denominated in USD, funds held in the CAD Canadian Early Termination Fee Reserve Sub-Account will be denominated in CAD and funds held in any other Early Termination Fee Reserve Sub-Account other than a U.S. Early Termination Fee Reserve Sub-Account or Canadian Early Termination Fee Reserve Sub-Account shall be held in the currency of the applicable Early Termination Fee.

On the first Business Day of each Collection Period, an amount equal to the Available Terminated Tenant Lease Rent Amount for such Collection Period under each Early Terminated Tenant Lease for which an Early Termination Fee is on deposit in an Early Termination Fee Reserve Sub-Account shall be transferred from the applicable Early Termination Fee Reserve Sub-Account to the related Collection Account, at the written direction of the Servicer, to be applied pursuant to Section 5.01(a). On the first Business Day of each Collection Period on which all of the Leased Capacity contracted to be provided under such Early Terminated Tenant Lease has been re-leased, if, after giving effect to such re-leasing, (w) the pro forma Class A Amortization DSCR is at least 1.30x, (x) the pro forma Class B Amortization DSCR is at least 1.15x, (y) the pro forma Class C Amortization DSCR is at least 1.05x and (z) the termination of such Early Terminated Tenant Lease (giving effect to such re-leasing) does not have a Material Adverse Effect, then the Early Termination Fee with respect to such Early Terminated Tenant Lease (less all Available Terminated Tenant Lease Rent Amounts previously transferred to the applicable Collection Account) shall be transferred from such Early Termination Fee Reserve Sub-Account to the related Collection Account to be applied as Available Funds (at the written direction of the Servicer). If either (x) on the first date on which all of the Leased Capacity contracted to be provided under such Early Terminated Tenant Lease has been re-leased, after giving effect to such re-leasing, (A) the pro forma Class A Amortization DSCR is less than 1.30x, (B) the pro forma Class B Amortization DSCR is less than 1.15x, (C) the pro forma Class C Amortization DSCR is less than 1.05x or (D) the termination of such Early Terminated Tenant Lease does have a Material Adverse Effect or (y) all of the Leased Capacity contracted to be provided under such Early Terminated Tenant Lease is not re-leased on or prior to the date that is 12 months after the effective date of the termination of such Early Terminated Tenant Lease and if (1) the pro forma Class A Amortization DSCR is less than 1.30x, (2) the pro forma Class B Amortization DSCR is less than 1.15x, (3) the pro forma Class C Amortization DSCR is less than 1.05x or (4) such shortfall would have a Material Adverse Effect, then on such date the Indenture Trustee, upon written direction from the Servicer, shall apply the related Early Termination Fee Prepayment Amount as of such date to make a prepayment on the unpaid principal amount of the Term Notes, together with any applicable Prepayment Consideration, in direct order of alphabetical designation, pro rata based on the Note Principal Balance of each such Note of such Class on such date.

Section 4.07 Executed Forward Starting Lease Reserve Sub Accounts.

The Indenture Trustee, at the written request of the applicable Manager, shall deposit from Available Funds available for such purpose under Section 5.01(a) on each Application Date into (i) a Sub-Account of the U.S. Collection Account (said Sub-Account, the “U.S. Executed Forward Starting Lease Reserve Sub-Account”), an amount determined by the U.S. Manager to be deposited therein up to the amount necessary to cause the balance of such Sub-Account to be equal to the applicable Executed Forward Starting Lease Reserve Amount as of such day, (ii) a Sub-Account of the USD Canadian Collection Account (said Sub-Account, the “USD Canadian Executed Forward Starting Lease Reserve Sub-Account”), an amount determined by the Canadian Manager to be deposited therein up to the amount necessary to cause the balance of such Sub-Account to be equal to the applicable Executed Forward Starting Lease Reserve Amount as of such day and (iii) a Sub-Account of the CAD Canadian Collection Account (said Sub-Account, the “CAD Canadian Executed Forward Starting Lease Reserve Sub-Account” and, together with the USD Canadian Executed Forward Starting Lease Reserve Sub-Account, the “Canadian Executed Forward Starting Lease Reserve Sub-Accounts” and, together with the U.S. Executed Forward Starting Lease Reserve Sub-Account and any other Sub-Account established in connection with this Indenture for purposes of the Executed Forward Starting Lease Reserve Amount, the “Executed Forward Starting Lease Reserve Sub-Accounts”), an amount determined by the Canadian Manager to be deposited therein up to the amount necessary to cause the balance of such Sub-Account to be equal to the applicable Executed Forward Starting Lease Reserve Amount as of such day. On the first Business Day of each Collection Period commencing on or prior to the Executed Forward Starting Lease Rent Commencement Date for any Executed Forward Starting Lease for which amounts have been so deposited in an Executed Forward Starting Lease Reserve Sub- Account, an amount equal to the portion of the reserved funds allocable to such Collection Period (in accordance with a schedule delivered to the Indenture Trustee and the Servicer by the applicable Manager) will be transferred from such Executed Forward Starting Lease Reserve Sub-Account to the related Collection Account to be applied pursuant to Section 5.01(a). Funds held in the U.S. Executed Forward Starting Lease Reserve Sub-Account and the USD Canadian Executed Forward Starting Lease Reserve Sub-Account will be denominated in USD, funds held in the CAD Canadian Executed Forward Starting Lease Reserve Sub-Account will be denominated in CAD and funds held in any other Executed Forward Starting Lease Reserve Sub-Account other than a U.S. Executed Forward Starting Lease Reserve Sub-Account or Canadian Executed Forward Starting Lease Reserve Sub-Account shall be held in the currency of the applicable Executed Forward Starting Lease.

Section 4.08 Liquidity Reserve Sub-Accounts.

The Indenture Trustee, at the written request of the applicable Manager or upon the direction of Servicer if the applicable Manager fails to provide such written request (or in the context of an Omitted Payable Sums Certification), shall deposit from Available Funds available for such purpose under Section 5.01(a) on each Application Date (i) into a Sub-Account of the U.S. Collection Account (such Sub-Account, the “U.S. Liquidity Reserve Sub-Account”) any amounts necessary to make the amount on deposit therein equal to the applicable portion of the Required Liquidity Reserve Amount as of such date and (ii) into a Sub-Account of the USD Canadian Collection Account (such Sub-Account, the “Canadian Liquidity Reserve Sub-Account” and, together with the U.S. Liquidity Reserve Sub-Account, the “Liquidity Reserve Sub-Accounts”) any amounts necessary to make the amount on deposit therein equal to the applicable portion of the Required Liquidity Reserve Amount as of such date. If on any Payment Date, the amounts on deposit in either Liquidity Reserve Sub-Account exceed the applicable Required Liquidity Reserve Amount, the excess amount then on deposit in the applicable Liquidity Reserve Sub-Account will be released to, or at the direction of, the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable. Funds held in the Liquidity Reserve Sub-Accounts will be denominated in USD, and thus any Collections in a foreign currency that are to be deposited therein will be converted to USD four Business Days prior to the date of such deposit using the Spot Rate in effect on the Business Day immediately preceding such date of conversion.

Section 4.09 Debt Service Sub-Account. Funds shall be deposited in the Debt Service Sub-Account in accordance with this Indenture and the other Transaction Documents. Funds held in the Debt Service Sub-Account will be denominated in USD, and thus any Collections in a foreign currency that are to be deposited therein will be converted to USD four Business Days prior to the date of such deposit using the Spot Rate in effect on the Business Day immediately preceding such date of conversion.

Section 4.10 Specified Material Tenant Lease Reserve Sub-Accounts.

(a)            If as of any date of determination, a Specified Material Tenant Lease Event occurs the Co-Issuers shall, on the date of such occurrence deposit into (i) a Sub-Account of the U.S. Collection Account (the “U.S. Specified Material Tenant Lease Reserve Sub-Account”) in the case of any Specified Material Tenant Leases received by an Asset Entity located in the United States, (ii) a Sub-Account of the USD Canadian Collection Account (the “USD Canadian Specified Material Tenant Lease Reserve Sub-Account”) in the case of any Specified Material Tenant Leases denominated in USD received by an Asset Entity located in Canada and (iii) a Sub-Account of the CAD Canadian Collection Account (the “CAD Canadian Specified Material Tenant Lease Reserve Sub-Account” and, together with the USD Canadian Specified Material Tenant Lease Reserve Sub- Account, the “Canadian Specified Material Tenant Lease Reserve Sub-Accounts” and, together with the U.S. Specified Material Tenant Lease Reserve Sub-Account and any other Sub-Account established in connection with this Indenture for purposes of Specified Material Tenant Leases, the “Specified Material Tenant Lease Reserve Sub- Accounts”) (including in the form of an Equity Cure Contribution) an amount equal to the lesser of (A) (1) the product of two and the Annualized Base Rent with respect to such Specified Material Tenant Lease, less (2) the aggregate amount of base rent (less any Pass-Through Expenses) scheduled to be paid until the termination of such lease and (B) the Annualized Base Rent for such Specified Material Tenant Lease as of the date such Specified Material Tenant Lease Event occurred less the Annualized Base Rate as of the date of determination with respect to any new Tenant Lease related to the Leased Capacity (or any portion thereof) of such Specified Material Tenant Lease (such amount the “Specified Material Tenant Lease Reserve Amount”).

(b)            If the pro forma AANOI Leverage is greater than the Target Leverage Ratio on the first Business Day of each Collection Period commencing after the occurrence of a Specified Material Tenant Lease Event and before the Payment Date that is 12 calendar months following the occurrence of a Specified Material Tenant Lease Event, then an amount equal to the portion of the reserved funds allocable to such Collection Period (in accordance with a schedule delivered to the Indenture Trustee and the Servicer by the applicable Manager) will be transferred from such Specified Material Tenant Lease Reserve Sub-Account to the related Collection Account to be applied pursuant to Section 5.01(a).

(c)            On the Payment Date that is 12 calendar months following the occurrence of a Specified Material Tenant Lease Event, the Indenture Trustee, upon written direction from the Servicer, shall apply amounts deposited into the Specified Material Lease Sub-Account with respect to such Specified Material Tenant Lease in an amount necessary to reduce the pro forma AANOI Leverage Ratio (calculated without giving effect to amounts on deposit in the Specified Material Tenant Lease Reserve Sub-Accounts with respect to such Tenant Lease) to the Target Leverage Ratio as of such date (such amount a “Specified Material Tenant Lease Prepayment Amount”) to make a prepayment on the unpaid principal amount of the Term Notes, pro rata based on the Note Principal Balance of each such Note of such Class on such date.

(d)            At such time or any other time in which the pro forma AANOI Leverage Ratio is less than the Target Leverage Ratio, the Indenture Trustee, at the direction of the Servicer, shall release any other amounts on deposit in the Specified Material Tenant Lease Reserve Sub-Accounts with respect to such Specified Material Tenant Lease to the U.S. Collection Account to be applied as Available Funds on the next Application Date.

ARTICLE V

ALLOCATION OF COLLECTIONS; PAYMENTS TO NOTEHOLDERS

Section 5.01 Allocations and Payments.

(a)            On each Scheduled Application Date and any Optional Application Date, (in the case of an Optional Application Date, at the prior written election of the Managers delivered to the Indenture Trustee and the Servicer four Business Days prior to such date), Available Funds for such Application Date in the U.S. Collection Account and Available Funds for such Application Date in the Canadian Collection Accounts will be applied by the Indenture Trustee at the written direction of the Servicer (pursuant to the applicable Servicing Report and in accordance with the related Monthly Report or, alternatively, if delivered in accordance with the terms of the Transaction Documents, based on the information contained in an Omitted Payable Sums Certification delivered by Servicer) in the following order of priority (in each case after taking into account (x) allocations and payments of a higher priority, (y) all Available Funds for any prior Optional Application Date having the same Relevant Payment Date applied on such prior Optional Application Date and (z) the payment obligations between the U.S. Co-Issuer and the Canadian Co-Issuer to fund Shortfall Payments and the Co-Issuer’s ability to use funds in any available Collection Account (in each case, as described in Sections 5.01(b) through (f))):

(i)            to the applicable Priority Expense Reserve Sub-Account, until such Sub-Account contains an amount equal to the applicable Priority Expense Amount for such Application Date; provided, however, that at any time that an Event of Default exists pursuant to Section 10.01(k) (“Subclause (i) Override Period”), then no Available Funds shall be applied pursuant to this subclause (i) until all Debt Service Advances and Servicing Advances, together with Advance Interest thereon, have been repaid in full to the Servicer or Indenture Trustee, as applicable, pursuant to subclause (ii)(B) hereof, inclusive of the proviso thereto;

(ii)            in the following order, (A) to the Indenture Trustee and the Servicer in an amount equal to the applicable Allocable Share of Indenture Trustee Fee, the Servicing Fee and the Other Servicing Fees that remain unpaid from prior Payment Dates, (B) to the Indenture Trustee and the Servicer in respect of the applicable Allocable Share of unreimbursed Advances, including Advance Interest thereon and (C) to the Indenture Trustee and the Servicer the amount of the applicable Allocable Share of the Indenture Trustee Fee, the Servicing Fee and the Other Servicing Fees due on or prior to the Relevant Payment Date and unpaid as of such date; provided, however, that during any Subclause (i) Override Period, amounts due pursuant to subclause (B) hereof shall be paid in first priority over amounts due pursuant to subclause (A) hereof, it being the intent of all parties that during a Subclause (i) Override Period all Available Funds be applied first to reimburse the Indenture Trustee and the Servicer for outstanding Advances as set forth in subclause (B);

(iii)            in the following order, (A) to the Indenture Trustee, the Servicer and/or other applicable Person in payment of the applicable Allocable Share of Additional Issuer Expenses due on or prior to the Relevant Payment Date and unpaid as of such date, but, other than after the occurrence and during the continuance of an Event of Default, only to the extent that after giving effect thereto, and all other concurrent or previous payments of Additional Issuer Expenses during the Relevant Collection Period, the Annual Additional Issuer Expense Limit with respect to the Relevant Payment Date shall have not been exceeded and (B) to the Class A-1 Administrative Agent for any Series of Variable Funding Notes in an amount equal to the applicable Allocable Share of Class A-1 Administrative Agent Fee for such Series of Variable Funding Notes due and unpaid as of such date;

(iv)            to the Debt Service Sub-Account, an amount equal to the amount of (A) the applicable Allocable Share of Accrued Note Interest (other than Contingent Interest) for all Class A Notes for the Relevant Payment Date (including any amounts expected to accrue on any anticipated draws on any Class A-1 Notes prior to the end of the related Interest Accrual Period, as reasonably determined by the Managers) and, to the extent not previously paid, for all prior Payment Dates and (B) the applicable Allocable Share of any accrued and unpaid VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due on or prior to the Relevant Payment Date to the holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement with respect to such Class A-1 Notes;

(v)            if (A) an Amortization Period is not then in effect, (B) no Event of Default has occurred and is continuing and (C) such Application Date does not occur during an ARD Period with respect to any Class A Notes, to the Debt Service Sub-Account, an amount equal to the amount of the applicable Allocable Share of Accrued Note Interest for all Class B Notes for the Relevant Payment Date and, to the extent not previously paid, for all prior Payment Dates;

(vi)            if (A) an Amortization Period is not then in effect, (B) no Event of Default has occurred and is continuing and (C) such Application Date does not occur during an ARD Period with respect to any Class A Notes or Class B Notes, to the Debt Service Sub-Account, an amount equal to the amount of the applicable Allocable Share of Accrued Note Interest for all Class C Notes for the Relevant Payment Date and, to the extent not previously paid, for all prior Payment Dates;

(vii)            to the U.S. Asset Entities or the Canadian Asset Entities, as applicable, until such Asset Entities have received an aggregate amount equal to the excess, if any, of (a) the Monthly Expense Amount for the Relevant Collection Period and, to the extent not previously paid, for all prior Collection Periods over (b) the amount, if any, drawn from the Liquidity Reserve Sub-Accounts with respect to Operating Expenses and Maintenance Capital Expenditures of such Asset Entities for the Relevant Collection Period and, to the extent not previously paid, for all prior Collection Periods;

(viii)            to the applicable Manager, the amount necessary to pay the accrued and unpaid Management Fee due to such Manager for the Relevant Collection Period and, to the extent not previously paid, for all prior Collection Periods;

(ix)            to the U.S. Asset Entities or the Canadian Asset Entities, as applicable, the amount equal to the excess, if any, of (a) the amount necessary to pay the Operating Expenses and Maintenance Capital Expenditures of such Asset Entities for the Relevant Collection Period, in excess of the Monthly Expense Amount for such Collection Period that has been approved by the Servicer, if any over (b) the amount, if any, drawn from the Liquidity Reserve Sub-Accounts with respect to Operating Expenses and Maintenance Capital Expenditures of such Asset Entities for such Collection Period in excess of the Monthly Expense Amount for such Collection Period that has been approved by the Servicer, if any;

(x)            to the applicable Liquidity Reserve Sub-Account, any amounts necessary to make the amount on deposit therein equal to the applicable Required Liquidity Reserve Amount;

(xi)            if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, an amount equal to the applicable Allocable Share of the Class A Sweep Amount, if any, for the Relevant Payment Date;

(xii)            if (A) an Amortization Period is not then in effect, (B) a Cash Trap Condition is not then in effect and (C) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, an amount equal to the applicable Allocable Share of the Class A-2 Monthly Amortization Amount for any Class A-2 Notes of a Series for the Relevant Payment Date;

(xiii)            if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, if the Additional Principal Payment Amount for the Relevant Payment Date is greater than zero, to the Debt Service Sub-Account, an amount equal to the applicable Allocable Share of the Additional Principal Payment Amount for the Relevant Payment Date together with any applicable Prepayment Consideration with respect thereto;

(xiv)            if such Application Date is during an ARD Period for any of Outstanding Variable Funding Notes or Term Notes that contains Class A Notes and (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, the applicable Allocable Share of the aggregate Note Principal Balance of the Outstanding Variable Funding Notes or Term Notes that are Class A Notes, as the case may be, of such Series;

(xv)            if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, an amount equal to the amount of the applicable Allocable Share of Accrued Note Interest for all Class B Notes for the Relevant Payment Date;

(xvi)            if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, an amount equal to the applicable Allocable Share of the Class B Sweep Amount, if any, for the Relevant Payment Date;

(xvii)            if such Application Date is during an ARD Period for any outstanding Class B Notes and (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, the applicable Allocable Share of the aggregate Note Principal Balance of the outstanding Class B Notes of such Series;

(xviii)            if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, an amount equal to the amount of the applicable Allocable Share of Accrued Note Interest for all Class C Notes for the Relevant Payment Date;

(xix)            if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, an amount equal to the applicable Allocable Share of the Class C Sweep Amount, if any, for the Relevant Payment Date;

(xx)            if such Application Date is during an ARD Period for any outstanding Class C Notes and (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Debt Service Sub-Account, the applicable Allocable Share of the aggregate Note Principal Balance of the outstanding Class C Notes of such Series;

(xxi)            if a Cash Trap Condition is continuing and no Event of Default or Amortization Period has occurred and is continuing, to the applicable Cash Trap Reserve Sub-Account, the remaining amount of Available Funds with respect to the U.S. Collection Account or the Canadian Collection Accounts, as applicable, for such Application Date after making the allocations and payments described above;

(xxii)            during an Amortization Period or during the continuation of an Event of Default, to the Debt Service Sub-Account the applicable Allocable Share of the aggregate Note Principal Balance of all Outstanding Class A Notes;

(xxiii)            during an Amortization Period or during the continuation of an Event of Default, to the Debt Service Sub-Account, an amount equal to the amount of the applicable Allocable Share of Accrued Note Interest for all Class B Notes for the Relevant Payment Date;

(xxiv)            during an Amortization Period or during the continuation of an Event of Default, to the Debt Service Sub-Account, the applicable Allocable Share of the aggregate Note Principal Balance of the outstanding Class B Notes of such Series;

(xxv)            during an Amortization Period or during the continuation of an Event of Default, to the Debt Service Sub-Account, an amount equal to the amount of the applicable Allocable Share of Accrued Note Interest for all Class C Notes for the Relevant Payment Date;

(xxvi)            during an Amortization Period or during the continuation of an Event of Default, to the Debt Service Sub-Account, the applicable Allocable Share of the aggregate Note Principal Balance of the outstanding Class C Notes of such Series;

(xxvii)            to the Debt Service Sub-Account the applicable Allocable Share of the amount of Contingent Interest, Deferred VFN Funding Amount, Deferred Contingent Interest, Post-ARD Additional Interest and Deferred Post-ARD Additional Interest due in respect of the Notes for the Relevant Payment Date, and, to the extent not previously paid, for all prior Payment Dates;

(xxviii)           to the Indenture Trustee, the Servicer and/or other applicable Person an amount equal to the applicable Allocable Share of any Additional Issuer Expenses not otherwise paid to the Indenture Trustee, the Servicer and/or other applicable Person pursuant to clause (iii) above due to the operation of the Annual Additional Issuer Expense Limit, plus accrued interest thereon as if such Additional Issuer Expenses were Advances;

(xxix)            at the direction of the applicable Manager, to the applicable Executed Forward Starting Lease Reserve Sub-Account, any amounts determined by such Manager to be deposited therein up to the amount that would cause the balance thereof to be equal to the applicable Executed Forward Starting Lease Reserve Amount;

(xxx)            at the direction of the applicable Manager, to the applicable Specified Material Tenant Lease Reserve Sub-Account, any amounts determined by such Manager to be deposited therein up to the amount that would cause the balance thereof to be equal to the applicable Specified Material Tenant Lease Reserve Amount;

(xxxi)            at the direction of the Co-Issuers (or the Managers on behalf of the Co-Issuers), to the Class A-1 Noteholders (or the Class A-1 Administrative Agent, on behalf of the Class A- 1 Noteholders), the applicable Allocable Share of any optional payments of principal on the aggregate Note Principal Balance of the Class A-1 Notes;

(xxxii)            at the direction of the applicable Manager, to the applicable Capital Expenditures Reserve Sub-Account, any amounts determined by the applicable Manager to be deposited therein;

(xxxiii)           to the applicable Manager, in respect of the applicable Allocable Share of any unreimbursed Advances, including Advance Interest thereon;

(xxxiv)            in the case of Available Funds with respect to the U.S. Collection Account, to the Canadian Co-Issuer the amount of any Shortfall Payments made by the Canadian Co-Issuer on any prior Application Date and not previously reimbursed, and in the case of Available Funds with respect to the Canadian Collection Accounts, to the U.S. Co-Issuer the amount of any Shortfall Payments made by the Issuer on any prior Application Date and not previously reimbursed; and

(xxxv)            to the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, the remaining amount of Available Funds in the U.S. Collection Account or the Canadian Collection Accounts, respectively, for such Application Date after making the allocations and payments described above, to be used for any purpose not prohibited under the Transaction Documents.

(b)            Each of the U.S. Co-Issuer and the Canadian Co-Issuer shall be obligated to pay any shortfall in the priority of payments due to a lack of funds in the U.S. Collection Account or the Canadian Collection Accounts, as applicable. So long as there are sufficient funds to pay the amounts so allocated to the U.S. Obligors at a given priority from the U.S. Collection Account and to pay the amounts so allocated to the Canadian Obligors at such priority from the Canadian Collection Accounts, such payments shall be made from such applicable accounts. In the event that, for a given payment priority, there are insufficient funds in the U.S. Collection Account but there are additional funds in the Canadian Collection Accounts or there are insufficient funds in the Canadian Collection Accounts but there are additional funds in the U.S. Collection Account, the funds in such other Collection Account or Collection Accounts shall be applied to the extent necessary to fund such shortfall (any such funds applied to fund such shortfall, a “Shortfall Payment”). All collections constitute Collateral for the Notes and in no event will any amounts be released to any Obligor from any Collection Account on any Application Date, except as and only to the extent specifically provided for in Section 5.01(a)(vii) and (ix), if any payments specified in Section 5.01(a)(i) through (xxx) remain unpaid on such Application Date.

(c)            All collections received by Obligors with respect to the Data Centers shall be deposited into the applicable Collection Account based on the currency in which such collections are received, and shall be applied on an aggregate basis in accordance with Section 5.01(a) to obligations of the Obligors. For any given priority, to the extent available, Collections will be applied in the same currency as the related obligation is denominated in. In the event that, for a given priority, there are insufficient funds in one Canadian Collection Account to make payments in the related currency, but there are additional funds in the other Canadian Collection Account, the funds in such other Canadian Collection Account will be applied to the extent necessary to fund such shortfall.

(d)            If, on any Application Date, Available Funds denominated in USD need to be converted to pay obligations payable in a different foreign currency, or available funds denominated in a foreign currency need to be converted to pay obligations payable in USD, such funds shall be converted to the necessary currency four Business Days prior to such Application Date using the Spot Rate in effect on the Business Day immediately preceding such date of conversion.

(e)            If a Cash Trap Condition is continuing and no Event of Default has occurred and is continuing, all available funds on deposit in any non-U.S. Dollar denominated Collection Account on any Application Date after making the allocations and payments pursuant to Section 5.01(a)(i) through (xx) above, shall be converted to U.S. Dollars four Business Days prior to such Application Date using the Spot Rate in effect on the Business Day immediately preceding such date of conversion and shall be deposited into the applicable Cash Trap Reserve Sub- Account pursuant to Section 5.01(a)(xxi) on such Application Date.

(f)            If an Amortization Period is continuing or an Event of Default has occurred and is continuing, all Available Funds on deposit in any non-U.S. Dollar denominated Collection Account on any Application Date after making the allocations and payments described in Section 5.01(a)(i) through (xxi) above, shall be converted to U.S. Dollars four Business Days prior to such Application Date using the Spot Rate in effect on the Business Day immediately preceding such date of conversion and shall be deposited into the Debt Service Sub-Account pursuant to Section 5.01(a)(xxii)-(xxvi).

(g)             On each Payment Date, based upon information set forth in the Servicing Report, funds deposited in the Debt Service Sub-Account from the Collection Accounts on each Application Date for which such Payment Date is the Relevant Payment Date and any amounts that are required to be transferred from the Cash Trap Reserve Sub-Accounts or the Liquidity Reserve Sub-Accounts to the Debt Service Sub-Account on such Payment Date, in each case, in accordance with the priority of payments set forth in Section 5.01(a), together with any Debt Service Advance for such Payment Date (collectively, the “Payment Date Funds”) will be (i) to the extent such amounts are denominated in a foreign currency, converted to USD four Business Days prior to such Application Date using the Spot Rate in effect on the Business Day immediately preceding such date of conversion and (ii) applied by the Indenture Trustee or the Paying Agent, upon direction from the Servicer, in the following order of priority (in each case to the extent of available funds on such day after taking into account allocations and payments of a higher priority but subject to the right of the Indenture Trustee to withdraw funds from the Debt Service Sub- Account to pay amounts owing under the Transaction Documents to the Indenture Trustee and the Servicer pursuant to Article III and Article IV):

(i)             if no Event of Default has occurred and is continuing, to the Holders of each Class of Class A Notes (and amounts so allocated to the Class A Notes will be further allocated among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority), in respect of interest (and any accrued and unpaid VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement) pro rata based on the amount of Accrued Note Interest for each such Note of such Class (and accrued amount of any such VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement) on such Payment Date (and, to the extent not previously paid, for all prior Payment Dates), up to an amount equal to the aggregate Accrued Note Interest (other than Contingent Interest) for such Class of Notes (and accrued amount of any such VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement) for such Payment Date (and, to the extent not previously paid, for all prior Payment Dates);

(ii)             if (A) an Amortization Period is not then in effect, (B) no Event of Default has occurred and is continuing and (C) such Payment Date does not occur during an ARD Period for any Class A Notes, to the holders of each Class of Class B Notes, in respect of interest, pro rata based on the amount of Accrued Note Interest for each such Note of such Class on such Payment Date up to an amount equal to the aggregate Accrued Note Interest for such Class of Notes for such Payment Date (and, to the extent not previously paid, for all prior Payment Dates);

(iii)             if (A) an Amortization Period is not then in effect, (B) no Event of Default has occurred and is continuing and (C) such Payment Date does not occur during an ARD Period for any Class A Notes or Class B Notes, to the holders of each Class of Class C Notes, in respect of interest, pro rata based on the amount of Accrued Note Interest for each such Note of such Class on such Payment Date up to an amount equal to the aggregate Accrued Note Interest for such Class of Notes for such Payment Date (and, to the extent not previously paid, for all prior Payment Dates);

(iv)             if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the holders of any Class A Notes (and amounts so allocated to the Class A Notes will be further allocated among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority), an amount up to the Class A Sweep Amount, if any, as of such Payment Date, in respect of principal pro rata based on the Note Principal Balance of such Note on such Payment Date;

(v)             if (A) an Amortization Period is not then in effect, (B) a Cash Trap Condition is not then in effect and (C) no Event of Default has occurred and is continuing, to the holders of any Class A-2 Notes for which a Class A-2 Monthly Amortization Amount is due on such Payment Date, pro rata, based on the Class A-2 Monthly Amortization Amount of each such Note as of such Payment Date, an amount up to the Class A-2 Monthly Amortization Amount applicable thereto;

(vi)             if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, if the Additional Principal Payment Amount for such Payment Date is greater than zero, to the Holders of each Class of Notes, in direct order of alphabetical designation (and amounts so allocated to the Class A Notes will be further allocated among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority), in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class on such Payment Date together with any applicable Prepayment Consideration then due in respect of such principal repayment, up to an amount equal to the lesser of (a) the Class Principal Balance of such Class of Notes and (b) the Additional Principal Payment Amount and any such Prepayment Consideration;

(vii)             if such Payment Date is during the ARD Period for any Series of Outstanding Variable Funding Notes or Term Notes containing Class A Notes and (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the Holders of each Class of such Series of Variable Funding Notes or Term Notes, as the case may be (and amounts so allocated to the Class A Notes will be further allocated among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority), in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class on such Payment Date, up to an amount equal to the unpaid principal amount of such Class of Notes;

(viii)             if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the holders of each Class of Class B Notes, in respect of interest, pro rata based on the amount of Accrued Note Interest for each such Note of such Class on such Payment Date up to an amount equal to the aggregate Accrued Note Interest for such Class of Notes for such Payment Date and any shortfall of Accrued Note Interest shall be considered PIK Interest that is to be added to the Note Principal Balance for such Note;

(ix)             if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the holders of any Class B Notes, an amount up to the Class B Sweep Amount, if any, as of such Payment Date, in respect of principal pro rata based on the Note Principal Balance of such Note on such Payment Date;

(x)             if such Payment Date is during the ARD Period for any Class B Notes and (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the holders of such Class B Notes, pro rata in respect of principal, based on the Note Principal Balance of each such Note of such Class on such Payment Date, up to an amount equal to the unpaid principal amount of such Class of Notes;

(xi)             if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the holders of each Class of Class C Notes, in respect of interest, pro rata based on the amount of Accrued Note Interest for each such Note of such Class on such Payment Date up to an amount equal to the aggregate Accrued Note Interest for such Class of Notes for such Payment Date and any shortfall of Accrued Note Interest shall be considered PIK Interest that is to be added to the Note Principal Balance for such Note;

(xii)             if (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the holders of any Class C Notes, an amount up to the Class C Sweep Amount, if any, as of such Payment Date, in respect of principal pro rata based on the Note Principal Balance of such Note on such Payment Date;

(xiii)             if such Payment Date is during the ARD Period for any Class C Notes and (A) an Amortization Period is not then in effect and (B) no Event of Default has occurred and is continuing, to the holders of such Class C Notes, pro rata in respect of principal, based on the Note Principal Balance of each such Note of such Class on such Payment Date, up to an amount equal to the unpaid principal amount of such Class of Notes;

(xiv)             if such Payment Date is during an Amortization Period and no Event of Default has occurred and is continuing, to the Holders of each Class of Class A Notes (and amounts so allocated to the Class A Notes will be further allocated among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority), in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class on such Payment Date, up to an amount equal to the Class Principal Balance of such Class of Notes;

(xv)             if such Payment Date is after the occurrence and during the continuance of an Event of Default, to the Holders of each Class of Class A Notes (and amounts so allocated to the Class A Notes will be further allocated among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority) with respect to each such Class of Notes, (A) first, in respect of interest (and any accrued and unpaid VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the Holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement) for such Class of Notes pro rata based on the amount of Accrued Note Interest for each such Note of such Class (and any accrued amount of any such VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement) on such Payment Date (and, to the extent not previously paid, for all prior Payment Dates), up to an amount equal to the aggregate Accrued Note Interest for such Class of Notes (and any accrued amount of any such VFN Undrawn Commitment Fees and any other fees, expenses and other amounts due to the holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement) for such Payment Date (and, to the extent not previously paid, for all prior Payment Dates), and (B) second, in respect of principal for such Class of Notes pro rata based on the Note Principal Balance of each such Note of such Class on such Payment Date, up to an amount equal to the Class Principal Balance of such Class of Notes;

(xvi)             during an Amortization Period or during the continuation of an Event of Default, to the holders of each Class of Class B Notes, (A) first, in respect of interest, pro rata based on the amount of Accrued Note Interest for such Class of Notes and any shortfall of Accrued Note Interest shall be considered PIK Interest that is to be added to the Note Principal Balance for such Note and (B) second, in respect of principal for such Class of Notes pro rata based on the Note Principal Balance of each such Note of such Class on such Payment Date, up to an amount equal to the Class Principal Balance of such Class of Notes;

(xvii)             during an Amortization Period or during the continuation of an Event of Default, to the holders of each Class of Class C Notes, (A) first, in respect of interest, pro rata based on the amount of Accrued Note Interest for such Class of Notes and any shortfall of Accrued Note Interest shall be considered PIK Interest that is to be added to the Note Principal Balance for such Note and (B) second, in respect of principal for such Class of Notes pro rata based on the Note Principal Balance of each such Note of such Class on such Payment Date, up to an amount equal to the Class Principal Balance of such Class of Notes;

(xviii)             (A) first, if the Contingent Interest for such Payment Date is greater than zero, pro rata to the Holders of the related Class A-1 Notes, up to the amount equal to the Contingent Interest, (B) second, if the Deferred Contingent Interest for such Payment Date is greater than zero, pro rata to the Holders of the related Class A-1 Notes, up to the amount equal to the Deferred Contingent Interest and (C) third, to the Holders of each Class of Notes, in direct order of alphabetical designation (and amounts so allocated to the Class A Notes will be further allocated among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority), first, in respect of Deferred VFN Funding Amount pro rata based on the amount of Deferred VFN Funding Amount due on each such Note of such Class, second in respect of Post-ARD Additional Interest pro rata based upon the amount of Post-ARD Additional Interest due on each such Note of such Class, and third, in respect of Deferred Post-ARD Additional Interest pro rata based on the amount of Deferred Post-ARD Additional Interest due on each such Note of such Class; and

(xix)             to the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, the applicable Allocable Share of the remaining amount of Payment Date Funds for such Payment Date after making the allocations and payments described above, to be used for any purpose not prohibited under the Transaction Documents.

(h)             On each Business Day on which the Liquidity Reserve Priority Expense Draw Amount is greater than zero, the Indenture Trustee, upon written direction of the Co-Issuers, within one Business Day of receipt of such direction, shall withdraw an aggregate amount from the Liquidity Reserve Sub- Accounts equal to the lesser of (x) such Liquidity Reserve Priority Expense Draw Amount and (y) the aggregate amount on deposit in the Liquidity Reserve Sub-Accounts on the Business Day of such withdrawal. Funds shall be withdrawn, to the extent possible, from the U.S. Liquidity Reserve Sub-Account and Canadian Liquidity Reserve Sub-Account in the proportion of the applicable Priority Expenses that are payable with respect to the U.S. Data Centers and the Canadian Data Centers, respectively; provided that if there are insufficient funds in one Liquidity Reserve Sub-Account, funds in the amount of such insufficiency shall be withdrawn from the other Liquidity Reserve Sub-Account and applied to the payment of the related unpaid Priority Expenses.

(i)             On each Business Day on which the Liquidity Reserve Expense Draw Amount is greater than zero, the Indenture Trustee shall, upon direction of the Co-Issuers, within one Business Day of receipt of such direction, withdraw an aggregate amount from the Liquidity Reserve Sub-Accounts equal to the lesser of (x) such Liquidity Reserve Expense Draw Amount and (y) the aggregate amount on deposit in the Liquidity Reserve Sub-Accounts on the Business Day of such withdrawal (after giving effect to any draws in respect of any Liquidity Reserve Interest Draw Amount or Liquidity Reserve Priority Expense Draw Amount on such Business Day if such Business Day is a Payment Date). Funds shall be withdrawn, to the extent possible, from the U.S. Liquidity Reserve Sub-Account and Canadian Liquidity Reserve Sub-Account in the proportion of the applicable Operating Expenses and Maintenance Capital Expenditures that are payable with respect to the U.S. Data Centers and the Canadian Data Centers, respectively; provided that if there are insufficient funds in one Liquidity Reserve Sub-Account, funds in the amount of such insufficiency shall be withdrawn from the other Liquidity Reserve Sub-Account and applied to the payment of the related unpaid Operating Expenses and Maintenance Capital Expenditures.

(j)             On each Payment Date on which the Liquidity Reserve Interest Draw Amount is greater than zero, the Indenture Trustee, upon direction of the Co-Issuers, within one Business Day of receipt of such direction, shall withdraw an aggregate amount from the Liquidity Reserve Sub-Accounts equal to the lesser of (x) such Liquidity Reserve Interest Draw Amount and (y) the aggregate amount on deposit in the Liquidity Reserve Sub-Accounts on such Payment Date (after giving effect to any draws in respect of any Liquidity Reserve Priority Expense Draw Amount on such Payment Date). Funds shall be withdrawn, to the extent possible, from the U.S. Liquidity Reserve Sub-Account and Canadian Liquidity Reserve Sub-Account in the applicable Allocable Share of such Liquidity Reserve Interest Draw Amount; provided that if there are insufficient funds in one Liquidity Reserve Sub-Account, funds in the amount of such insufficiency shall be withdrawn from the other Liquidity Reserve Sub-Account. The Indenture Trustee shall deposit such funds into the Debt Service Sub-Account to be applied to the payment of the Monthly Payment Amount to the holders of each Class of Notes in accordance with Section 5.01(g).

(k)           In the event that more than one withdrawal is to be made from a Liquidity Reserve Sub-Account on the same Business Day, the balance in such account shall be applied first to any Liquidity Reserve Priority Expense Draw Amounts, then to any Liquidity Reserve Interest Draw Amounts and then to any Liquidity Reserve Expense Draw Amounts, in each case, first, with respect to such Liquidity Reserve Sub-Account and then, to cover any shortfalls in the payment of such amounts from the other Liquidity Reserve Sub-Account.

(l)            Except as otherwise provided below, all such payments made with respect to each Class of Notes on each Payment Date shall be made to the Holders of such Notes of record at the close of business on the immediately preceding Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account specified by the Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have provided the Indenture Trustee with wiring instructions no less than 5 Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates), and otherwise shall be made by check mailed to the address of such Holder as it appears in the Note Register. The final payment on each certificated Definitive Note will be made in like manner, but only upon presentation and surrender of such Note at the offices of the Note Registrar or such other location specified in the notice to Noteholders of the pendency of such final payment.

(m)          Each payment with respect to a Book-Entry Note shall be paid to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its Depositary Participants in accordance with its normal procedures.

(n)           The rights of the Noteholders to receive payments from the proceeds of the Collateral, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Indenture.

(o)           Except as otherwise provided herein, whenever the Indenture Trustee receives written notice that the final payment with respect to any Class of Notes will be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, mail to each Holder of such Class of Notes of record on such date a notice to the effect that:

(i)       the Indenture Trustee expects that the final payment with respect to such Class of Notes will be made on such Payment Date but only upon presentation and surrender of such Notes at the office of the Note Registrar or at such other location therein specified, and

(ii)      no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

Any funds not paid to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall be held and paid in accordance with Section 7.22(c).

(p)           Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all U.S. federal or Canadian withholding requirements respecting payments to Noteholders of interest or principal that are applicable under the Code or Canadian tax law. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or principal to any Noteholder pursuant to withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder. Any amounts so withheld shall be deemed to have been paid to such Noteholder for all purposes of this Indenture.

Section 5.02 Payments of Principal.

(a)           Any Class A-2 Monthly Amortization Amount for a Series of Notes and any Class A Sweep Amount for the Class A Notes of any Series will be payable as provided in Section 5.01(g). Any Class B Sweep Amount for the Class B Notes of any Series will be payable as provided in Section 5.01(g). Any Class C Sweep Amount for the Class C Notes of any Series will be payable as provided in Section 5.01(g).

(b)           Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of an Amortization Period or on or after the occurrence and during the continuance of an Event of Default, all Excess Cash Flow will be applied to the payment of the aggregate Note Principal Balance of the Notes of each Class and Series as provided pursuant to Section 5.01. Payments of principal on all other Payment Dates shall be made in accordance with the provisions of Section 5.01(g) from funds on deposit in the Debt Service Sub-Account which are available to pay principal.

(c)           Prior to the commencement of an Amortization Period, if a Cash Trap Condition occurs and continues for more than 6 consecutive calendar months, any amounts on deposit in the Cash Trap Reserve Sub-Accounts will be withdrawn and applied to the payment of the Note Principal Balance of the Notes of each Class and Series in direct order of alphabetical designation (with any amounts so applied to the Class A Notes being further applied among the numerical Classes of Class A Notes in accordance with the Applicable Class A Payment Priority).

(d)           Prepayments of the Notes in connection with any Early Termination Fee Prepayment Amount will be applied pursuant to Section 4.06.

(e)           Prepayments of the Notes in connection with any Specified Material Tenant Lease Prepayment Amount will be applied pursuant to Section 4.10.

Section 5.03 Payments of Interest and VFN Undrawn Commitment Fees. On each Payment Date, Accrued Note Interest, Contingent Interest, Deferred Contingent Interest and Deferred VFN Funding Amount then due for each Note of each Class for such Payment Date and on each Payment Date while any Variable Funding Notes are Outstanding, any VFN Undrawn Commitment Fees on the Variable Funding Notes, will be paid from amounts on deposit in the Debt Service Sub-Account in accordance with Section 5.01(g).

Section 5.04 No Gross Up. The Co-Issuers shall not be obligated to pay any additional amounts to the Holders or the holders of beneficial interests in the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges. The Co-Issuers shall determine whether or not any payments made pursuant to this Indenture are classified as “withholdable payments” or “foreign passthru payments” under FATCA. Based on such determination by the Co-Issuers, the Indenture Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Nothing in the immediately preceding sentence shall be construed as obligating the Obligors to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

Each Noteholder or Note Owner, by its acceptance of a Note or, in the case of a Note Owner, a beneficial interest in a Note, agrees to provide and shall provide to the Indenture Trustee, Paying Agent and/or the Co-Issuers (or other person responsible for withholding of taxes) the Noteholder Tax Identification Information. Further, each Noteholder and Note Owner is deemed to understand, acknowledge and agree that the Indenture Trustee, Paying Agent and Co-Issuers have the right to withhold on payments with respect to a Note (without any corresponding gross-up) where an applicable party fails to comply with the requirements set forth in the preceding sentence or the Indenture Trustee, Paying Agent or Co-Issuers is otherwise required to so withhold under applicable law. The Co-Issuers hereby covenant with the Indenture Trustee that the Co-Issuers will provide the Indenture Trustee with sufficient information so as to enable the Indenture Trustee to determine whether or not the Indenture Trustee is obliged to make any withholding, including FATCA Withholding Tax, in respect of any payments with respect to a Note (and if applicable, to provide the necessary detailed information to effectuate any withholding, including FATCA Withholding Tax, such as setting forth applicable amounts to be withheld). The parties agree that the Indenture Trustee shall be released of any liability relating to its actions and compliance under this Section 5.04 and FATCA. Notwithstanding any other provisions herein, the term ‘applicable law’ for purposes of this Section 5.04 includes U.S. federal tax law, Canadian tax law and FATCA. Upon request from the Indenture Trustee or Paying Agent, the Co-Issuers will provide such additional information that it may have to assist the Indenture Trustee and Paying Agent in making any withholdings or informational reports.

Section 5.05 Equity Cure Contributions. At any time after the Initial Closing Date, the Co-Issuers may (but are not required to) designate Equity Cure Contributions to be deposited into the applicable Specified Material Tenant Lease Reserve Sub-Account in accordance with Section 4.10.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to the Indenture Trustee that the statements set forth in this Article VI will be, true, correct and complete in all material respects as of each Closing Date.

Section 6.01 Organization, Powers, Capitalization, Good Standing, Business.

(a)       Organization and Powers. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation. It has all requisite power and authority to own and operate its properties, to carry on its businesses as now conducted and proposed to be conducted. It has all requisite power and authority to enter into each Transaction Document to which it is a party and to perform the terms thereof.

(b)      Qualification. It is duly qualified and in good standing in each state, province or territory where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 6.02 Authorization of Borrowing, etc.

(a)       Authorization of Borrowing. It has the power and authority to incur or guarantee the Indebtedness evidenced by the Notes and this Indenture. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, partnership, corporate or other action, as the case may be.

(b)      No Conflict. The execution, delivery and performance by it of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate (x) its certificate of formation, certificate of incorporation, articles of incorporation, limited partnership agreement, bylaws, declaration of trust, limited liability company agreement, operating agreement or other organizational documents, as the case may be; (y) any provision of law applicable to it (except where such violation will not have a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not have a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not have a Material Adverse Effect); (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Transaction Documents) upon its assets; or (4) require any approval or consent of any Person under any Contractual Obligation binding upon it or its property, which approvals or consents have not been obtained on or before the dates required under such Contractual Obligation (except where the failure to obtain such approval or consent will not have a Material Adverse Effect).

(c)       Consents. The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority which has not been obtained or made and is in full force and effect other than any of the foregoing the failure to have made or obtained which will not have a Material Adverse Effect. For the purposes of complying with any transfer restrictions contained in the organizational documents of any issuer of investment property (as defined in the PPSAs) that is Collateral, each Obligor hereby irrevocably consents to any transfer of such Obligor’s investment property.

(d)      Binding Obligations. This Indenture is, and each of the other Transaction Documents to which such Obligor is a party, when executed and delivered by such Obligor will be, the legally valid and binding obligations of such Obligor, enforceable against it, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights.

Section 6.03 Financial Statements. All Financial Statements which have been furnished by or on behalf of the Obligors to the Indenture Trustee pursuant to this Indenture present fairly in all material respects the financial condition of the Persons covered thereby; provided, however, the Indenture Trustee shall have no obligation to review any such Financial Statements.

Section 6.04 Indebtedness and Contingent Obligations. As of the Closing Date, the Obligors shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations and other Permitted Indebtedness.

Section 6.05 Tenant Leases; Material Agreements.

(a)       Tenant Leases; Material Agreements. The Obligors have delivered to the Indenture Trustee (i) true and complete electronic copies (in all material respects) of all Tenant Leases as in effect on the Initial Closing Date and (ii) a list of all Material Agreements affecting the operation and management of the Data Centers as of the Initial Closing Date; provided, however, the Indenture Trustee shall have no obligation to review any such Material Tenant Leases and Material Agreements. Such Material Agreements and Material Tenant Leases affecting the operation and management of the Data Centers, or the replacement list of all Material Agreements and Material Tenant Leases affecting the operation and management of the Data Centers most recently delivered electronically to the Indenture Trustee remains complete. No Person other than the Managers has any right or obligation to manage any of the Data Centers on behalf of the Asset Entities or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered electronically to the Indenture Trustee, no Person has any right or obligation to lease or solicit tenants for the Data Centers, or to receive compensation in connection with such leasing.

(b)      Rent Roll, Disclosure. A true and correct electronic copy of the Rent Roll as of the Initial Closing Date setting forth, among other things, (1) a description of each Tenant, (2) the Leased Capacity for each Tenant and (3) the scheduled annual rental payments per year and gross Rent per kW for each effective Tenant Lease, has been delivered to the Indenture Trustee.

(c)       Management Agreements. The Co-Issuers have delivered to the Indenture Trustee a true and complete copy of each of the Management Agreements as in effect on such Closing Date, and the Management Agreements have not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee. The Management Agreements are in full force and effect and no default by any of the parties thereto exists thereunder.

Section 6.06 Litigation; Adverse Facts. There are no judgments outstanding against any of the Obligors, or affecting any of the Data Centers or any property of any of the Obligors, nor to the Obligors’ Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against any of the Obligors or any of the Data Centers that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.07 Payment of Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all federal, state, provincial, territorial and local tax returns and reports of the U.S. Co-Issuer, the Canadian Co-Issuer and each Asset Entity and Other Entity required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon its properties, assets, income and franchises which are due and payable have been paid except to the extent the same are being contested in accordance with Section 7.04(b).

Section 6.08 Performance of Agreements. To the Obligors’ Knowledge, neither the Co-Issuers nor the Asset Entities are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Persons which could, in the aggregate, reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.09 Employee Benefit Plans. No Obligor maintains has, or has ever had, any employees or individual independent contractors, and no Obligor is or has ever been an employer, joint employer or co-employer of any individual. No Obligor maintains or contributes to, or has any obligation or liability under or with respect to, any Employee Benefit Plan and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate of any Obligor maintains or contributes to, or has any obligation or liability (including a contingent obligation or liability) under or with respect to, any Employee Benefit Plan. No Obligor has any liability relating to an Employee Benefit Plan that could result in a Lien on the assets of any Obligor in favor of the Pension Benefit Guaranty Corporation or any Employee Benefit Plan pursuant to ERISA or the Code (or any successor thereto) with respect to any Employee Benefit Plan and no such Lien has arisen during the six year period prior to the date on which this representation is made or deemed made and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate of any Obligor has any liability relating to an Employee Benefit Plan that could result in a Lien on the assets of such ERISA Affiliate in favor of the Pension Benefit Guaranty Corporation or any Employee Benefit Plan pursuant to ERISA or the Code (or any successor thereto) with respect to any Employee Benefit Plan and no such Lien has arisen during the six year period prior to the date on which this representation is made or deemed made.

Section 6.10 Solvency. The Obligors (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes, the fair saleable value of the Obligors’ assets taken as a whole exceed and will, immediately following the issuance of any Notes, exceed the Obligors’ total liabilities, including, without limitation, subordinated, unliquidated, disputed and Contingent Obligations. The fair saleable value of the Obligors’ assets taken as a whole is and will, immediately following the issuance of any Notes, be greater than the Obligors’ probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. The Obligors’ assets taken as a whole do not and, immediately following the issuance of any Notes will not, constitute unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted. The Obligors do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Obligors and the amounts to be payable on or in respect of obligations of the Obligors).

Section 6.11 Use of Proceeds and Margin Security. No portion of the proceeds from the issuance of the Term Notes and draws under the Variable Funding Notes shall be used by the Co-Issuers or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 6.12  Insurance. Set forth on Schedule I is a description of all policies of insurance for the Asset Entities and Other Entities that are in effect as of the Amendment and Restatement Closing Date. Such Insurance Policies conform to the requirements of Section 7.05. No notice of cancellation has been received with respect to such policies, and, to the Asset Entities’ Knowledge, the Asset Entities are in compliance with all material conditions contained in such policies.

Section 6.13  Investments. The Co-Issuers and the Asset Entities have no (i) direct or indirect interest in, including without limitation stock, partnership interest or other equity securities of, any other Person (other than, in the case of the Co-Issuers, the Asset Entities), or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person other than, in the case of the Co-Issuers, in the Asset Entities.

Section 6.14 OFAC.

(a)       None of the Obligors or, to their knowledge, any director, officer, employee, agent or controlled Affiliate thereof, is a Person that is the subject of any sanctions administered or enforced by the Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the Government of Canada, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”). None of the Obligors, the Guarantor, or any of their respective subsidiaries or, to their knowledge, any director, officer or controlled Affiliate thereof, is a Person that is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b)       None of the Obligors will directly or, to its knowledge, indirectly, use the proceeds of the Term Notes or any draw under the Variable Funding Notes or otherwise make available such proceeds or draw amounts to any Person, for the purpose of financing the activities of any Person currently subject to any Sanctions.

Section 6.15 Anti-Corruption Laws.

(a)       (A) None of the Obligors or, to their knowledge, any director, officer, employee, agent or controlled Affiliate thereof is currently in violation of (x) any Anti-Corruption Laws or (y) the USA PATRIOT Act and (B) no part of the proceeds of the Term Notes and no proceeds of any draw under the Variable Funding Notes will be used, directly or, to the knowledge of any Obligor, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

(b)       Each Obligor has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Parent, the Guarantors and the Co-Issuers, their respective Subsidiaries and the respective directors, officers, employees and agents of the foregoing with each of Anti-Corruption Laws and the USA PATRIOT Act.

Section 6.16 Intellectual Property. To the Obligors’ Knowledge, the use by any Obligor of all patents, trademarks, trade names, service marks and copyrights material to such Obligor’s business, and all applications therefor and licenses thereof, does not infringe on the rights and entitlements of any third parties thereto that could reasonably be expected to result in a Material Adverse Effect.

Section 6.17 Governmental Regulation. The Obligors are not subject to regulation under the Investment Company Act. None of the Obligors is an EEA Financial Institution.

Section 6.18 Representations and Warranties With Respect To Data Centers and Tenant Leases. Subject to any exceptions (w) set forth on Schedule III (as such schedule may be updated from time to time in connection with each Additional Issuance), (x) approved by Noteholders representing more than 50.0% of the Voting Rights of the Controlling Class of Notes, (y) with respect to which the Rating Agency Confirmation is obtained or (z) for any Additional Data Center and the related Tenant Leases added as Collateral on any Closing Date after the Initial Closing Date, as set forth in the Series Supplement for the Series issued on such Closing Date, (i) in connection with the issuance of any Series of Notes on the Initial Closing Date and any subsequent Closing Date, the Obligors hereby make the applicable representations and warranties set forth on Schedule II with respect to the Data Centers and any related Tenant Leases added as Collateral on such Closing Date; provided that such representations and warranties shall be made as of the date specified in such representation or warranty or, in the event no such date is specified with respect to any such representation or warranty, as of the date of addition or acquisition thereof, or (ii) in any other instance in which an Asset Entity acquires any Data Center and related Tenant Leases on any date other than a Closing Date (including in connection with the addition of any Additional Data Center), the Obligors hereby make the applicable representations and warranties set forth on Schedule II with respect to such Data Center and any related Tenant Leases, respectively; provided, that such representations and warranties shall be made as of the date specified in such representation or warranty or, in the event no such date is specified with respect to any such representation or warranty, as of the date of addition or acquisition thereof.

ARTICLE VII

ARTICLE VII COVENANTS

Each of the Obligors covenants and agrees that until payment in full of the Obligations, it shall, and in the case of the Co-Issuers shall cause the Asset Entities and the Other Entities to, perform and comply with all covenants in this Article VII applicable to such Person.

Section 7.01 Payment on Notes. Subject to Section 15.18 and Section 15.21, the Co-Issuers shall duly and punctually pay the principal, interest and other amounts on the Notes of each Series in accordance with the terms of the Notes, this Indenture and the related Series Supplement and, in the case of Variable Funding Notes, the applicable Variable Funding Note Purchase Agreement. Amounts properly withheld under the Code or Canadian law by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid by the Co-Issuers to such Noteholder for all purposes of this Indenture and the related Series Supplement.

Section 7.02 Financial Statements and Other Reports.

(a)           Financial Statements.

(i)       Annual Reporting. Within 120 days after the end of each fiscal year of the Co-Issuers, the Co-Issuers (commencing with the fiscal year ended December 31, 2020) shall furnish to the Indenture Trustee and the Servicer (on a consolidated basis for the Obligors) copies of the Financial Statements for such year. Such Financial Statements shall be in accordance with GAAP consistently applied and shall be audited by a certified public accounting firm of national standing, and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the Obligors for the period covered by such Financial Statements. Such Financial Statements shall be accompanied by Supplemental Financial Information for such fiscal year. Such Financial Statements shall also be accompanied by a certification executed by the Chief Executive Officer or Chief Financial Officer (or other officer with similar duties) of each of the U.S. Co-Issuer and the Canadian Co-Issuer (or the Co-Issuer GP on its behalf) to the effect set forth in Section 7.02(a)(ix) and by a Compliance Certificate.

(ii)      Quarterly Reporting. Within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Co-Issuers, the Co-Issuers (commencing with the fiscal quarter ended June 30, 2020) shall furnish to the Indenture Trustee and the Servicer (on a consolidated basis for the Obligors) copies of the unaudited Financial Statements for such quarter, together with a certification executed by Chief Executive Officer or Chief Financial Officer (or other officer with similar duties) of each of the U.S. Co- Issuer and the Canadian Co-Issuer (or the Co-Issuer GP on its behalf) to the effect set forth in Section 7.02(a)(ix). Such quarterly Financial Statements shall be accompanied by Supplemental Financial Information and a Compliance Certificate for such fiscal quarter.

(iii)     Tenant Lease Reports. Within 45 days after the end of each fiscal quarter of the Co-Issuers, the Co-Issuers (commencing with the fiscal quarter ended June 30, 2020) shall furnish to the Servicer: (A) a certified Rent Roll and a schedule of security deposits held under Material Tenant Leases each in form and substance reasonably acceptable to the Servicer, (B) a schedule of any Material Tenant Leases that expired during such fiscal quarter and (C) a schedule of Material Tenant Leases scheduled to expire within the following four fiscal quarters.

(iv)     Monthly Report. No later than four Business Days prior to each Application Date, the Co-Issuers shall provide, or cause the Managers to provide, to the Indenture Trustee and the Servicer, a Monthly Report.

(v)      Portfolio Stratifications. On or prior to June 5 of each calendar year, the Co-Issuers shall provide, or cause the Managers to provide, to each Rating Agency, a data tape relating to the Data Centers and Tenant Leases.

(vi)     Currency Conversion Direction Letter. The Co-Issuers shall provide, or cause the Managers to provide, to the Indenture Trustee and the Servicer, a Currency Conversion Direction Letter no later than five Business Days prior to each Application Date (to the extent a currency conversion is necessary in connection with the upcoming Application Date); provided that the Co-Issuers may deliver multiple Currency Direction Letters with respect to the same Application Date and will confirm in writing (which may include, for the avoidance of doubt, email) that it does not to intend to deliver any additional Currency Conversion Direction Letters with respect to such Application Date.

(vii)    Additional Reporting. In addition to the foregoing, the Co-Issuers and the Managers shall promptly provide to the Indenture Trustee and the Servicer such further documents and information that are readily available in the Co-Issuer’s or the Manager’s possession concerning its operations, properties, ownership, and finances as the Indenture Trustee and the Servicer shall from time to time reasonably request in good faith upon prior written notice to the Co-Issuers.

(viii)   GAAP. The Co-Issuers will maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of the Financial Statements in conformity with applicable GAAP.

(ix)     Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the Financial Statements provided to the Indenture Trustee and the Servicer pursuant to Sections 7.02(a)(i) and (ii), the Co-Issuers shall also furnish to the Indenture Trustee and the Servicer, a certification upon which the Indenture Trustee and the Servicer can conclusively rely, executed by its (or its general partner’s or manager’s) Chief Executive Officer or Chief Financial Officer (or other officer with similar duties), stating that to its Knowledge after due inquiry such Financial Statements fairly present the financial condition and results of operations of the Obligors on a consolidated basis for the period(s) covered thereby (except for the absence of footnotes with respect to the quarterly Financial Statements). In addition, where this Indenture requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by an Executive Officer upon which the Indenture Trustee and the Servicer can rely, stating that, to their Knowledge after due inquiry, there does not exist any Default or Event of Default, or if any of the foregoing exists, specifying the same in detail.

(x)      Fiscal Year. None of the Co-Issuers or any other Obligor shall change its fiscal year end from December 31.

(b)           Annual Operating Budget. On or before March 31 of each year, the Co-Issuers shall deliver to the Indenture Trustee and the Servicer the Operating Budget (in each case presented on a monthly and annual basis) for such calendar year. The Co-Issuers may make changes to the Operating Budget at the time of the addition of any Additional Data Centers to reflect the budgeted Operating Expenses reasonably determined by the applicable Manager for such Additional Data Centers, with the budgeted Operating Expenses for the calendar month and year of such addition being adjusted pro rata based on the period from the date of addition of such Additional Data Centers through the last day of such calendar month or such year, as applicable. In addition, the applicable Manager may, in its reasonable judgment, adjust the budgeted Operating Expenses for any Data Center at the time of (x) the addition of an Additional Data Center or (y) the completion of a phase of new construction on an existing Data Center, in each case, located on the same campus, to account for the reallocation of fixed Operating Expenses with respect to such campus based on an increased completed Leased Capacity with respect to such campus. Notice of any material modifications to the Operating Budget shall be delivered to the Indenture Trustee and the Servicer within 30 days after such modification is made. The Operating Budget will be delivered to the Indenture Trustee and the Servicer for the Indenture Trustee’s and Servicer’s information only and shall not be subject to the Indenture Trustee’s or Servicer’s approval; provided that the Co-Issuers shall cause each such budget to be delivered in a form consistent with the budgets delivered to the Servicer on or about the Initial Closing Date.

(c)           Material Notices.

(i)       The Co-Issuers shall promptly deliver, or cause to be delivered, to the Servicer and the Indenture Trustee, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Obligor which is reasonably likely to result in a Material Adverse Effect, and shall notify the Indenture Trustee and the Servicer within five Business Days of any material event of default of which it obtains Knowledge with respect to any such Permitted Indebtedness.

(ii)      The Co- Issuers shall promptly deliver to the Indenture Trustee and the Servicer copies of any and all notices of a material default or breach with respect to any Material Agreement or any Material Tenant Lease which is reasonably likely to result in a termination of such Material Agreement or such Material Tenant Lease.

(d)       Events of Default, etc. Promptly upon the Co-Issuers obtaining Knowledge of any of the following events or conditions, the Co-Issuers shall deliver to the Servicer and the Indenture Trustee (upon which each can conclusively rely) a certificate executed on its behalf by an Executive Officer specifying the nature and period of existence of such condition or event and what action the Co-Issuers or the affected Asset Entity or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default; (ii) any actual or alleged breach or default under the Transaction Documents which is reasonably likely to have a Material Adverse Effect; or (iii) any actual or alleged breach or default under any Tenant Lease or Ground Lease which is reasonably likely to have a Material Adverse Effect.

(e)       Litigation. Promptly upon either of the Co- Issuers obtaining Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against an Obligor or any of the Data Centers not previously disclosed in writing to the Indenture Trustee and the Servicer which would be reasonably likely to have a Material Adverse Effect and is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting an Obligor or any of the Data Centers not covered by insurance which, in each case, could reasonably be expected to have a Material Adverse Effect, the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, shall give notice thereof to the Indenture Trustee and the Servicer and, upon request from the Servicer, provide such other information as may be reasonably available to them to enable the Servicer and its counsel to evaluate such matter.

(f)       Insurance. On or before the last day of each insurance policy period of the Obligors, the Co-Issuers shall deliver certificates, reports, and/or other information (all in form and substance reasonably satisfactory to the Servicer), (i) outlining all material insurance coverage maintained as of the date thereof by the Obligors and all material insurance coverage planned to be maintained by the Obligors in the subsequent insurance policy period and (ii) to the extent not paid directly by the Managers or one of their Affiliates, evidencing payment in full of the premiums for such insurance policies.

(g)       Other Information. Within a reasonable period following the receipt of a request, the Co-Issuers shall deliver such other information that is readily available in the Co-Issuers’ possession and data with respect to the Obligors or the Data Centers as from time to time may be reasonably requested in good faith by the Indenture Trustee or the Servicer.

Section 7.03 Existence; Qualification. Each Obligor shall at all times preserve and keep in full force and effect its existence as a limited liability company, limited partnership, unlimited liability company, trust or corporation, as the case may be, provided, that any U.S. Asset Entity may merge with any other U.S. Asset Entity and any Canadian Asset Entity may merge with any other Canadian Asset Entity at any time, and shall at all times preserve and keep in full force and effect all rights and franchises material to its business, including its qualification to do business in each state, province or territory where it is required by law to so qualify, except to the extent that the failure to be so qualified would not have a Material Adverse Effect; provided that nothing contained in this Section 7.03 shall restrict the merger or consolidation of a U.S. Asset Entity with another U.S. Asset Entity or a Canadian Asset Entity with another Canadian Asset Entity.

Section 7.04 Payment of Impositions and Claims.

(a)       Except for those matters being contested pursuant to clause (b) below, each Obligor shall pay (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state, provincial, territorial and local income taxes, sales taxes, excise taxes and all other taxes and assessments of such Obligor on its business, income or assets (except to the extent the effect of which is not reasonably expected to result in a Material Adverse Effect); in each instance before any material penalty or fine is incurred with respect thereto; provided that the foregoing shall not be deemed to require that an Asset Entity pay any such tax or other liability that is imposed upon a Ground Lessor or a Tenant or that any Ground Lessor or Tenant is obligated to pay.

(b)       The Asset Entities shall not be required to pay, discharge or remove any Imposition or material Claim relating to a Data Center so long as the Asset Entities or the Co-Issuers contest in good faith such Imposition or Claim or the validity, applicability or amount thereof by an appropriate proceeding which operates to prevent the collection of such amounts and the sale of the applicable Data Center or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Asset Entities shall have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Imposition or Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body reasonably approved by the Servicer) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash (or other form reasonably satisfactory to the Servicer), equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss of any interest in the applicable Data Center or any part thereof arises, in the Servicer’s reasonable judgment, during the pendency of such contest; (iv) such contest does not, in the Servicer’s reasonable determination, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Asset Entities shall promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith (it being understood that the Asset Entities shall have the right to direct the Indenture Trustee to use any amount deposited with the Indenture Trustee under Section 7.04(b)(ii) for the payment thereof). The Indenture Trustee (at the sole written direction of the Servicer) shall have full power and authority, but no obligation, to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Data Center for non-payment thereof, if the Servicer reasonably believes that such sale or forfeiture is threatened.

Section 7.05 Maintenance of Insurance. The Obligors shall continuously maintain the following described policies of insurance without cost to the Indenture Trustee or the Servicer (the “Insurance Policies”):

(i)       Property insurance against loss and damage by all risks (other than risks described in clause (v) below) of physical loss or damage covering the Improvements and third-party liability for personal property on the Data Centers, and bearing a replacement cost endorsement;

(ii)      Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any policy year;

(iii)     Employer’s liability/benefits insurance, in an amount not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 each employee for bodily injury by disease and $1,000,000 policy limit for bodily injury by disease;

(iv)     Automobile liability for all hired and non-owned vehicles, in an amount not less than $1,000,000; provided that if the Obligors own any vehicles, such policy will also cover such owned vehicles;

(v)      If any of the Data Centers are in an area prone to geological phenomena, including, but not limited to, subsidence, floods or earthquakes, property insurance against loss and damage by risks of physical loss or damage due to such phenomena, covering the Improvements and third-party liability for personal property on the Data Centers, in an aggregate amount not less than the lesser of (x) the Probable Maximum Loss with respect to such Data Centers and (y) the sum of the replacement cost of such Data Centers (including all costs associated with meeting legal requirements, including building codes, and ordinances that may have gone into effect since such Data Center’s original construction) with a maximum 5.0% per unit deductible;

(vi)     For each Data Center located in whole or in part in a federally designated “special flood hazard area”, flood insurance to the extent required by law and available at federally subsidized rates;

(vii)    An umbrella excess liability policy with a limit of not less than $25,000,000 over primary insurance, which policy shall include coverage for contractual liability coverage, premises and automobile liability coverage, and coverage for safeguarding of personal property and may also include such additional coverages and insured risks which are acceptable to the Servicer;

(viii)   Business interruption insurance in an amount not less than (x) 24 months of business interruption or loss of income insurance for all-risk, excluding earthquakes and (y) 12 months of business interruption or loss of income insurance for earthquakes; and

(ix)      Workers’ compensation, in an amount specified under applicable law.

All Insurance Policies shall be in content (including, without limitation, endorsements or exclusions, if any), form, and amounts, and issued by companies, reasonably satisfactory to the Servicer from time to time and shall name the Indenture Trustee and its successors and assignees as their interests may appear as an “additional insured” or “loss payee” and “mortgagee” (with respect to property insurance, as applicable) for each of the policies under this Section 7.05 for which such designation is applicable and shall contain a waiver of subrogation clause reasonably acceptable to the Servicer. All Insurance Policies under Sections 7.05(i), (ii), (iv) and (vi) with respect to the Data Centers shall contain a Non-Contributory Standard mortgagee clause and a mortgagee’s Loss Payable Endorsement (Form 438 BFU NS), or their equivalents (such endorsements shall entitle the Indenture Trustee to collect any and all proceeds payable under all such insurance, with the insurance company waiving any claim or defense against the Indenture Trustee for premium payment, deductible, self-insured retention or claims reporting provisions). The Obligors may obtain any insurance required by this Section 7.05 through blanket policies; provided, however, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Data Centers (which shall not be reduced by reason of events occurring on property other than the Data Centers) and shall afford all the protections to the Indenture Trustee as are required under this Section 7.05. Except as may be expressly provided above, all policies of insurance required hereunder shall contain no annual aggregate limit of liability, other than with respect to liability, earthquake or flood insurance. If a blanket policy is issued, a certified copy of said policy shall be furnished, together with a certificate indicating that the Indenture Trustee is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. Prior to the expiration of any Insurance Policy maintained to satisfy the requirements of this Section 7.05, the Obligors shall deliver to the Indenture Trustee and the Servicer an insurance certificate executed by the insurer or its authorized agent evidencing the renewal of such Insurance Policy, which certificate shall be acceptable to the Servicer. Upon the request of the Servicer, the Obligors shall deliver to the Servicer a duplicate original of any Insurance Policy maintained to satisfy the requirements hereof. An insurance company shall not be satisfactory unless such insurance company (a) is licensed or authorized to issue insurance in the state where the applicable Data Center is located and (b) has a claims paying ability rating by S&P of not less than “A” and, if rated by Moody’s, of not less than “Baa2”. Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder provided that such carrier is reasonably acceptable to the Servicer and the Obligors shall deliver notice to each of the Rating Agencies of the ratings of such carriers. If any insurance coverage required under this Section 7.05 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied as long as at least 75.0% of the coverage (if there are four or fewer members of the syndicate) or at least 60.0% of the coverage (if there are 5 or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements by S&P and Moody’s (if applicable) set forth above and all carriers in such syndicate have a claims-paying ability rating by S&P of not less than “BBB” (to the extent rated by S&P) and by Moody’s of not less than “Baa2” (to the extent rated by Moody’s). The Obligors shall furnish the Indenture Trustee and the Servicer receipts for the payment of premiums on such Insurance Policies or other evidence of such payment reasonably satisfactory to the Servicer in the event that such premiums have not been paid by the Managers pursuant to this Indenture. The requirements of this Section 7.05 shall apply to any separate policies of insurance taken out by the Obligors concurrent in form or contributing in the event of loss with the Insurance Policies. Property losses shall be payable to the Indenture Trustee notwithstanding (1) any act, failure to act or negligence of the Obligors or their agents or employees, the Indenture Trustee or any other insured party which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, other than the willful misconduct or gross negligence of the Indenture Trustee knowingly in violation of the conditions of such policy, (2) the occupation or use of the Data Centers or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Indenture or (4) any change in title to or ownership of the Data Centers or any part thereof. For purposes of determining whether the required insurance coverage is being maintained hereunder, each of the Indenture Trustee and Servicer shall be entitled to rely solely on a certification thereof furnished to it by the Co-Issuers or the Managers, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto. The property insurance described in this Section 7.05 shall include “time element” coverage by which the Indenture Trustee shall be assured payment of all amounts due under the Notes, this Indenture and the other Transaction Documents, “extra expense” (i.e., soft costs), clean-up, transit and ordinary payroll coverage and “expediting expense” coverage to facilitate rapid repair or restoration of the Data Centers. The Insurance Policies shall not contain any deductible in excess of $250,000.

Section 7.06 Operation and Maintenance of the Data Centers; Casualty; Condemnation.

(a)       Each Asset Entity shall maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in its business, including the applicable Data Centers, and shall make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. All work required or permitted under this Indenture shall be performed in a workmanlike manner and in compliance with all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)

(i)       In the event of material casualty or property loss at any of the Data Centers, the Co-Issuers shall promptly (and in any event within three Business Days of obtaining Knowledge thereof) give written notice thereof to the Indenture Trustee and the Servicer. In the event of any such casualty or property loss which, in the U.S. Co-Issuer’s or the Canadian Co-Issuer’s reasonable opinion, is likely to result in a Material Adverse Effect, the applicable Asset Entity shall, to the extent permitted by law and consistent with prudent business practices, promptly commence and diligently prosecute to completion, in accordance with the terms hereof, the repair and restoration of the Data Center as nearly as possible to the Pre-Existing Condition (a “Restoration”). The Asset Entities hereby authorize and empower the Servicer as attorney-in-fact for the Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, and upon not less than 10 Business Days’ prior written notice, with respect to Insurance Proceeds relating to a casualty in excess of $5,000,000 to make proof of loss, to adjust and compromise any claim under Insurance Policies, to appear in and prosecute any action arising from such Insurance Policies, to collect Insurance Proceeds and to receive Insurance Proceeds in excess of $5,000,000 (to be held in the applicable Priority Expense Reserve Sub- Account pending the Asset Entities’ determination with respect to Restoration of the affected Data Center as set forth in Section 7.06(c)), and to deduct therefrom the Indenture Trustee’s and the Servicer’s reasonable expenses incurred in the collection of such proceeds; provided, however, that nothing contained in this Section 7.06 shall require the Indenture Trustee or the Servicer to incur any expense or take any action hereunder. The Co-Issuers further authorize the Indenture Trustee, at the Servicer’s option and written direction, with respect to proceeds in excess of $5,000,000 (a) to hold the balance of such proceeds to be made available to the Asset Entities for the cost of Restoration of any of the Data Centers or (b) unless prohibited by Section 7.06(c), to apply such Insurance Proceeds to prepay the principal amount of the Notes whether or not then due, in accordance with Section 2.09(a). The Servicer shall not direct the Indenture Trustee to apply such Insurance Proceeds to prepay the principal amount of the Notes so long as each of the conditions (as applicable) to the release of Loss Proceeds for restoration or repair of the Data Centers under Section 7.06(c) have been satisfied with respect to such Insurance Proceeds in all material respects. The Asset Entities hereby authorize and empower the Servicer as attorney-in-fact for the Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, and upon not less than 10 Business Days’ prior written notice, with respect to proceeds of Insurance Policies not included in the definition of Insurance Proceeds, such as business interruption insurance and liability insurance, to adjust and compromise any claim under such Insurance Policies, to appear in and prosecute any action arising from such insurance policies (which, for the avoidance of doubt, may coincide with proceedings relating to the settlement and adjustment of Insurance Proceeds described above), to collect and to receive such proceeds (to be held in the Priority Expense Reserve Sub-Accounts pending the Servicer’s allocation of such proceeds for the intended purposes). The Co-Issuers further authorize the Indenture Trustee, at the Servicer’s option and written direction, with respect to such proceeds (a) to hold the balance of such proceeds from liability insurance to be made available to the Asset Entities for the reimbursement of any expenses of any of the Data Centers related to such event or (b) otherwise, to deposit such amounts in the Collection Accounts and allocate such proceeds over such period of time for which such proceeds correspond (e.g., if the proceeds under the Insurance Policies provided 3 months of proceeds with respect to a business interruption policy, then such amounts shall be applied as Available Funds in the current Collection Period and each of the two immediately succeeding Collection Periods).

(ii)      The Co-Issuers shall promptly give the Indenture Trustee and the Servicer written notice of the commencement of any condemnation or eminent domain proceeding affecting the Data Centers or any portion thereof of which the Asset Entities’ have Knowledge and that could, in the U.S. Issuer’s or Canadian Co-Issuer’s reasonable opinion, be likely to result in a Material Adverse Effect. The Asset Entities hereby irrevocably appoint the Servicer as the attorney-in-fact for the Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, and upon not less than 10 Business Days’ prior written notice, with respect to condemnation proceedings likely to result in Condemnation Proceeds in excess of $5,000,000 to collect Condemnation Proceeds and to receive and retain any Condemnation Proceeds in excess of $5,000,000 (to be held in the Priority Expense Reserve Sub-Account pending the Asset Entities’ determination with respect to Restoration of the affected Data Center as set forth in Section 7.06(c)) and to make any compromise or settlement in connection with such proceeding. In accordance with the terms hereof, the Asset Entities shall cause Condemnation Proceeds in excess of $5,000,000 which are payable to the Asset Entities to be paid directly to the Indenture Trustee for deposit in the applicable Priority Expense Reserve Sub-Account. If the applicable Data Center is sold following an Event of Default, through foreclosure or otherwise, prior to the receipt by the Indenture Trustee of Condemnation Proceeds, the Indenture Trustee shall have the right to receive said Condemnation Proceeds, or a portion thereof sufficient to pay the Obligations. Notwithstanding the foregoing, the Asset Entities may prosecute any condemnation proceeding and settle or compromise and collect Condemnation Proceeds of not more than $5,000,000 provided that: (a) no Event of Default shall have occurred and be continuing, (b) the Asset Entities apply the Condemnation Proceeds to any reconstruction or repair of the Data Center necessary or desirable as a result of such condemnation or taking, and (c) the Asset Entities promptly commence and diligently prosecute such reconstruction or repair to completion in accordance with all applicable laws. Subject to the terms hereof, each of the Asset Entities authorizes the Servicer and the Indenture Trustee to apply such Condemnation Proceeds, after the deduction of the Indenture Trustee and the Servicer’s reasonable expenses incurred in the collection of such Condemnation Proceeds, at the Servicer’s option and written direction, to restoration or repair of the Data Centers or, at the Servicer’s option and written direction, to prepay the principal amount of the Notes, whether or not then due, in accordance with Section 2.09(a). The Servicer shall not direct the Indenture Trustee to apply such Condemnation Proceeds to prepay the principal amount of the Notes if each of the conditions (as applicable) to the release of Loss Proceeds for restoration or repair of the Data Centers under Section 7.06(c) have been satisfied with respect to such Condemnation Proceeds in all material respects.

(iii)      Notwithstanding anything to the contrary herein, the Co-Issuers shall have the right to apply Loss Proceeds toward the prepayment of the principal amount of the Notes (without any Yield Maintenance) in accordance with Section 2.09(a) in lieu of applying the same toward restoration.

(c)       The Servicer shall not direct the Indenture Trustee to apply Loss Proceeds to the prepayment of the principal amount of the Notes in accordance with Section 2.09(a) so long as each of the following conditions shall have been satisfied in all material respects: (i) no Event of Default then exists; (ii) the Servicer reasonably determines that there will be sufficient funds to complete the Restoration of the Data Center to at least substantially the condition it was in immediately prior to such casualty or condemnation (excluding replacement of obsolete Assets which are not required in connection with operating the applicable Data Center) and in compliance with applicable laws (the “Pre-Existing Condition”) and to timely make all payments due under the Transaction Documents during the Restoration of the affected Data Center; and (iii) the Servicer determines that the Restoration of the affected Data Center to the Pre-Existing Condition will be completed no later than 6 months prior to the latest Anticipated Repayment Date for any Series of Outstanding Notes. If the Servicer elects to apply Loss Proceeds to the prepayment of the principal of the Notes, such application shall be made on the Payment Date immediately following such election in accordance with Section 2.09(a). Notwithstanding the foregoing to the contrary, in the event the Asset Entities, in their reasonable discretion, and within 180 days of receipt of such Loss Proceeds, elect not to restore a Data Center or are not able to restore a Data Center after the use of commercially reasonable efforts, any Loss Proceeds relating to such Data Center (less any Loss Proceeds expended to restore such Data Center) held in the Priority Expense Reserve Sub-Accounts, after reimbursing any amounts due to the Servicer and the Indenture Trustee, shall be applied to the prepayment of the Notes on the Payment Date immediately following such election in accordance with Section 2.09(a).

(d)       The Servicer shall not direct the Indenture Trustee to disburse Loss Proceeds more frequently than twice every calendar month. If Loss Proceeds are applied to the prepayment of the principal of the Notes, any such application shall not extend or postpone the due dates of the monthly payments due under the Notes or otherwise under the Transaction Documents, or change the amounts of such payments. If the Servicer elects to apply all of such Loss Proceeds toward the prepayment of the principal of the Notes in accordance with Section 2.09(a), the Co-Issuers shall be entitled to obtain from the Indenture Trustee a release (without representation or warranty) of the applicable Data Center from the Lien of the Mortgage relating to such Data Center (in which event the Asset Entities shall not be obligated to restore the applicable property pursuant to Section 7.06(b)). Any amount of Loss Proceeds remaining in the Priority Expense Reserve Sub-Accounts after the full and final payment and discharge of all Obligations shall be refunded to, or as directed by, the Asset Entities or otherwise paid in accordance with applicable law. If a Data Center is sold at foreclosure or if the Indenture Trustee acquires title to a Data Center, the Indenture Trustee shall have all of the right, title and interest of the applicable Asset Entity in and to any Loss Proceeds and unearned premiums on Insurance Policies relating to such Data Center.

(e)       In no event shall the Servicer direct the Indenture Trustee to make disbursements of Loss Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Co-Issuers, less a retainage equal to the greater of (x) the actual retainage required pursuant to the permitted contract, or (y) 10.0% of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by the Asset Entities from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until the Servicer is reasonably satisfied that the Restoration has been completed in accordance with the provisions of this Section 7.06 and that all approvals necessary for the re-occupancy and use of the Data Center have been obtained from all appropriate Governmental Authorities, and the Servicer receives final lien waivers and such other evidence reasonably satisfactory to the Servicer that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

Section 7.07 Inspection; Investigation. Each Obligor shall permit any authorized representatives designated by the Indenture Trustee or the Servicer (and on and after the occurrence and continuance of an Event of Default, the Controlling Class Representative) to visit and inspect during normal business hours its business, including its financial and accounting records, and to make copies and take extracts therefrom and to discuss its affairs, finances and business with its officers and independent public accountants (with such Obligor’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested, provided that same is conducted in such a manner as to not unreasonably interfere with such Obligor’s business. In addition, such authorized representatives of the Indenture Trustee and the Servicer (and the Controlling Class Representative, on and after the occurrence and continuance of an Event of Default) shall also have the right to conduct reasonable site investigations of the Data Centers with respect to environmental matters; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive or destructive shall be conducted without the prior written consent of such Obligor, such consent not to be unreasonably withheld. Unless an Event of Default or Advance Period has occurred and is continuing, (x) the Indenture Trustee and Servicer shall provide advance written notice of at least three Business Days prior to visiting or inspecting any Data Center or any Obligor’s offices and (y) no more than one such visit shall be made to any Data Center or any Obligor’s offices in any calendar year. Additionally, the Obligors shall cooperate with all reasonable requests of the Servicer in connection with the performance of its obligations under the Transaction Documents (including any duty to obtain an appraisal of the Collateral or to perform an in-depth analysis of the Managers or Obligors and their financial positions, in connection with a Consent request, in connection with a proposed Advance or if an Advance Period is outstanding and continuing).

Section 7.08 Compliance with Laws and Obligations. The Obligors shall (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by any Obligor, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation except to the extent the failure to so observe, comply or fulfill such could not reasonably be expected to have a Material Adverse Effect.

Section 7.09 Further Assurances. Each Obligor shall, from time to time, execute and/or deliver such documents, instruments, agreements, financing statements, and perform such acts as necessary or as the Indenture Trustee and/or the Servicer at any time may reasonably request to evidence, preserve and/or protect the Assets and Collateral at any time securing or intended to secure the Obligations and/or to better and more effectively carry out the purposes of this Indenture and the other Transaction Documents. The Obligors shall file or cause to be filed all documents (including, without limitation, all financing statements) required to be filed by the terms of this Indenture and any applicable Series Supplement in accordance with and within the time periods provided for in this Indenture and in each applicable Series Supplement. If an Asset Entity converts a Ground Lease Data Center to a Data Center owned in fee/freehold, the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, shall cause such Asset Entity simultaneously (or such period of time agreed upon between the applicable Co-Issuer, each Class A-1 Administrative Agent and the Controlling Class Representative) with the conversion of the related Ground Lease Data Center to a Data Center owned in fee to deliver (x) to the Indenture Trustee a pro forma title insurance policy, in a form acceptable to the Controlling Class Representative and any Class A-1 Administrative Agent, covering such Data Center insuring the Lien of the Mortgage in an amount equal to 100% of the Allocated Note Amount with respect to such Data Center dated as of the date of such conversion and (y) to the Title Company issuing such Title Policy, in the case of the U.S. Co-Issuer, or to the Indenture Trustee, in the case of the Canadian Co-Issuer an amended Mortgage (or replacement of) encumbering the fee interest to be submitted for recording/registration in the appropriate office of real property records and a Survey with respect to such Data Center (unless the general survey coverage is included in the Title Policy for such Data Center).

Section 7.10 Performance of Agreements and Tenant Leases. Each Asset Entity or Other Entity shall duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements and all Tenant Leases and (iii) all other agreements entered into or assumed by such Person in connection with the Data Centers, and will not suffer or permit any material default or event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or this clause (iii) of this Section 7.10 would not reasonably be expected to have a Material Adverse Effect.

Section 7.11 New Tenant Leases; Recorded Mortgages. Promptly after execution thereof, the Asset Entities shall deliver electronically to the Servicer executed copies of each Tenant Lease entered into after the Initial Closing Date. Within 30 days of the receipt of any written request from the Servicer, the Asset Entities shall deliver electronically to the Servicer copies of Mortgages with evidence of recording indicated thereon when returned from the applicable recording offices.

Section 7.12 Management Agreements.

(a)       Each Obligor shall (i) perform and observe all of the material terms, covenants and conditions of the applicable Management Agreement on the part of such Obligor to be performed and observed, (ii) promptly notify the Indenture Trustee and the Servicer of any material default under either Management Agreement of which it is aware, and (iii) prior to termination of the applicable Manager in accordance with the terms of the related Management Agreement, to renew such Management Agreement prior to each expiration date thereunder in accordance with its terms. If any Obligor shall default in the performance or observance of any material term, covenant or condition of the applicable Management Agreement on the part of such Obligor to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Indenture or the other Transaction Documents, and without waiving or releasing such Obligor from any of its obligations hereunder or under such Management Agreement, the Indenture Trustee or the Servicer on its behalf, shall have the right, upon prior written notice to such Obligor, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the applicable Management Agreement on the part of such Obligor to be performed or observed; provided, however, that neither the Indenture Trustee nor the Servicer will be under any obligation to pay such sums or perform such acts.

(b)       The Obligors shall not surrender, terminate, cancel, or modify (other than non-material changes) either Management Agreement, or enter into any other Management Agreement with any new Manager, other than an Acceptable Manager, or consent to the assignment by the U.S. Manager or the Canadian Manager, as applicable, of its interest under the applicable Management Agreement, other than to an Acceptable Manager. If at any time an Acceptable Manager shall become the Manager, the Obligors shall (i) cause such Acceptable Manager, prior to commencement of its duties as Manager, to enter into a subordination of management agreement in substantially the form delivered on the Initial Closing Date with the Obligors, and (ii) provide written notice thereof to the Rating Agencies.

(c)       The Indenture Trustee and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Managers (or, with respect to the Servicer and at its own expense (except to the extent that a particular expense is expressly provided herein to be an Advance or an Additional Issuer Expense) to utilize other agents or attorneys), in performing certain of its obligations under this Indenture and the other Transaction Documents, including, without limitation, Data Center management, operation, and maintenance; and confirmation of compliance by the Asset Entities with the provisions hereunder and under the other Transaction Documents and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

Section 7.13 Maintenance of Office or Agency by Co-Issuers.

(a)       The Co-Issuers shall maintain an office, agency or address where Notes may be presented or surrendered for payment and where Notes may be surrendered for registration of transfer or exchange. The Co-Issuers will give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided, however, that if the Co-Issuers do not furnish the Indenture Trustee with an address in Wilmington, Delaware where Notes may be presented or surrendered for payment, such presentations and surrenders may be made at the Corporate Trust Office, and the Co-Issuers hereby appoint the Indenture Trustee to receive all such presentations and surrenders. The Co-Issuers hereby appoint the Corporate Trust Office as its agency for such purposes.

(b)      The Co-Issuers may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Co-Issuers will give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 7.14 Deposits; Application of Deposits. The Obligors shall direct the Tenants under the Tenant Leases to send directly to a Lock Box Account all payments of Receipts in accordance with the Cash Management Agreement. The Obligors will deposit all Receipts into, and otherwise comply with, the Lock Box Accounts. All such deposits to the Lock Box Accounts and the Collection Accounts will be allocated and applied pursuant to the terms of the Cash Management Agreement and this Indenture.

Section 7.15 Estoppel Certificates.

(a)       Within 10 Business Days following a written request by the Indenture Trustee or the Servicer, the Co-Issuers shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer may conclusively rely) confirming (i) the aggregate Class Principal Balances of all Classes of Outstanding Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Indenture, the Notes, the Mortgages and the other Transaction Documents are legal, valid and binding obligations of the U.S. Co-Issuer, the Canadian Co-Issuer and each Asset Entity or Other Entity (as applicable) and have not been modified or amended except in accordance with the provisions thereof.

(b)       Within 10 Business Days following a written request by the Co-Issuers, the Indenture Trustee shall provide to the Co-Issuers a duly acknowledged written statement setting forth the aggregate Class Principal Balances of all Classes of Outstanding Notes, the date to which interest has been paid, and whether the Indenture Trustee has provided the Co-Issuers, on behalf of itself, the Asset Entities and Other Entities, with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

Section 7.16 Indebtedness. The Co-Issuers shall not, and shall not permit the Asset Entities or Other Entities to, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a)           The Obligations;

(b)           (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business (other than any retention payments in connection with any construction contracts), (ii) Indebtedness incurred in the financing of equipment or other personal property used at any Data Center in the ordinary course of business, (iii) reimbursement of Manager Advances to the Managers and (iv) in the case of the Canadian Co-Issuer, liabilities that exist on the Initial Closing Date related to the operations of the Canadian Data Centers or that otherwise could not be transferred; provided, however, that (A) each such trade payable referred to in clause (i) above is paid not later than 90 days after the due date (unless such payment is being contested in good faith) and (B) the aggregate amount of such trade payables, Indebtedness incurred in the financing of equipment and personal property and reimbursement obligations to the Managers, or, in the case of the Canadian Co-Issuer, obligations related to the operations of the Canadian Data Centers existing on the Initial Closing Date, referred to in clauses (i), (ii) and (iii) above outstanding does not, at any time, exceed an amount equal to 5.0% of the aggregate Initial Class Principal Balances of all Classes of then Outstanding Notes in the aggregate for all the Asset Entities.

In no event shall any Indebtedness other than the Obligations be secured, in whole or in part, by the Collateral or other Assets or any portion thereof or interest therein or any proceeds of any of the foregoing.

Section 7.17 No Liens. None of the Co-Issuers, the Asset Entities or the Other Entities shall create, incur, assume or permit to exist any Lien on or with respect to the Data Centers or any other Collateral except Permitted Encumbrances.

Section 7.18 Contingent Obligations. Other than Permitted Indebtedness, none of the Co-Issuers or any of the Asset Entities shall create or become or be liable with respect to any material Contingent Obligation.

Section 7.19 Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Indenture, none of the Co-Issuers, any of the Asset Entities or the Other Entities shall (i) amend, modify or waive any term or provision of their respective partnership agreement, certificate of limited partnership, articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents so as to violate or permit the violation of the limited purpose entity provisions set forth in Article VIII, unless required by law; (ii) adopt, file or effect a Division; or (iii) liquidate, wind-up or dissolve; provided that nothing contained in this Section 7.19 shall restrict the merger or consolidation of one Asset Entity or Other Entity into another Asset Entity so long as the surviving entity is an Asset Entity.

Section 7.20 Bankruptcy, Receivers, Similar Matters. An Obligor shall not apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any other Obligor. As used in this Indenture, an “Involuntary Obligor Bankruptcy” shall mean any involuntary case under the Bankruptcy Code, the BIA, the CCAA or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Obligor is a debtor or any portion of the Assets is property of the estate therein. An Obligor shall not file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Obligor Bankruptcy. In any Involuntary Obligor Bankruptcy, the other Obligors shall not, without the prior written consent of the Indenture Trustee and the Servicer, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and such Obligors shall not file or support any plan of reorganization. In any Involuntary Obligor Bankruptcy the other Obligors shall do all things reasonably requested by the Indenture Trustee and the Servicer to assist the Indenture Trustee and the Servicer in obtaining such relief as the Indenture Trustee and the Servicer shall seek, and shall in all events vote as directed by the Indenture Trustee. Without limitation of the foregoing, each such Obligor shall do all things reasonably requested by the Indenture Trustee to support any motion for relief from stay or plan of reorganization proposed or supported by the Indenture Trustee.

Section 7.21 ERISA; Canadian Benefit Plans.

(a)       No Employee Benefit Plans. The Obligors (i) shall not establish, maintain, contribute to, or incur any obligation or liability under or with respect to any Employee Benefit Plan or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan and (ii) shall not assume, or otherwise become responsible for, any obligation or liability of any other Person under or with respect to an Employee Benefit Plan (other than any obligation or liability assumed, or for which the Obligors otherwise become responsible, under the requirements of ERISA or the Code that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

(b)       Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Obligors, the Obligors shall not engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided that such Obligor shall be deemed not to be in breach of this representation if such breach results solely because (i) any portion of the Notes have been, or will be, funded with plan assets of any Plan and (ii) the purchase or holding of such portion of the Notes by such Plan constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Similar Law.

(c)       No Canadian Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Obligors shall not establish or commence making contributions in respect of any Canadian Benefit Plan or Canadian Pension Plan provided that in no event shall the Obligors establish a Canadian Pension Plan that has a defined benefit provision, or commence making contributions to (or become obligated to make contributions to) any Canadian Pension Plan that has a defined benefit provision. For purposes of this subsection, “defined benefit provision” has the meaning set out in section 147.1 of the Income Tax Act (Canada) as amended from time to time.

(d)       Compliance with Canadian Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Obligors shall ensure that each Canadian Benefit Plan and Canadian Pension Plan is administered in accordance with its terms and applicable law. In particular, the Obligors shall ensure that all contributions that are required to be made to any Canadian Pension Plan are timely made on or before the due date under any applicable pension standards laws.

Section 7.22 Money for Payments to be Held in Trust.

(a)       The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Co-Issuers and shall have an office or agency in Wilmington, Delaware where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Co-Issuers hereby appoint the Indenture Trustee as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

(b)       On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts withdrawn from any Collection Account or Sub-Account to be made on behalf of the Co-Issuers, and no amounts so withdrawn from such Collection Account or Sub-Account for payments of the Notes and other Obligations shall be paid over to the Co-Issuers. All such payments shall be made based on information set forth in the Servicing Report or, if applicable, an Omitted Payable Sum Certification.

(c)       Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two years after such amount has become due and payable shall be discharged from such trust and be paid to the Co-Issuers on an Issuer Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Co-Issuers for payment thereof (but only to the extent of the amounts so paid to the Co-Issuers), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided, however, that the Indenture Trustee or such Paying Agent, before being required to make any such repayment shall at the expense and direction of the Co-Issuers cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining shall be repaid to the Co- Issuers. The Indenture Trustee shall also adopt and employ, at the expense and direction of the Co-Issuers, any other reasonable means of notification of such repayment (including, but not limited to, mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

Section 7.23 Ground Leases.

(a)           Modification. Except as provided in this Section 7.23, the Asset Entities shall not modify or amend any Ground Lease Term of any Ground Lease, or terminate or surrender any Ground Lease, without the prior written consent of the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported modification or amendment or termination or surrender of any Ground Lease without the Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Asset Entities shall be permitted, without the Servicer’s consent, to:

(i)       (A) extend the term of a Ground Lease or add a renewal term or option period to a Ground Lease, in each case on terms and conditions in accordance with prudent business practices or (B) convert any Ground Lease Data Center to a Data Center owned in fee; and

(ii)       provided no Event of Default shall have occurred and is then continuing (unless the same shall cure such Event of Default), increase, decrease or reconfigure the area of real property covered by a Ground Lease, and in connection therewith amend and restate the existing Ground Lease or replace the existing Ground Lease (either, an “Amended Ground Lease”), to include such additional real property or reflect such decrease or reconfiguration; provided that such Amended Ground Lease is on commercially reasonable substantive and economic terms (taking into consideration the additional, reduced or reconfigured real property covered by the Amended Ground Lease) with no material reduction in the economic value of the applicable Data Center, and subject to the following conditions:

(A)       if additional real property is being added to the Ground Lease, on or prior to execution and delivery of the Amended Ground Lease, the Asset Entities shall have delivered electronically to the Indenture Trustee and provided the Servicer with electronic access to the most recent Phase I environmental report obtained by the Asset Entities or any Affiliate thereof on such real property, together with a Phase II Environmental Assessment report (if such Phase I environmental report reveals any condition that in the Servicer’s reasonable judgment warrants such a report) which concludes that such real property does not contain any Hazardous Materials in material violation of applicable Environmental Laws;

(B)       within 120 days of the execution and delivery of the Amended Ground Lease, (x) the Indenture Trustee shall have received an endorsement to (or replacement of) the existing Title Policy covering such Data Center insuring the Lien of the Amended Mortgage in an amount equal to 100% of the Allocated Note Amount with respect to such Data Center dated as of the date of the Amended Ground Lease and (y) the Title Company issuing such Title Policy shall have received an amended Mortgage encumbering the property included under the Amended Ground Lease to be submitted for recording in the appropriate office of real property records and a Survey with respect to such Data Center (unless the general survey exception in the Title Policy for such Data Center is eliminated without a Survey with respect thereto); and

(C)       the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, shall pay or reimburse the Indenture Trustee and the Servicer for all reasonable costs and expenses incurred by the Indenture Trustee and the Servicer (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such Amended Ground Lease, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith.

(b)       Performance of Ground Leases. The Asset Entities shall fully perform as and when due each and all of their obligations under each Ground Lease in accordance with the terms of such Ground Lease, and shall not cause or suffer to occur any material breach or default in any of such obligations. The Asset Entities shall exercise any option to renew or extend any Ground Lease; provided, however that, the Asset Entities may elect not to exercise such option to renew or extend such Ground Lease as long as the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, shall give the Servicer 30 days’ prior written notice thereof. If any Asset Entity fails to renew a Ground Lease which is required to be renewed pursuant to this Section 7.23(b), each of the Indenture Trustee and the Servicer shall have the right, but the Indenture Trustee shall have no obligation, to renew such Ground Lease on behalf of such Asset Entity. For the avoidance of doubt, the Asset Entities shall have no obligation to renew a Ground Lease that expires by its terms if the Ground Lease does not provide to the applicable Asset Entity an extension option.

(c)       Notice of Default. If an Obligor shall receive any written notice that any default under a Ground Lease has occurred, the effect of which, in such Obligor’s reasonable opinion, is likely to result in the termination of such Ground Lease (a “Ground Lease Default”), then the Co-Issuers shall, within three Business Days of receipt of such notice, notify the Indenture Trustee, the Servicer and the Managers in writing of the same and deliver to the Indenture Trustee and the Servicer a true and complete copy of such notice. Further, the Co-Issuers shall provide such documents and information as the Indenture Trustee and the Servicer shall reasonably request concerning any Ground Lease Default.

(d)       Servicer’s Right to Cure. If any Ground Lease Default shall occur and be continuing, and notice has been given pursuant to Section 7.23(c), or if any Ground Lessor asserts in writing to an Asset Entity or the Servicer that a Ground Lease Default has occurred (whether or not the Asset Entities question or deny such assertion), then, subject to (i) the terms and conditions of the applicable Ground Lease, and (ii) the Asset Entities’ right to terminate or assign the applicable Ground Lease in accordance with Section 7.23(a), the Servicer, upon 5 Business Days’ prior written notice to the Co-Issuers, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the applicable Ground Lease, may (but shall not be obligated to) take any action that the Servicer deems reasonably necessary, including, without limitation, (i) performance or attempted performance of the applicable Asset Entity’s obligations under the applicable Ground Lease, (ii) curing or attempting to cure any actual or purported Ground Lease Default under the applicable Ground Lease, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Data Center for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s written request, the applicable Asset Entity shall submit satisfactory evidence of payment or performance of any of its obligations under the applicable Ground Lease. The Servicer may pay and expend such sums of money as the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Co-Issuers shall pay to the Servicer within 5 Business Days of the written demand of the Servicer all such sums so paid or expended by the Servicer, together with interest thereon from the date of expenditure at the rate provided for Servicing Advances in the Servicing Agreement.

(e)       Legal Action. The Obligors shall not commence any action or proceeding against any Ground Lessor or affecting or potentially affecting any Ground Lease or the Asset Entities’ or the Indenture Trustee’s interest therein, the effect of which could, in the Obligors’ reasonable opinion, be reasonably likely to result in an event of default under, or the termination of, any such Ground Lease, without the prior written consent of the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. The Co-Issuers shall notify the Indenture Trustee and the Servicer immediately if any action or proceeding shall be commenced between any Ground Lessor and any Asset Entity, or affecting or potentially affecting any Ground Lease or any Asset Entity’s or the Indenture Trustee’s interest therein (including, without limitation, any case commenced by or against any Ground Lessor under the Bankruptcy Code). The Servicer shall have the option, exercisable upon notice from the Servicer to the Co-Issuers, to participate in any action or proceeding of which it is notified in compliance with this Section 7.23(e) with counsel of the Servicer’s choice. Each Obligor shall cooperate with the Servicer, comply with the reasonable instructions of the Servicer, execute any and all powers, authorizations, consents or other documents reasonably required by the Servicer in connection therewith, and shall not settle any such action or proceeding which could, in such Obligor’s reasonable opinion, be reasonably likely to result in a Material Adverse Effect without the prior written consent of the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)            Bankruptcy.

(i)            If any Ground Lessor shall reject any Ground Lease under or pursuant to Section 365 of the Bankruptcy Code, without the Servicer’s prior written consent, the applicable Asset Entity shall not elect to treat the Ground Lease as terminated but shall elect to remain in possession of the applicable Ground Lease Data Center and the leasehold estate under such Ground Lease. The lien of the Mortgage covering any such Data Center does and shall encumber and attach to all of the Asset Entity’s rights and remedies at any time arising under or pursuant to Section 365 of the Bankruptcy Code, including without limitation, all of such Asset Entity’s rights to remain in possession of such Data Center and the leasehold estate.

(ii)           Each Asset Entity acknowledges and agrees that in any case commenced by or against such Asset Entity under the Bankruptcy Code, the Indenture Trustee by reason of the liens and rights granted under the Mortgage covering a Data Center that is a Ground Lease Data Center shall have a substantial and material interest in the treatment and preservation of such Asset Entity’s rights and obligations under the related Ground Lease, and that such Asset Entity shall, in any such bankruptcy case, provide to the Indenture Trustee immediate and continuous reasonably adequate protection of such interests. Each Asset Entity and the Indenture Trustee agree that such adequate protection shall include but shall not necessarily be limited to the following:

(A)       The Indenture Trustee shall be deemed a party to the Ground Lease (but shall not have any obligations thereunder) for purposes of Section 365 of the Bankruptcy Code, and shall, provided that, prior to an Event of Default, no such action by the Indenture Trustee would adversely and materially affect the Asset Entity’s ability to prosecute, or defend, any such claims asserted therein, have standing to appear and act as a party in interest in relation to any matter arising out of or related to the Ground Lease or Ground Lease Data Center.

(B)       Such Asset Entity shall serve the Indenture Trustee and the Servicer with copies of all notices, pleadings and other documents relating to or affecting the Ground Lease or the applicable Ground Lease Data Center. Such Asset Entity (i) will contemporaneously serve on the Indenture Trustee and Servicer any notice, pleading or document served by such Asset Entity on any other party in the bankruptcy case, and (ii) any notice, pleading or document served upon or received by such Asset Entity from any other party in the bankruptcy case to be served by such Asset Entity on the Indenture Trustee and the Servicer promptly upon receipt by such Asset Entity.

(C)       Upon written request of the Indenture Trustee or the Servicer, such Asset Entity shall assume the Ground Lease, and shall take such steps as are necessary to preserve such Asset Entity’s right to assume the Ground Lease, including without limitation using commercially reasonable efforts to obtain extensions of time to assume or reject the Ground Lease under Section 365(d) of the Bankruptcy Code to the extent it is applicable.

(g)           If an Asset Entity or the applicable Ground Lessor seeks to reject any Ground Lease or have the Ground Lease deemed rejected, then prior to the hearing on such rejection such Asset Entity shall give the Indenture Trustee and the Servicer, subject to applicable law, no less than 20 days’ notice and opportunity to elect in lieu of rejection to have the Ground Lease assumed and assigned to a nominee of the Indenture Trustee. If the Indenture Trustee shall (which shall be at the Servicer’s direction) so elect to assume and assign the Ground Lease, such Asset Entity shall, subject to applicable law, continue any request to reject the Ground Lease until after the motion to assume and assign has been heard. If the Indenture Trustee shall not elect (which shall be at the Servicer’s direction) to assume and assign the Ground Lease, then the Indenture Trustee may, subject to applicable law, obtain in connection with the rejection of the Ground Lease a determination that the applicable Ground Lessor, at the Indenture Trustee’s option (which shall be at the Servicer’s direction), shall (1) agree to terminate the Ground Lease and enter into a new lease with the Indenture Trustee on the same terms and conditions as the Ground Lease, for the remaining term of the Ground Lease, or (2) treat the Ground Lease as breached and provide the Indenture Trustee with the rights to cure defaults under the Ground Lease and to assume the rights and benefits of the Ground Lease.

Each Asset Entity agrees to join with and support any request by the Indenture Trustee to grant and approve the foregoing as necessary for adequate protection of the Indenture Trustee’s interests. Notwithstanding the foregoing, the Indenture Trustee may seek additional terms and conditions, including such economic and monetary protections as it or the Servicer deems reasonably appropriate to adequately protect its interests, and any request for such additional terms or conditions shall not delay or limit the Indenture Trustee’s right to receive the specific elements of adequate protection set forth herein.

Each Asset Entity hereby appoints the Indenture Trustee as its attorney in fact to act on behalf of such Asset Entity in connection with all matters relating to or arising out of the assumption or rejection of any Ground Lease, in which the other party to the lease is a debtor in a case under the Bankruptcy Code. This grant of power of attorney is present, unconditional, irrevocable, durable and coupled with an interest.

Section 7.24 Rule 144A Information. So long as any of the Notes are Outstanding, and the Co-Issuers is not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a Noteholder, the Co-Issuers shall promptly furnish at its expense to such Holder, and the prospective purchasers designated by such Holder, Rule 144A Information in order to permit compliance with Rule 144A under the Securities Act in connection with the resale of such Notes by such Holder.

Section 7.25 Maintenance of Books and Records. The Obligors shall maintain and implement, administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and shall keep and maintain at all times all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable law.

Section 7.26 Continuation of Ratings. With respect to any Series of Notes that has been rated, to the extent permitted by applicable laws, rules or regulations, the Obligors shall (i) provide the Rating Agencies with information, to the extent reasonably obtainable by the Obligors, and take all reasonable action necessary to enable the Rating Agencies to monitor their respective credit ratings of the Notes, and (ii) pay such ongoing fees of the Rating Agencies as they may reasonably request to monitor their respective ratings of the Notes.

Section 7.27 The Indenture Trustee and Servicer’s Expenses. The Co-Issuers shall pay, on written demand by the Indenture Trustee or the Servicer, out of the funds available therefor pursuant to Section 5.01(a), all reasonable out-of-pocket expenses, charges, costs, fees (including reasonable attorneys’ fees and expenses) and indemnities in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Notes and the Transaction Documents, and in the preservation and protection of the Indenture Trustee’s rights hereunder and thereunder. Without limitation the Co-Issuers shall pay, out of the funds available therefor pursuant to Section 5.01(a), all costs and expenses, including reasonable attorneys’ fees, incurred by the Indenture Trustee and the Servicer in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same) involving the Obligors, the Managers or the Guarantors.

Section 7.28 Environmental Remediation. Each Asset Entity agrees to promptly commence after written demand by the Indenture Trustee (acting at the written direction of the Controlling Class Representative) or the Servicer and reasonably diligently prosecute to completion any Remedial Work of any kind required by it under applicable Environmental Laws. If an Asset Entity fails to promptly commence and reasonably diligently pursue to completion any such Remedial Work, the Servicer may (but will not be obligated to), upon 30 days’ prior notice to the Co-Issuers of its intention to do so, cause such Remedial Work to be performed. The Obligors agree to pay or reimburse the Servicer for all expenses reasonably incurred by the Servicer in connection with monitoring, reviewing or performing such Remedial Work.

Section 7.29 Amendments to Tenant Leases. No Asset Entity shall consent to any amendment, modification or supplement to any Tenant Leases to which it is a party other than in accordance with Section 3 or Section 5 of each Management Agreement.

Section 7.30 Asset Entities’ Option to Dispose of Data Centers and Non-Core Assets.

(a)       Other than (x) the sale, assignment, transfer or other disposition during the Disposition Period as set forth in the Management Agreements or (y) otherwise, as expressly permitted in this Section 7.30, the Asset Entities may not Dispose of any Data Centers so long as any Notes are Outstanding.

(b)       The Asset Entities may sell, assign, transfer or otherwise dispose of one or more Data Centers (including through the sale, assignment, transfer or other disposition of an Asset Entity by the U.S. Co-Issuer or the Canadian Co-Issuer), the related Tenant Leases and other assets related to such Data Centers (collectively, “Data Center Assets”) to one or more persons (including Affiliates of the Asset Entities) at any time so long as the following conditions are satisfied, as certified to the Indenture Trustee and the Servicer by the Managers: (i) during a Special Servicing Period, the Servicer consents thereto, (ii) a Rating Agency Confirmation is obtained, (iii) no Event of Default has occurred and is continuing, no Amortization Period is in effect and no Cash Trap Condition is in effect, in each case, immediately prior to and after giving effect to such sale, assignment, transfer or other disposition, (iv) after giving effect to the applicable disposition and the concurrent payment of principal of the Term Notes, (x) the pro forma Class A LTV Ratio is not greater than 65.0% and after the third anniversary of the Initial Closing Date is not greater than 70.0%, (y) the pro forma Class B LTV Ratio is not greater than 75.0% and after the third anniversary of the Initial Closing Date is not greater than 80.0%, and (z) the pro forma Class C LTV Ratio is not greater than 80.0% and after the third anniversary of the Initial Closing Date is not greater than 85.0%, (v) pro forma DSCR after giving effect to such disposition and any prepayment of Notes occurring concurrently with such disposition, is greater than or equal to 1.85x (vi) the Servicer and the Indenture Trustee have been paid all outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses and all unpaid fees and expenses to the extent then due and payable to the Servicer and the Indenture Trustee, as applicable, under the Transaction Documents (in each case only to the extent sufficient funds for payment in full of such amounts have not been deposited in the Collection Account for distribution on the applicable Payment Date) and (vii) the Co-Issuers prepay the Term Notes in an amount equal to the Disposition Price for the Data Center (or Data Centers), together with any applicable Prepayment Consideration.

(c)       In addition to the circumstances described in Section 7.30(b), the Asset Entities may also dispose of one or more Data Center Assets and the Co-Issuers will have the option to dispose of one or more Asset Entities that own Data Center Assets, in each case, to one or more persons (including Affiliates of the Asset Entities) in connection with the payment in full of the outstanding principal amount of a Series of Notes; provided that if any Series of Notes remains Outstanding following such payment in full, the following conditions must be satisfied, as certified to the Indenture Trustee and the Servicer by the Managers: (i) during a Special Servicing Period, the Servicer consents thereto, (ii) a Rating Agency Confirmation is obtained, (iii) no Event of Default has occurred and is continuing, no Amortization Period is in effect and no Cash Trap Condition is in effect, in each case, immediately prior to and after giving effect to such disposition, (iv) after giving effect to such disposition and any prepayment of Notes occurring concurrently with such disposition, (x) the pro forma Class A LTV Ratio is not greater than 65.0% and after the third anniversary of the Initial Closing Date is not greater than 70.0%, (y) the pro forma Class B LTV Ratio is not greater than 75.0% and after the third anniversary of the Initial Closing Date is not greater than 80.0%, and (z) the pro forma Class C LTV Ratio is not greater than 80.0% and after the third anniversary of the Initial Closing Date is not greater than 85.0%, (v) the pro forma DSCR after giving effect to such disposition and any prepayment of Notes occurring concurrently with such disposition, is greater than or equal to 1.85x and (vi) the Servicer and the Indenture Trustee have been paid all outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses and all unpaid fees and expenses to the extent then due and payable to the Servicer and the Indenture Trustee, as applicable, under the Transaction Documents (in each case only to the extent sufficient funds for payment in full of such amounts have not been deposited in the Collection Accounts for distribution on the applicable Payment Date).

(d)       Notwithstanding the foregoing, the Asset Entities may also dispose of or otherwise transfer Non-Core Assets, so long as such disposition or transfer does not reduce the Operating Revenues generated from the associated Data Center; provided that such Asset Entity shall have provided written notice to the Servicer of such transfer within five Business Days of such transfer. Any net proceeds received in connection with the disposition or transfer of Non-Core Assets shall be deposited into the applicable Collection Account and applied as Available Funds.

ARTICLE VIII

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 8.01 Applicable to the Co-Issuers, the Asset Entities and the Other Entities. Each of the Co-Issuers hereby represents, warrants and covenants as of the Initial Closing Date that since its formation and at all times thereafter until such time as all Obligations are paid in full, each Closing Date Asset Entity hereby represents, warrants and covenants as of the Initial Closing Date that since its formation and at all times thereafter until such time as all Obligations are paid in full, each Additional Asset Entity hereby represents, warrants and covenants as of the date on which such Additional Asset Entity first becomes a party to the Transaction Documents that since its formation and at all times thereafter until such time as all Obligations are paid in full, each Closing Date Other Entity hereby represents, warrants and covenants as of the Initial Closing Date that since its formation and at all times thereafter until such time as all Obligations are paid in full, and each Additional Other Entity hereby represents, warrants and covenants as of the date on which such Additional Other Entity first becomes a party to the Transaction Documents that since its formation and at all times thereafter until such time as all Obligations are paid in full:

(a)       Except for properties, or interests therein, which such Obligor has sold or assigned and for which such Obligor has no continuing obligations or liabilities other than Permitted Indebtedness, it has not owned, and does not own and will not own, any assets other than (i) with respect to an Asset Entity (including the Co-Issuer), the Data Centers, related Tenant Leases and other assets related to the Data Centers (including incidental personal property necessary for the operation thereof and proceeds therefrom) and, prior to the date such Obligor first became a party to the Transaction Documents, similar data centers, the tenant leases relating thereto and the other assets related to those data centers, or (ii) with respect to the U.S. Co-Issuer and the Canadian Co-Issuer, direct or indirect ownership interests in the Asset Entities or such incidental assets as are necessary to enable it to discharge its obligations with respect to the Asset Entities (the “Asset Entity Interests”);

(b)       it has not and is not engaged, and will not engage, in any business, directly or indirectly, other than (i) in the case of an Asset Entity (including the Co-Issuer), the ownership, management and operation of the Data Centers and, prior to the date such Obligor first became a party to the Transaction Documents, similar data centers and (ii), in the case of the U.S. Co-Issuer and the Canadian Co-Issuer, the acquisition and ownership of the Asset Entity Interests;

(c)       it has not entered, and will not enter, into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or Affiliate of any Obligor except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Affiliate (it being understood that (i) the Management Agreements and the other Transaction Documents and

(ii) management agreements and related agreements entered into with the Managers and the other Obligors in connection with other similar financing transactions, which financing transaction is terminated on or prior to the Initial Closing Date, comply with this covenant);

(d)       it has not incurred any Indebtedness that remained outstanding as of the date such Obligor first became a party to the Transaction Documents and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(e)       it has not made any loans or advances to any Person (other than among the Obligors or, in the case of the Canadian Co-Issuer only, other than to Compass Datacenters Inc. reasonably necessary for prudent tax planning and that do not otherwise have a Material Adverse Effect on the Noteholders) that remained outstanding as of the date such Obligor first became a party to the Transaction Documents and will not make any loan or advance to any Person (including any of its Affiliates) other than another Obligor or, in the case of the Canadian Co-Issuer only, other than to Compass Datacenters Inc. reasonably necessary for prudent tax planning and that do not otherwise have a Material Adverse Effect on the Noteholders, and has not acquired, and will not acquire, obligations or securities of any of its Affiliates other than the other Obligors;

(f)       it is and reasonably expects to remain solvent and pay its own liabilities, indebtedness, and obligations of any kind solely from its own separate assets as the same shall become due;

(g)       it has done or caused to be done, and will do, all things necessary to preserve its existence, and will not, nor will any partner, member, shareholder, trustee, beneficiary or principal, amend, modify or otherwise change its partnership agreement, trust agreement, articles of incorporation, by-laws, articles of organization, operating agreement, or other organizational documents in any manner with respect to the matters set forth in this Article VIII except as otherwise permitted under such organizational documents;

(h)       it has continuously maintained, and shall continuously maintain, its existence and be qualified to do business in all states, provinces and territories necessary to carry on its business, specifically including in the case of an Asset Entity, the states, provinces and territories where its Data Centers are located;

(i)        it has conducted and operated, and will conduct and operate, its business as presently contemplated with respect to the ownership of the Data Centers, or the Asset Entity Interests, as applicable;

(j)        it has maintained, and will maintain, books and records and bank accounts (other than bank accounts established hereunder, established by a Manager pursuant to the applicable Management Agreement or, prior to the date such Obligor first became a party to the Transaction Documents, bank accounts established in connection with other similar financing transactions, which financing transaction is terminated on or prior to the Initial Closing Date) separate from those of its partners, members, shareholders, trustees, beneficiaries, principals or Affiliates or any other Person (other than the other Obligors) and it will maintain its Financial Statements separate from those of its Affiliates; provided, that it and its assets may be included in consolidated Financial Statements of its Affiliates if (i) appropriate notation shall be made on such consolidated Financial Statements to indicate the separateness of the Obligors from such Affiliates and to indicate that the Obligors’ assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) the assets of each Obligor shall also be listed on such Obligor’s own separate balance sheet;

(k)       except as contemplated by the Management Agreements and management agreements entered into with the Managers and the other Obligors in connection with other similar financing transactions, it has at all times held, and will continue to hold, itself out to the public as a legal entity separate and distinct from any other Person (including any of its partners, members, shareholders, trustees, beneficiaries, principals or Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person (other than the other Obligors) and will correct any known misunderstandings regarding its existence as a separate legal entity;

(l)        it has had and will have a sufficient number of employees (if any) in light of its contemplated business operations and has and shall pay the salaries of its own employees, if any, solely from its own funds;

(m)      it has allocated, and will continue to allocate, fairly and reasonably any overhead for shared expenses with Affiliates (including, without limitation, any shared office space or other services and the services performed by any employee of an Affiliate, including as a director or officer);

(n)       it has and will use stationery, invoices and checks bearing its own name separate from those of any Affiliate (it being understood that the Guarantors and the Obligors are expressly permitted to use common stationery, invoices and checks among the Guarantors and the Obligors);

(o)      it has filed, and will continue to file, its own tax returns separate from those of any other Person except to the extent that such Obligor is treated as a “disregarded entity” for tax purposes or is otherwise not required to file tax returns under applicable law;

(p)       it reasonably expects to maintain adequate capital for its obligations in light of its contemplated business operations; provided however, that the foregoing shall not require its respective Member, shareholders or any partner to make additional capital contributions;

(q)       it has not sought, acquiesced in, or suffered or permitted, and will not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part;

(r)       except as otherwise permitted hereunder, it will not enter into any transaction of merger or consolidation, sell all or substantially all of its assets, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(s)       it has not commingled or permitted to be commingled, and will not commingle or permit to be commingled, its funds or other assets with those of any other Person (other than, with respect to the Obligors, each other Obligor, or any such funds as may be held by a Manager, as agent, for each Asset Entity pursuant to the terms of the applicable Management Agreement or any management agreement entered into with the Managers and the other Obligors in connection with a similar financing transaction);

(t)       it has maintained, and will maintain, its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(u)      it has not held itself out to be responsible for the debts or obligations of any other Person that remain outstanding and will not hold itself out to be responsible for the debts or obligations (other than the Obligations) of any other Person (other than another Obligor);

(v)       it has not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Obligors) that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Obligors);

(w)       it has not pledged its assets to secure obligations of any other Person (other than the other Obligors) that remains outstanding, and will not pledge its assets to secure obligations of any other Person (other than the other Obligors);

(x)       it has not held, and, except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold, title to its assets other than in its name;

(y)       it has conducted, and will continue to conduct, its business solely in its own name;

(z)       it has observed, and will continue to observe, all corporate, limited partnership, unlimited liability company or limited liability company, as applicable, formalities; and

(aa)      since the date such Obligor first became a party to the Transaction Documents, it has not formed, acquired or held any subsidiary (other than another Obligor) and will not form, acquire or hold any subsidiary (other than another Obligor).

Section 8.02 Applicable to the Co-Issuers. In addition to its obligations under Section 8.01, and without limiting the provisions of Section 7.20, each of the Co-Issuers hereby represent, warrant and covenant as of the Initial Closing Date and until such time as all Obligations are paid in full:

(a)       The Co-Issuers shall not, and the Co-Issuers shall not in their capacity as the sole member or limited partner of any Asset Entity or Other Entities, permit such Asset Entity to, without the prior unanimous written consent of the board of directors or its partners (or similar governing board) of the Co-Issuers (or Co-Issuer GP in the case of the Canadian Co-Issuer) including the independent directors of such board, institute proceedings for any of themselves to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against themselves; file a petition seeking, or consent to, reorganization or relief under any applicable federal, provincial, territorial or state law relating to bankruptcy; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for themselves or a substantial part of their property; make or consent to any assignment for the benefit of creditors; or admit in writing their inability to pay their debts generally as they become due;

(b)       Each of the U.S. Co-Issuer and the Canadian Co-Issuer has and at all times shall maintain at least two independent directors on its board of directors, who shall initially be Steven P. Zimmer and Jennifer A. Schwartz.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01 Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to any Notes of a particular Series except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of a particular Series, (iii) rights of Noteholders of a particular Series to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.03 and the obligations of the Indenture Trustee under Section 9.02), and (v) the rights of Noteholders of a particular Series as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, on demand of and at the expense of the Co-Issuers, shall execute proper instruments, to be prepared by the Co-Issuers or their counsel, acknowledging satisfaction and discharge of this Indenture with respect to the Notes of a particular Series, when:

(a)            either of

(i)       all Notes of a particular Series theretofore authenticated and delivered (other than (i) Notes of a particular Series that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04 and (ii) Notes of a particular Series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Co-Issuers and thereafter repaid to the Co-Issuers or discharged from such trust, as provided in Section 7.22) have been delivered to the Indenture Trustee for cancellation; or

(ii)       all Notes not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Co-Issuers have irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee cash or direct obligations of or obligations guaranteed by the United States of America (which will mature prior to the date such amounts are payable), in trust for such purpose, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Indenture Trustee for cancellation, for principal and interest to the date of such deposit;

(b)       each of the Obligors has paid or caused to be paid all Obligations and other sums due and payable hereunder by the Obligors; and

(c)       the Co-Issuers have delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and (if required by the Indenture Trustee) an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 15.01 and, subject to Section 15.02, each stating that all conditions precedent provided for in this Indenture relating to the satisfaction and discharge of this Indenture with respect to such Series have been satisfied.

Section 9.02 Application of Trust Money. With respect to such Series, all monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series and this Indenture, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the aggregate Note Principal Balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Indenture or required by law.

Section 9.03 Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Indenture with respect to such Notes shall, upon demand of the Co-Issuers, be paid to the Indenture Trustee to be held and applied according to Section 7.22 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. Subject to the standard of care set forth in Section 11.02(a), which standard may require the Indenture Trustee (or Servicer on its behalf) to act, any rights or remedies granted to the Indenture Trustee (or Servicer on its behalf) under this Article X or elsewhere in this Indenture and the other Transaction Documents, upon the occurrence of an Event of Default, are hereby expressly delegated to and assumed by the Servicer, who shall act on behalf of the Indenture Trustee with respect to all enforcement matters relating to any such Event of Default (whether or not the parenthetical phrase (“or the Servicer on its behalf”) is expressly so stated), including, without limitation, the right to institute and prosecute any Proceeding on behalf of the Indenture Trustee (or Servicer on its behalf) and the Noteholders and direct the application of monies held by the Indenture Trustee (to the extent the Indenture Trustee (or Servicer on its behalf) has the discretion hereunder to apply such monies as it deems necessary or appropriate); provided, however, that such delegation of authority shall not apply to any matters relating to the Controlling Class Representative set forth in Section 10.05. “Event of Default”, wherever used in this Indenture or in any Series Supplement shall mean the occurrence or existence of any one or more of the following:

(a)       Interest. Failure of the Co-Issuers to make any payment of interest on the Notes when due on any Payment Date and such failure continues for two Business Days (provided that the failure of the Co-Issuers to pay (i) any Contingent Interest for which funds are not available in accordance with Section 5.01(g)(xviii) shall not constitute an Event of Default and (ii) any Accrued Note Interest on the Class B Notes or the Class C Notes on any Payment Date on which an Amortization Period or an ARD Period with respect to any Outstanding Class of Notes is in effect for which funds are not available in accordance Section 5.01(g)(viii), (xi), (xvi) or (xvii) shall not constitute an Event of Default unless such amounts remain unpaid as of the applicable Rated Final Payment Date);

(b)       Principal. Failure of the Co-Issuers to make any payment of principal of the Notes (including any PIK Interest added to the Note Principal Balance of the Notes) when due on any Payment Date (provided that the failure of the Co-Issuers to pay any optional payments of principal on the outstanding principal amount on the Class A-1 Notes in accordance with the terms of the Variable Funding Note Purchase Agreement or any Class A Sweep Amount, Class B Sweep Amount, Class C Sweep Amount or Class A-2 Monthly Amortization Amount for which funds are not available in accordance with Section 5.01(g) shall not constitute an Event of Default);

(c)       Other Monetary Default. Any monetary default by any Guarantor or Obligor under any Transaction Document, including failure to pay VFN Undrawn Commitment Fees and any other fees expenses and other amounts due to the Holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement, in each case, within the applicable cure period (other than those covered by clause (a) or clause (b) above) (provided that the failure of the Co-Issuers to pay any VFN Undrawn Commitment Fees or any other fees, expenses and other amounts due to the Holders of the Variable Funding Notes under any Variable Funding Note Purchase Agreement for which funds are not available in accordance with Section 5.01(g)(xviii) shall not constitute an Event of Default) or if no cure period is set forth in such Transaction Document, which default continues unremedied for a period of 30 days after receipt by the Co-Issuers of written notice from the Indenture Trustee or the Servicer (with a copy to the Indenture Trustee) of such default requiring such default to be remedied;

(d)       Breach of Reporting Provisions. Failure of any Obligor to perform or comply with any term or condition contained in Section 7.02 which continues for a period of 30 days after receipt by the Obligors of written notice from the Indenture Trustee or the Servicer (with a copy to the Indenture Trustee) of such failure requiring such failure to be remedied, unless such period is otherwise extended upon request by the Obligors and the Indenture Trustee (or Servicer on its behalf) receives Rating Agency Confirmation;

(e)       Other Defaults Under Transaction Documents. Any default by any Guarantor or Obligor in the observance and performance of, or compliance with, any covenant or agreement contained in this Indenture or the other Transaction Documents (other than a default described in another subsection of this Section 10.01) and such default is reasonably likely to cause a Material Adverse Effect and such default shall continue unremedied for a period of 30 days after receipt by the Co-Issuers of written notice from the Indenture Trustee or the Servicer (with a copy to the Indenture Trustee) of such default requiring such default to be remedied; provided, however, that if (i) the default is reasonably susceptible of cure but not within such period of 30 days, (ii) the applicable Guarantor or the applicable Obligor, as the case may be, has commenced the cure within such 30 day period and has pursued such cure diligently, and (iii) the applicable Guarantor or the applicable Obligor, as the case may be, delivers to the Indenture Trustee and the Servicer evidence of the foregoing, then such period shall be extended for so long as is reasonably necessary for the applicable Guarantor or the applicable Obligor, as the case may be, in the exercise of due diligence to cure such default, but in no event beyond 120 days after the original notice of default, provided that the applicable Guarantor or the applicable Obligor, as the case may be, continues to diligently and continuously pursue such cure;

(f)       Breach of Warranty. Any representation, warranty, certification or other statement made by any Guarantor or Obligor in any Transaction Document or in any statement or certificate at any time given in writing pursuant to or in connection with any Transaction Document is false as of the date made and such breach is reasonably likely to cause a Material Adverse Effect, provided that such breach shall not constitute an Event of Default if such breach is reasonably susceptible of cure and within 45 days after (i) any Guarantor or Obligor has Knowledge of such breach or (ii) receipt by the applicable Guarantor or the applicable Obligor, as the case may be, of written notice from a Responsible Officer of the Indenture Trustee or the Servicer (with a copy to the Indenture Trustee) of such breach, such Guarantor or such Obligor, as the case may be, takes such action as may be required to make such representation, warranty, certification or other statement to be true as made;

(g)       Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to any Guarantor or Obligor, in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal, provincial, territorial or state law unless dismissed within 90 days; (ii) the occurrence and continuance of any of the following events for 90 days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code, the BIA, the CCAA or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which any Guarantor or Obligor is a debtor or any portion of the Data Center is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Guarantor or Obligor, over all or a substantial part of its property, is entered or (z) an interim receiver, trustee or other custodian is appointed without the consent of any Guarantor or Obligor, as applicable, for all or a substantial part of its property;

(h)       Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to any Guarantor or Obligor, or any Guarantor or Obligor commences a voluntary case under the Bankruptcy Code, the BIA, the CCAA or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for any Guarantor or Obligor, for all or a substantial part of the property of such Guarantor or Obligor; (ii) any Guarantor or Obligor makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of any Guarantor or Obligor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 10.01(h);

(i)       Solvency. Any Guarantor or Obligor ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due;

(j)       Ownership. The U.S. Guarantor shall cease to own, directly or indirectly, 100% of the limited liability company or other ownership interests in the U.S. Co- Issuer, the Canadian Guarantors shall cease to own, collectively, directly or indirectly, 100% of the partnership interest in the Canadian Co-Issuer, or the Co-Issuers shall cease to own, directly or indirectly, 100% of the limited liability company, partnership, unlimited liability company or other ownership interests in any Asset Entity originally owned by it;

(k)       Outstanding Advances. Any Advance (other than a Manager Advance) remains outstanding for 90 or more days.

Except with respect to a default order under Section 10.01(d), if more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee (or Servicer on its behalf) shall have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee (or Servicer on its behalf) shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 10.02 Acceleration and Remedies.

(a)       Upon the occurrence and during the continuance of any Event of Default described in any of Section 10.01(g) or Section 10.01(h), the aggregate Class Principal Balances of all Classes of Outstanding Notes, together with accrued and unpaid interest thereon through the date of acceleration, and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, subject to the provisions of Section 15.18. Upon the occurrence and during the continuance of any other Event of Default, the Indenture Trustee (or Servicer on its behalf) shall, at the direction of the Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes, declare all of the Notes immediately due and payable, by written notice to the Co-Issuers. Upon any such declaration, the aggregate Class Principal Balances of all Classes of Outstanding Notes together with accrued and unpaid interest thereon through the date of acceleration, and all other Obligations shall become immediately due and payable, subject to the provisions of Section 15.18.

(b)           At any time after an automatic acceleration of maturity or a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee (or Servicer on its behalf) as hereinafter provided in this Section 10.02, Noteholders representing more than 50.0% of the aggregate Class Principal Balance of all Classes of Outstanding Notes may, with written notice to the Co-Issuers and the Indenture Trustee, rescind and annul such declaration and its consequences; provided, however, such rescission or annulment shall be effective only if:

(i)       the Co-Issuers have paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A)       all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred;

(B)       all sums paid or advanced by the Indenture Trustee or the Servicer hereunder or pursuant to the Servicing Agreement (including, without limitation, all Debt Service Advances and Servicing Advances and Advance Interest thereon) and the compensation, expenses, disbursements and advances of the Indenture Trustee, the Servicer and their respective agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.06 or the Servicing Agreement, as applicable, shall have been paid in full; and

(ii)       all Events of Default, other than the nonpayment of the principal and interest of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.15.

(c)       Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee (or Servicer on its behalf) against the Obligors (or the Guarantors) under this Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee (or Servicer on its behalf) at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee (or Servicer on its behalf) shall have commenced any action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the Data Centers, the Assets, the Tenant Leases or the other Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee (or Servicer on its behalf) shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee (or Servicer on its behalf) may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee (or Servicer on its behalf) permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee (or Servicer on its behalf) shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee (or Servicer on its behalf) shall remain in full force and effect until the Indenture Trustee (or Servicer on its behalf) has exhausted all of its remedies against each Data Center, the Assets, the Tenant Leases and the other Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(d)       Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, the Indenture Trustee (or Servicer on its behalf) shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by the Indenture Trustee (or Servicer on its behalf) in its sole discretion including, without limitation, the following circumstances: (i) in the event the Co-Issuers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, the Indenture Trustee (or Servicer on its behalf) may foreclose the Mortgages to recover such delinquent payments, or (ii) in the event the Indenture Trustee (or Servicer on its behalf) elects to accelerate less than the entire aggregate Class Principal Balances of all Classes of Outstanding Notes, the Indenture Trustee (or Servicer on its behalf) may foreclose the Mortgages or any of them to recover so much of the unpaid principal balances of the Notes as the Indenture Trustee (or Servicer on its behalf) may accelerate and such other sums secured by the Mortgages as the Indenture Trustee (or Servicer on its behalf) may elect. Notwithstanding one or more partial foreclosures, the Data Centers shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(e)       Any amounts recovered from the Data Centers, the Assets, the Tenant Leases or any other Collateral and the proceeds from any of the foregoing for the Notes and other Obligations after an Event of Default shall be applied by the Indenture Trustee toward the payment of any interest and/or principal of the Notes and/or any other amounts due under the Transaction Documents in accordance with the priorities set forth in Article V of this Indenture.

(f)       Notwithstanding any provision to the contrary contained in this Indenture, the Indenture Trustee (or Servicer on its behalf) shall not be required to obtain title to the Collateral as a result of or in lieu of foreclosure or otherwise, and shall not otherwise be required to acquire possession of the Collateral subject to foreclosure if, as a result thereof, the Indenture Trustee (or Servicer on its behalf) (i) would be in material violation of any applicable Environmental Laws, or (ii) has a reasonable basis to believe that the Indenture Trustee (or the Servicer on its behalf) or any Noteholder would be considered to be a “mortgagee-in-possession” of, or an “owner” or “operator” of, such real property within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, or any comparable law, and be subject to material liability under such laws, unless the Indenture Trustee (or Servicer on its behalf) (i) has previously obtained reasonably satisfactory Phase I and, if reasonably recommended by the current Phase I, Phase II environmental assessment reports, subject to any necessary consents (collectively, an “Environmental Assessment”) prepared by an independent third-party professional who regularly conducts Environmental Assessments, together with written documentation of the status of remediation efforts, if any, being undertaken with respect to the adverse environmental conditions, if any, existing at or under such Collateral subject to foreclosure and (ii) such foreclosure or otherwise does not expose the Indenture Trustee (or the Servicer on its behalf) to any material loss, liability, claim, cost or expense.

(g)       The rights and remedies set forth in this Section 10.02 are in addition to, and not in limitation of, any other right or remedy provided for in this Indenture or any other Transaction Document including, without limitation, the rights and remedies provided for in Section 10.08.

Section 10.03 Performance by the Indenture Trustee. Upon the occurrence and during the continuance of an Event of Default, if any of the Asset Entities, the Co-Issuers, the Guarantors or the Managers shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee may, but shall have no obligation to, perform or attempt to perform such covenant, duty or agreement on behalf of such Asset Entity, the U.S. Co-Issuer, the Canadian Co-Issuer, such Guarantor or such Manager including making protective advances on behalf of any Asset Entities, or, causing the obligations of the Obligors to be satisfied with the proceeds of any Reserve. In such event, the Obligors shall, at the request of the Indenture Trustee, promptly pay to the Indenture Trustee, or reimburse, as applicable, any of the Reserves, any actual amount reasonably expended or disbursed by the Indenture Trustee in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Asset Entities, the Other Entities, the Co-Issuers, the Guarantors or the Managers under this Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee shall cure any Event of Default hereunder.

Section 10.04 Evidence of Compliance. Promptly following written request by the Indenture Trustee (or Servicer on its behalf), the Co-Issuers shall, and/or shall cause each Asset Entity, Other Entity, Guarantor or Manager to, provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee (or Servicer on its behalf) to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

Section 10.05 Controlling Class Representative.

(a)       The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Outstanding Notes represent more than 50.0% of the related Class Principal Balance shall be entitled, to select a representative (the “Controlling Class Representative”) having the rights and powers specified in the Servicing Agreement and this Indenture (including those specified in Section 10.06) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Class Representative from the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of Outstanding Notes representing more than 50.0% of the Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) Knowledge by the Indenture Trustee that the Controlling Class has changed, the Indenture Trustee shall promptly notify the Co-Issuers, the Servicer and the Noteholders of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the requirements set forth in this Indenture for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, that it will keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Notes, the Assets and/or the Servicing Agreement, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Servicing Agreement may deal (including their names, titles, work addresses and email addresses). No Affiliate of the Co-Issuers may act as Controlling Class Representative. In the event that the Class A Notes are the Controlling Class, the Controlling Class will be comprised of all Class A Notes, collectively, based on the outstanding principal amounts of such Class A Notes (assuming the full amount of the Class A-1 Commitment Amount that is permitted to be drawn on such date is fully drawn).

(b)       Within 10 Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Notes) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Indenture Trustee has Knowledge, the Indenture Trustee shall deliver to the Noteholders of the Controlling Class and the Servicer a notice setting forth the identity of the new Controlling Class Representative and a list of each Noteholder of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, by the Depositary, the Depositary Participants or, subject to Section 2.06, the Note Owners) of such Notes, and the Servicer shall be entitled to rely on the information provided in the notice by the Indenture Trustee regarding the identity of the Controlling Class Representative with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Noteholders (or, if applicable, Note Owners) of the Controlling Class. In addition to the foregoing, within two Business Days of the selection, resignation or removal of a Controlling Class Representative, the Indenture Trustee shall notify the parties to this Indenture of such event.

(c)       A Controlling Class Representative may at any time resign as such by giving written notice to the Indenture Trustee and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner) of the Controlling Class. The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Outstanding Notes represent more than 50.0% of the Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Indenture Trustee and to such existing Controlling Class Representative.

(d)       Once a Controlling Class Representative has been selected pursuant to this Section 10.05, each of the parties to the Servicing Agreement and each Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class, by Class Principal Balance, or such Controlling Class Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Servicing Agreement and each Noteholder (or, in the case of Book-Entry Notes, Note Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e)       Any and all expenses of the Controlling Class Representative shall be borne by the Noteholders (or, if applicable, the Note Owners) of Notes of the Controlling Class, pro rata according to their respective Percentage Interests in such Class. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Guarantor or Obligor with respect to the Servicing Agreement or the Notes, the Controlling Class Representative shall immediately notify the Indenture Trustee and the Servicer, whereupon (if the Servicer or the Indenture Trustee are also named parties to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Class Representative) the Servicer on behalf of the Indenture Trustee for the benefit of the Noteholders shall, subject to the Servicing Agreement, assume the defense of any such claim against the Controlling Class Representative (with any costs incurred in connection therewith being deemed to be reimbursable Additional Issuer Expenses).

Section 10.06 Certain Rights and Powers of the Controlling Class Representative.

(a)       At any time that the Servicer proposes to transfer the ownership of a Data Center or the ownership of the direct or indirect equity interests of any of the Asset Entities, the Controlling Class Representative shall be entitled to advise the Servicer with respect to such transfer, and notwithstanding anything in any other Section of this Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action if the Controlling Class Representative has objected in writing within 10 Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth Business Day after notice thereof (provided, that if such written objection has not been received by the Servicer within such 10 Business Day period, then the Controlling Class Representative’s approval will be deemed to have been given).

If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer will implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the 10 Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within 30 days after such disapproval. The Servicer will be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within 10 Business Days after its receipt thereof and (y) (1) the passage of 60 days following the Servicer’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

(b)       Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or any provision of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, or the Indenture Trustee, to any claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from transferring the ownership of a Data Center or the ownership of any of the direct or indirect equity or partnership interests of the Co-Issuers or any of the Asset Entities (including by way of foreclosure on the equity or partnership interests of the Co-Issuers or the direct or indirect equity interests of Asset Entities) if any Advance is outstanding and the Servicer determines in accordance with the Servicing Standard that such foreclosure would be in the best interest of the Noteholders (taken as a whole).

The Controlling Class Representative shall not be liable to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Servicing Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative shall not be protected against any liability which would otherwise be imposed by reason of willful misconduct, gross negligence or reckless disregard of obligations or duties under the Servicing Agreement. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Class Representative may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Class Representative may act solely in the interests of the Noteholders and Note Owners of the Controlling Class, that the Controlling Class Representative does not have any duties to the Noteholders and Note Owners of any Class of Notes other than the Controlling Class, that the Controlling Class Representative may take actions that favor the interests of the Noteholders and Note Owners of the Controlling Class over the interests of the Noteholders and Note Owners of one or more other Classes of Notes, that the Controlling Class Representative will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misconduct by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Class Representative for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

Section 10.07 Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a)       Subject to the provisions of Section 10.02, upon the acceleration of the maturity of the Notes pursuant to Section 10.02, the Co-Issuers shall pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the aggregate Class Principal Balances of all Classes of Outstanding Notes and accrued and unpaid interest thereon, with interest upon the overdue principal and, to the extent payment at such rate of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including, but not limited to, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Indenture Trustee and its agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.06.

(b)       Subject to the provisions of Section 10.02 and Section 15.18, in case the Co-Issuers shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee (or Servicer on its behalf), in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Co-Issuers or the other Obligors and collect in the manner provided by law out of the property of the Co-Issuers or the other Obligors wherever situated, the monies adjudged or decreed to be payable.

(c)       Subject to the provisions of Section 15.18, if an Event of Default occurs and is continuing, the Indenture Trustee (or Servicer on its behalf) may, as more particularly provided in Section 10.08, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee (or Servicer on its behalf) shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or any Series Supplement or in aid of the exercise of any power granted in this Indenture or any Series Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee (or Servicer on its behalf) by this Indenture or any Series Supplement or by law.

(d)       In case there shall be pending, relative to the U.S. Co-Issuer, the Canadian Co-Issuer or any other Obligor, proceedings under any applicable federal, provincial, territorial, state or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the U.S. Co-Issuer, the Canadian Co-Issuer or any other Obligor or the property of the U.S. Co-Issuer, the Canadian Co-Issuer or any other Obligor, or in case of any other comparable judicial Proceedings relative to the U.S. Co-Issuer, the Canadian Co-Issuer, or any other Obligor, or to the creditors or property of the U.S. Co-Issuer, the Canadian Co-Issuer or any other Obligor, the Indenture Trustee, irrespective of whether the aggregate Class Principal Balances of all Classes of Outstanding Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered by intervention in such Proceedings or otherwise:

(i)       to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for compensation, expenses, disbursements and advances of the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.06 and all other amounts due and owing to the Servicer under the Servicing Agreement) and of the Noteholders allowed in such Proceedings;

(ii)      unless prohibited by applicable law and regulations, to vote on behalf and, at the direction of the Noteholders, in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii)     to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv)      to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the U.S. Co-Issuer, the Canadian Co-Issuer or any other Obligor, the creditors of the U.S. Co-Issuer, the Canadian Co-Issuer or any other Obligor and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee and, in the event that the Indenture Trustee shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.06 and all other amounts due and owing to the Servicer under the Servicing Agreement.

(e)       Nothing contained in this Indenture or in any Series Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f)       Subject to the provisions of Section 15.18, all rights of action and of asserting claims under this Indenture or in any Series Supplement, or under any of the Notes, may be enforced by the Indenture Trustee without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the benefit of the Noteholders.

(g)       In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture or any Series Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

Section 10.08 Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee (or Servicer on its behalf) may do one or more of the following (subject to Section 10.02, Section 10.09, and Section 15.18):

(i)       institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Indenture, any Series Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the U.S. Co-Issuer, the Canadian Co-Issuer and any other Obligor upon such Notes, this Indenture, any Series Supplement or any other Transaction Document monies adjudged due;

(ii)      institute Proceedings from time to time for the complete or partial foreclosure of this Indenture or any Series Supplement with respect to the Trust Estate;

(iii)      exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders;

(iv)     sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v)      without notice to the Co-Issuers, except as required by law and as otherwise provided in this Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vi)      demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee (or Servicer on its behalf) may determine.

Section 10.09 Optional Preservation of the Trust Estate. If the maturity of the Notes has been accelerated under Section 10.02 following an Event of Default, and such acceleration and its consequences have not been rescinded and annulled, the Indenture Trustee may, but need not, with the written consent of Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee may at the Co-Issuers’ expense, but need not, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 10.10 Limitation of Suits. Subject to the provisions of Section 15.18, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Indenture or any Series Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)            such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b)            Noteholders by an Affirmative Direction have made written request to the Indenture Trustee to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c)            such Holder or Holders has offered to the Indenture Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d)            the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

(e)            no direction inconsistent with such written request has been given to the Indenture Trustee during such 60 day period by Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture or any Series Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Indenture or any Series Supplement, except in the manner provided in this Indenture.

In the event the Indenture Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Noteholders, each representing less than a majority of the aggregate Class Principal Balances of all Classes of Outstanding Notes, no action shall be taken, notwithstanding any other provisions of this Indenture or any Series Supplement. Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 15.18.

Section 10.11 Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provisions in this Indenture or any Series Supplement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Indenture or any Series Supplement, and such right shall not be impaired without the consent of such Holder.

Section 10.12 Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture or any Series Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 10.13 Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Indenture, in any Series Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee (or Servicer on its behalf) or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Series Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Series Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 10.14 Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee (or Servicer on its behalf) or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this Article X or by law to the Indenture Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

Section 10.15 Waiver of Past Defaults. Prior to the acceleration of the maturity of the Notes as provided in Section 10.02, Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder and (ii) before any such waiver may be effective, the Indenture Trustee and the Servicer must receive any reimbursement then due or payable in respect of unreimbursed Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Indenture or any Series Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 10.16 Undertaking for Costs. All parties to this Indenture or any Series Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or any Series Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant (other than the Co-Issuers) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than the Co-Issuers) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than the Co- Issuers); but the provisions of this Section 10.16 as may be modified by any Series Supplement shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the unpaid principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Indenture or any Series Supplement.

Section 10.17 Waiver of Stay or Extension Laws. Each Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, any Series Supplement or any Transaction Document; and each Obligor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power granted in this Indenture to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 10.18 Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture, any Series Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture, any Series Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the U.S. Co-Issuer or the Canadian Co-Issuer or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the U.S. Co-Issuer or the Canadian Co-Issuer.

Section 10.19 Waiver. Each of the U.S. Co-Issuer and the Canadian Co-Issuer hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or  any notice of any kind in connection with this Indenture or the Collateral. Each of the U.S. Co-Issuer and the Canadian Co-Issuer acknowledges and agrees that 10 days’ prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, within the meaning of the UCC.

ARTICLE XI

THE INDENTURE TRUSTEE

Section 11.01 Shared Facilities. At any time, and from time to time, while any of the Notes remain outstanding, at U.S. Co-Issuer’s or Canadian Co-Issuer’s direction, the Indenture Trustee shall enter into a non-disturbance agreement or other similar agreement, in form and substance reasonably satisfactory to the Servicer, relating to the shared use of Shared Facilities with third parties or Affiliates of the Co-Issuers that are not Asset Entities, which agreement will provide, among other things, that in the event the Indenture Trustee commences a foreclosure or other action, or otherwise exercises any other remedies against any Obligor, the Indenture Trustee will not disturb, terminate or otherwise interfere with the rights of any third parties or Affiliates of the Co-Issuers that are not Asset Entities to use or access the Shared Facilities.

Section 11.02 Duties of Indenture Trustee.

(a)            The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and shall be liable in accordance herewith only to the extent of such duties. If an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge occurs and is continuing, the Indenture Trustee (or the Servicer on its behalf) shall exercise such of the rights and powers vested in it by this Indenture, any Series Supplement and any other Transaction Document, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Any permissive right of the Indenture Trustee contained in this Indenture, any Series Supplement or any other Transaction Document shall not be construed as a duty.

(b)            Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provision of this Indenture, any Series Supplement or any other Transaction Document, the Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Indenture, such Series Supplement or such other Transaction Document. If any such instrument is found not to conform on its face to the requirements of this Indenture, such Series Supplement or such other Transaction Document in a material manner, the Indenture Trustee shall request the person providing such instrument to correct such instrument. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Co-Issuers, the Guarantors, the Asset Entities, the Other Entities, the Managers, the Servicer, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Indenture, any Series Supplement or any other Transaction Document. The Indenture Trustee shall not be responsible for recomputing, recalculating, certifying or verifying any information provided by the Servicer or the Managers pertaining to any Servicing Report, Monthly Report, any other report, distribution statement, Officer’s Certificate, instrument or document.

(c)            No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)         Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture or any Series Supplement and no implied covenants or obligations shall be read into this Indenture or any Series Supplement against the Indenture Trustee.

(ii)        In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates, reports, or opinions or other documents furnished to the Indenture Trustee.

(iii)       The Indenture Trustee shall not be liable for any actions taken or error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(iv)       The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Indenture or the direction of Noteholders representing more than 25.0% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the aggregate Class Principal Balances of all Classes of Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

(v)        The Indenture Trustee shall not be required to act or to take notice or be deemed to have notice or knowledge of, or to give any notice of, a default, event (including any Event of Default or Servicer Termination Event) or information unless either (1) a Responsible Officer shall have Knowledge of such default, event (including any Event of Default or Servicer Termination Event ) or information or (2) written notice of such Event of Default or Servicer Termination Event referring to the Notes, this Indenture and any Series Supplement shall have been received by a Responsible Officer in accordance with the provisions of this Indenture and any Series Supplement. In the absence of receipt of such notice or Knowledge, the Indenture Trustee may conclusively assume that there is no default, Event of Default or Servicer Termination Event.

(vi)       Subject to the other provisions of this Indenture, and without limiting the generality of this Section 11.02, the Indenture Trustee shall not have any duty, (A) to cause any recording, filing, or depositing of this Indenture or any Series Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports, certificates or other documentation of the Co-Issuers, the Guarantors, the Asset Entities, the Other Entities, the Managers, the Servicer, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Indenture reasonably believed by the Indenture Trustee to be genuine and without manifest error and to have been signed or presented by the proper party or parties ( provided, however, the Indenture Trustee may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the U.S. Co-Issuer, the Canadian Co-Issuer and any Asset Entity personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Accounts (provided, that such assessment, charge, lien or encumbrance did not arise out of the Indenture Trustee’s willful misconduct or negligence).

(vii)      None of the provisions contained in this Indenture or any Series Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement except during such time, if any, as the Indenture Trustee shall be successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Indenture and the Servicing Agreement.

(viii)     The rights, protections, immunities and indemnities given to the Indenture Trustee hereunder are extended to and shall be enforceable by the Person acting as Indenture Trustee hereunder in each of its other capacities hereunder and as Indenture Trustee under the other Transaction Documents.

(ix)       If the same Person is acting as Indenture Trustee and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d)            The Indenture Trustee is hereby directed to execute and deliver any Transaction Document to which it is a party.

(e)            The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Co-Issuers.

(f)            Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Indenture or any Series Supplement.

(g)            Every provision in this Indenture and any Series Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (f) of this Section 11.02.

Section 11.03 Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.02:

(i)         the Indenture Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without manifest error and to have been signed or presented by the proper party or parties;

(ii)        the Indenture Trustee may consult with counsel and any advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)       the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture or any Series Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee security or indemnity reasonably satisfactory to the Indenture Trustee against the costs, expenses and liabilities which may be incurred therein or thereby; the Indenture Trustee shall not be required to expend or risk its own funds (except to pay allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses) or otherwise incur any liability (financial or otherwise) in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

(iv)       the Indenture Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture on any Series Supplement;

(v)        the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Noteholders representing more than 25.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes; provided, however, the Indenture Trustee may require an indemnity reasonably satisfactory to the Indenture Trustee against such expense or liability as a condition to taking any such action;

(vi)       the Indenture Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii)      the Indenture Trustee may execute any of the trusts or powers vested in it by this Indenture or any Series Supplement and may perform any of its duties hereunder, either directly or by or through agents, attorneys, or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, or custodian appointed by the Indenture Trustee with due care; provided, that the use of agents, attorneys, or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(viii)    the Indenture Trustee shall not be responsible for any act or omission of the Servicer (unless, in the case of the Indenture Trustee, it is acting as Servicer), the U.S. Co-Issuer, the Canadian Co-Issuer or any other party to the Transaction Documents and may assume compliance by such parties with their obligations under this Indenture or any related agreements, unless a Responsible Officer of the Indenture Trustee shall have received written notice to the contrary at the Corporate Trust Office of the Indenture Trustee;

(ix)       the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Indenture; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among Depositary Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register;

(x)        the Indenture Trustee shall not be liable for any losses on investments;

(xi)       in order to comply with laws, rules, regulation and executive orders in effect from time to time including those relating to the funding of terrorist activities and money laundering, the Indenture Trustee may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee, and accordingly, each of the parties hereto agrees to provide the Indenture Trustee upon its reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Indenture Trustee to comply with the foregoing;

(xii)      whenever in the administration of the provisions of this Indenture or any Series Supplement the Indenture Trustee shall deem it necessary (in good faith) that a matter be proved or established as a matter of fact prior to taking or suffering any action or refraining from taking any action, the Indenture Trustee may require an Officer’s Certificate or an Opinion of Counsel from the party requesting that the Indenture Trustee act or refrain from acting in form and substance acceptable to the Indenture Trustee, the costs of which (including the Indenture Trustee’s reasonable attorney’s fees and expenses) shall be paid by the party requesting that the Indenture Trustee act or refrain from acting. The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel;

(xiii)     in no event shall the Indenture Trustee be liable for any failure or delay in the performance of its obligations under any Transaction Document because of circumstances beyond the Indenture Trustee’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by the Transaction Documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Indenture Trustee’s control whether or not of the same class or kind as specified above; provided that upon the occurrence of any of the foregoing events, the Indenture Trustee shall use commercially reasonable efforts to resume performance of its obligations as soon as practicable under the circumstances, and, other than if Knowledge of such circumstances is otherwise available to the Co-Issuers and the Servicer, the Indenture Trustee shall provide the Co-Issuers and the Servicer notice of any failure or delay by it as a result of any of the foregoing events as soon as practicable under the circumstances;

(xiv)     the Indenture Trustee shall not be liable for failing to comply with its obligations under any Transaction Document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person which are not received or not received by the time required or contain errors or are otherwise incomplete or deficient;

(xv)      the Indenture Trustee shall be fully justified in failing or refusing to take any action under any Transaction Document if such action (A) would be contrary to applicable law or any Transaction Document or (B) is not provided for in the Transaction Documents; and

(xvi)     Knowledge of the Indenture Trustee shall not be attributed or imputed to Wilmington’s other roles in the transaction and knowledge of the Paying Agent or the Note Registrar shall not be attributed or imputed to each other or to the Indenture Trustee (other than those where the roles are performed by the same group or division within Wilmington or otherwise share the same Responsible Officers), or any Affiliate, line of business, or other division of Wilmington (and vice versa).

Section 11.04 Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation, as to the validity, legality, enforceability, sufficiency or adequacy of this Indenture, any Series Supplement, any other Transaction Document or the Notes or as to the correctness of any statement contained therein and (ii) shall not be accountable for the U.S. Co-Issuer’s or the Canadian Co-Issuer’s use of the Notes, the proceeds from the Notes, or responsible for any statement of the U.S. Co-Issuer and the Canadian Co-Issuer in this Indenture, any Series Supplement, any other Transaction Document or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication. The recitals contained herein and in the Notes shall be construed as the statements of the Co-Issuers.

Section 11.05 Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

Section 11.06 Fees and Expenses of Indenture Trustee; Indemnification of the Indenture Trustee.

(a)           On each Payment Date, the Indenture Trustee shall withdraw funds on deposit in the Collection Accounts and pay to itself pursuant to Section 5.01(a)(ii) the Indenture Trustee Fee due on such Payment Date as compensation for all services rendered by the Indenture Trustee hereunder.

(b)           The Indenture Trustee and any of its Affiliates, directors, officers, employees or agents shall be entitled to be indemnified and held harmless out of the funds available therefor pursuant to Section 5.01(a) for and against any fee, loss, liability, claim, costs or expense (including, without limitation, any reasonable attorneys’ fees and expenses, including those incurred in connection with any enforcement, claim or action brought by any such person of any indemnification or other obligation of the Co-Issuers or any other Person pursuant to the Transaction Documents) arising out of, or incurred in connection with, this Indenture, the Notes, (unless, in the case of the Indenture Trustee, it incurs any such expense or liability in the capacity of successor servicer, in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Servicer in accordance with the Servicing Agreement) or any act or omission of the Indenture Trustee relating to the exercise and performance of any of the rights and duties of the Indenture Trustee hereunder or any other Transaction Document; provided, however, that none of the Indenture Trustee or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 11.06(b) for (1) any expense that constitutes allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or (2) any loss, liability, damage, claim or expense by reason of any breach on the part of the Indenture Trustee of any of its representations or warranties contained herein or any willful misconduct or negligence in the performance of such Person’s obligations and duties hereunder. Without limiting the foregoing, the Co-Issuers agree to indemnify and hold harmless the Indenture Trustee and its Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from amounts on deposit in the Collection Accounts or any income in respect thereof. The Indenture Trustee shall notify the Co-Issuers promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee to so notify the Co-Issuers shall not relieve the Co-Issuers of their obligations hereunder. To the extent the Indenture Trustee (or the Servicer on its behalf) renders services or incurs expenses after an Event of Default specified in Section 10.01(g) or Section 10.01(h), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, provincial, territorial, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee (for itself and on behalf of the Servicer) shall have a lien on the Collateral, as governed by this Indenture, to secure the obligations of the Co-Issuers under this Section 11.06.

(c)           Notwithstanding anything in this Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect, punitive or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)           This Section 11.06 shall survive the termination or assignment of this Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such termination, resignation or removal.

Section 11.07 Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer or any Asset Entity (unless the Indenture Trustee is a successor servicer) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any state thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Indenture Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause PTE 90-24 or PTE 93-31 (in each case as amended by PTE 2000-58 and PTE 2002-41) to be unavailable with respect to any Class of Notes that it would otherwise be available in respect of. Furthermore, the Indenture Trustee shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term unsecured debt rating of no less than a rating commonly regarded as “investment grade” from Moody’s and a short-term unsecured debt rating of no less than a rating commonly regarded as “investment grade” from Moody’s, and a long-term unsecured debt rating of no less than a rating commonly regarded as “investment grade” by Fitch Ratings Inc. (or such lower rating with respect to which the Indenture Trustee shall have received Rating Agency Confirmation). The corporation, bank, trust company or association serving as Indenture Trustee may have normal banking and trust relationships with the Asset Entities, the Servicer and their respective Affiliates but, except to the extent permitted or required by the Servicing Agreement, shall not be an “Affiliate” (as such term is defined in Section III of PTE 2000-58) of the Servicer, any sub-servicer, any Initial Purchaser, any Placement Agent, the U.S. Co-Issuer, the Canadian Co-Issuer and the Asset Entities or any “Affiliate” (as such term is defined in Section III of PTE 2000-58) of any such Persons.

Section 11.08 Resignation and Removal of Indenture Trustee.

(a)           The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less than 60 days’ prior written notice thereof to the other parties to this Indenture, the Servicer and all of the Noteholders. Upon receiving such notice of resignation, the Co-Issuers shall use their best efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.07 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture and the Servicer by the Co-Issuers. If no successor indenture trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction for the appointment of a successor indenture trustee.

(b)           If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.07 and shall fail to resign after written request therefor by the Co-Issuers, the Managers or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Co-Issuers by any Rating Agency) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by such Rating Agency (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), then the Co-Issuers or Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes may remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture and the Servicer by the Co-Issuers.

(c)           Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes may at any time (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each of the Co-Issuers, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.08(c) shall be reimbursed to the removed Indenture Trustee within 30 days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee; provided, however, that if such Noteholders do not reimburse the Indenture Trustee within such 30 day period, such expenses shall be reimbursed as Additional Issuer Expenses. A copy of such instrument shall be delivered to the other parties to this Indenture and the Servicer by the successor indenture trustee so appointed.

(d)           Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.08 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.09.

Section 11.09 Successor Indenture Trustee.

(a)           Any successor indenture trustee appointed as provided in Section 11.08 shall execute, acknowledge and deliver to the Co-Issuers, the Servicer and its predecessor indenture trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor indenture trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as indenture trustee herein. The predecessor indenture trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Co-Issuers, the Servicer and the predecessor indenture trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b)           No successor indenture trustee shall accept appointment as provided in this Section 11.09 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.07.

(c)           Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.09, such successor indenture trustee shall mail notice of the succession of such indenture trustee hereunder to the Co-Issuers, the Servicer and the Noteholders.

Section 11.10 Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 11.07, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.11 Appointment of Co-Indenture Trustee or Separate Indenture Trustee.

(a)           Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, for enforcement actions and where a conflict of interest exists, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co - indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.11, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate indenture trustee hereunder shall be deemed an agent of the Indenture Trustee or be required to meet the terms of eligibility as a successor indenture trustee under Section 11.07, and no notice to holders of Notes of the appointment of co-indenture trustee(s) or separate indenture trustee(s) shall be required under Section 11.09.

(b)           In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.11, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate indenture trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or when acting as successor servicer under the Servicing Agreement), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate indenture trustee or co-indenture trustee solely at the direction of the Indenture Trustee.

(c)           Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate indenture trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate indenture trustee or co-indenture trustee shall refer to this Indenture and the conditions of this Article XI. Each separate indenture trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Indenture and any Series Supplement, specifically including every provision of this Indenture and any Series Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

(d)           Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture or any Series Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible or liable for any act, inaction or the appointment of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)            The appointment of a co-trustee or separate trustee under this Section 11.11 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

Section 11.12 Access to Certain Information.

(a)            The Indenture Trustee shall afford to the Co-Issuers, the Servicer, each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Noteholder or Note Owner, access on a password protected website (currently wilmingtontrustconnect.com) to any documentation reasonably requested regarding the Notes that are in its possession. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the Corporate Trust Office.

(b)            The Indenture Trustee shall maintain at the Corporate Trust Office and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Co-Issuers, the Rating Agencies and, subject to the satisfaction of the conditions set forth in Section 11.12(c), any Holder of a Note of any Series, any Note Owner of a Note of any Series or any Person identified to the Indenture Trustee as a prospective Transferee of a Note of any Series or an interest therein (a “Requesting Party”), originals and/or copies of the following items (to the extent that such items were prepared by or delivered to the Indenture Trustee):

(i)        the Offering Memorandum, if applicable, relating to such Series of Notes;

(ii)       this Indenture, and the Series Supplement relating to such Series of Notes and any amendments and exhibits hereto or thereto;

(iii)      the Cash Management Agreement and any amendments and exhibits thereto;

(iv)      the Servicing Agreement and any amendments and exhibits thereto; thereto;

(v)       the Management Agreements and any amendments and exhibits thereto;

(vi)      the U.S. Guarantee and Security Agreement and any amendments and exhibits thereto;

(vii)     the Canadian Guarantee and Security Agreement and any amendments and exhibits thereto;

(viii)    the Assignment/Contribution Agreements and any amendments and exhibits thereto;

(ix)       all Monthly Reports and Indenture Trustee Reports actually delivered or otherwise made available to Noteholders pursuant to Section 11.12(e) since the Closing Date with respect to such Series of Notes;

(x)        the most recent audited or unaudited consolidated Financial Statements of the Obligors;

(xi)       the most recent appraisals with respect to the Data Centers; and

(xii)      any other information in the possession of the Indenture Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act (as determined by the Issuer or Co-Issuer);

provided that, with respect to clause (x) hereof, upon mutual agreement of the Obligors, the Series 2020-1 Class A- 1 Administrative Agent and the Controlling Class Representative, such items may be delivered by a third-party service provider other than the Indenture Trustee.

The Indenture Trustee shall make available on a password protected website (currently wilmingtontrustconnect.com) copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person; provided, however, that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(c)            Upon reasonable advance notice and at the expense of the Co-Issuers, the Indenture Trustee shall make available on a password protected website (currently wilmingtontrustconnect.com) to such Requesting Party copies of (i) all items delivered to it pursuant to Section 7.02 and (ii) the documents and information described in clauses (i) through (x) of Section 11.12(b); provided, that the Requesting Party furnish to the Indenture Trustee a written certification substantially in the form attached hereto as Exhibit D-1, in the case of a Requesting Party that is a Holder of a Note or a Note Owner, or Exhibit D-2, in the case of a Requesting Party that is a prospective Transferee of a Note or an interest therein, to the effect that (x) in the case of a Noteholder, such Person or entity will keep such information confidential (except that any Noteholder may provide any such information obtained by it to any other person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Noteholder in writing such Ownership Interest or prospective Ownership Interest and agrees to keep such information confidential); (y) in the case of a Note Owner, such person or entity is a beneficial owner of Notes held in book-entry form and will keep such information confidential (except that such Note Owner may provide such information to any other Person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Note Owner in writing such Ownership Interest or prospective Ownership Interest and agrees to keep such information confidential) and (z) in the case of a Person identified to the Indenture Trustee as a prospective Transferee of a Note or an interest therein, such person or entity is a bona fide prospective purchaser of a Note or an interest therein, is requesting the information for use in evaluating a possible investment in Notes and will otherwise keep such information confidential.

(d)            Based on information provided in the Servicing Report, which will be based on information provided in the Monthly Report, which Monthly Report is delivered to the Indenture Trustee not later than five Business Days prior to each Scheduled Application Date (or, if applicable, on information provided in the Omitted Payable Sums Certification), and any currency conversion direction letter from the Managers (each, a “Currency Conversion Direction Letter”), substantially in the form attached as Exhibit F, which Currency Conversion Direction Letter is delivered to the Indenture Trustee at least five Business Days prior to any Application Date, the Indenture Trustee shall compile a report specifying the payments made in respect of the Notes on each Payment Date, a restatement of the calculation of the DSCR as of the last day of the preceding calendar month and the three-month average DSCR as of the last day of the preceding calendar month and such comments as may be required pursuant to Section 2.09(e) of the Servicing Agreement (the “Indenture Trustee Report”), substantially in the form attached as Exhibit E, which Indenture Trustee Report shall include, among other things, a copy of the related Monthly Report from the Managers and any Currency Conversion Direction Letter from the Managers on which such Indenture Trustee Report is compiled (in each case to the extent such information is provided to the Indenture Trustee).

(e)            The Indenture Trustee shall make available to the Noteholders the following reports received by the Indenture Trustee pursuant to this Indenture on a password protected website (currently wilmingtontrustconnect.com):

(i)         on or before the first Payment Date after the Initial Closing Date, the information required by Section 4(c)(1)(ii) of the U.S. Risk Retention Rules (as delivered to the Indenture Trustee by the Co-Issuers for which the Indenture Trustee has no liability or oversight obligations as to the accuracy or completeness of such information or its sufficiency for any purpose).

(ii)        on or before each Payment Date, a copy of the Monthly Report and the Indenture Trustee Report for such Payment Date;

(iii)       as promptly as practicable after receipt, a copy of the Financial Statements for each fiscal year of the Co-Issuers delivered to the Indenture Trustee pursuant to Section 7.02(a)(i); and

(iv)       as promptly as practicable after receipt, a copy of the Financial Statements for each fiscal quarter of the Co-Issuers delivered to the Indenture Trustee pursuant to Section 7.02(a)(ii);

provided that, with respect to clauses (iii) and (iv) hereof, upon mutual agreement of the Obligors, the Series 2020-1 Class A-1 Administrative Agent and the Controlling Class Representative, such items may be delivered by a third-party service provider other than the Indenture Trustee.

(f)            The Indenture Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Indenture.

Section 11.13 Quebec Hypothecary Representative. For the purposes of the hypothecs which may now or in the future be required to be provided by any Obligor under the laws of the Province of Quebec, each of the Noteholders hereby irrevocably authorises appoints and designates each Indenture Trustee (and successor thereto) to act as the hypothecary representative (“fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Quebec for all present and future Noteholders and other creditors of the Obligations (in such capacity the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec as security for the Obligations and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Indenture Trustee in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec is hereby ratified and confirmed. Any Person who becomes a Noteholder or other creditor of the Obligations shall be deemed to have consented to and ratified the foregoing appointment of the Indenture Trustee as the Hypothecary Representative on behalf of all Noteholders and other creditors of the Obligations. For greater certainty, the Indenture Trustee acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Indenture Trustee in this Indenture, which shall apply mutatis mutandis. In the event of the resignation of the Indenture Trustee (which shall include its resignation as Hypothecary Representative) and appointment of a successor Indenture Trustee, such successor Indenture Trustee shall also act as the Hypothecary Representative on behalf of the Noteholders and other creditors of the Obligations, as contemplated above. Each such successor Indenture Trustee without further act or formality (other than the filing of a notice of replacement in the applicable register in accordance with Article 2692 of the Civil Code of Québec for the purposes of exercising the rights relating to any hypothec) shall automatically become the successor Hypothecary Representative under each then existing deed of hypothec. Notwithstanding anything to the contrary, this provision shall be governed and construed under the internal laws of the Province of Quebec.

ARTICLE XII

NOTEHOLDERS’ LISTS, REPORTS AND MEETINGS

Section 12.01 Co-Issuers to Furnish Indenture Trustee Names and Addresses of Noteholders. The Co-Issuers shall furnish or cause to be furnished, to the Indenture Trustee (a) not more than three Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within 30 days after receipt by the Co-Issuers of any such request, a list of similar form and content as of a date not more than 10 days prior to the time such list is furnished;

provided, however, that the Co-Issuers shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar.

Section 12.02 Preservation of Information; Communications to Noteholders. The Indenture Trustee shall cause the Note Registrar to preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

Section 12.03 Voting by Noteholders.

(a)           100% of the Voting Rights will be allocated among the respective Classes of Notes according to the ratio of the Class Principal Balance of each Class of Outstanding Notes to the aggregate Class Principal Balances of all Classes of Outstanding Notes. Voting Rights allocated to a Class of Notes will be allocated among the Notes of such Class in proportion to the Percentage Interest in such Class evidenced thereby. Notes held by the U.S. Co-Issuer or the Canadian Co-Issuer or any of their Affiliates shall be deemed not to be Outstanding in determining Voting Rights. In the event that the Class A Notes are the Controlling Class, the Controlling Class will be comprised of all Class A Notes, collectively, based on the outstanding principal amounts of such Class A Notes (assuming the full amount of the Class A-1 Commitment Amount that is permitted to be drawn on such date is fully drawn).

(b)           Except as otherwise provided in this Indenture or any Series Supplement, all resolutions of Noteholders shall be passed by Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with Applicable Procedures of the Depositary.

Section 12.04 Communication by Noteholders with other Noteholders. Noteholders may communicate pursuant to Section 3.12(b) of the Trust Indenture Act of 1939, as amended, with other Noteholders with respect to their rights under this Indenture, any Series Supplement or the Notes. If any Noteholder makes written request to the Note Registrar, and such request states that such Noteholder desires to communicate with other Noteholders with respect to their rights under this Indenture or under the Notes and such request is accompanied by a copy of the communication that such Noteholder proposes to transmit, then the Note Registrar shall, within 30 days after the receipt of such request, afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar (which list shall be current as of a date no earlier than 30 days prior to the Note Registrar’s receipt of such request). Every Noteholder, by receiving such access, acknowledges that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

ARTICLE XIII

INDENTURE SUPPLEMENTS

Section 13.01 Indenture Supplements without Consent of Noteholders. Without the consent of the Noteholders, the Co-Issuers and the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into one or more Indentures Supplements at the expense of the party requesting the supplement or amendment to this Indenture, any Series Supplement or any Notes, in form satisfactory to the Indenture Trustee for any of the following purposes:

(i)         to correct any typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision in this Indenture, any Series Supplement or any Notes;

(ii)        to conform any provision of this Indenture to the description thereof contained in any Offering Memorandum relating to the Series of Notes issued on the Initial Closing Date or any provision of any Series Supplement relating to a Series of Notes or of any provision of any Notes of any Series to the description thereof contained in any Offering Memorandum relating to the Notes of such Series;

(iii)      to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee (on behalf of the Noteholders) as security for the Obligations;

(iv)      to modify this Indenture, any Series Supplement or any Notes as required or made necessary by any change in applicable law;

(v)        to add to the covenants of the Obligors or any other party for the benefit of the Noteholders, or to surrender any right or power conferred upon the Obligors in this Indenture or any Series Supplement;

(vi)      to issue a Series of Notes pursuant to a Series Supplement in accordance with Section 2.13(b);

(vii)     to comply with any requirements imposed by the Code;

(viii)    to prevent the Co-Issuers, the Noteholders or the Indenture Trustee from being subject to taxes (including, without limitation, withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments;

(ix)       to evidence and provide for the acceptance of appointment by a successor indenture trustee; or

(x)        for any other purpose;

provided, that (x) any such amendment of this Indenture, any Series Supplement or any Notes (1) will not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation) and (2) will not diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or under any other Transaction Document without the consent of the Servicer, and (y) in connection with any supplement or amendment for purposes described in clauses (iii), (iv), (v), (vii) or (x) above, the Co-Issuers receive an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel with respect to the tax treatment of the Notes delivered on the Initial Closing Date) to the effect that such supplement or amendment will not (1) cause any of the Continuing Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations § 1.1001-3, (2) cause the U.S. Co-Issuer or the Canadian Co-Issuer to be taxable as other than a partnership or disregarded entity for U.S. federal income tax purposes or (3) cause any of the Continuing Notes to be characterized as other than indebtedness for U.S. federal income tax purposes.

In addition, the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may, without the consent of the Noteholders, enter into any amendment of any other Transaction Document with the parties to such Transaction Document or provide its consent to any amendment of any other Transaction Document, in each case in accordance with the terms of such Transaction Document; provided, that (x) either (1) such amendment will not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation) or (2) the Indenture Trustee shall have received the consent of the Noteholders as and to the same extent such consent would be required for an Indenture Supplement pursuant to Section 13.02, and (y) such amendment will not diminish any rights or remedies or increase any liabilities or obligations of the Servicer under the Servicing Agreement or under any other Transaction Document without the consent of the Servicer; provided that any consent by the Indenture Trustee required by the provisions of Section 9(j)(ii) of the limited liability company agreement of the U.S. Co-Issuer or of the U.S. Guarantor shall require the prior direction of Noteholders representing more than 50.0% of the aggregate Class Principal Balances of all Classes of Outstanding Notes. In executing any amendment to, or providing its consent to any amendment of, any Transaction Document in accordance with this Section 13.01, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.03, shall be fully protected in relying upon, an Officer’s Certificate of the Co-Issuers and an Opinion of Counsel stating that the execution of such amendment or the giving of such consent is authorized or permitted by this Indenture.

Section 13.02 Indenture Supplements with Consent of Noteholders. The Co-Issuers and the Indenture Trustee, when authorized by an Issuer Order, with a prior direction of Noteholders representing more than 50.0% of the Voting Rights of each Class of Notes adversely affected thereby and without prior notice to any other Noteholder, also may amend, supplement or modify this Indenture, any Series Supplement or any Notes or waive compliance by the Co-Issuers with any provision of this Indenture, any Series Supplement or the Notes; provided, however, that no such amendment, modification, supplement or waiver may, without the consent of the Holder of each Note affected thereby (including any tax consequences) and with respect to clause (viii) below, without the consent of the Servicer:

(i)        change the Anticipated Repayment Date for any Series or the Rated Final Payment Date for any Series;

(ii)        reduce the amounts required to be paid on the Notes of any Series on any Payment Date, the Anticipated Repayment Date for such Series or the Rated Final Payment Date for such Series;

(iii)       change the place of payments on the Notes of any Series on any Payment Date, the Anticipated Repayment Date for such Series or the Rated Final Payment Date for such Series;

(iv)       change the coin or currency in which the principal of any Note or interest thereon is payable;

(v)        impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

(vi)       reduce the percentage of the unpaid principal balances of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii)     change any obligation of the Co-Issuers to maintain an office or agency in the places and for the purposes set forth in this Indenture;

(viii)    diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or under any other Transaction Document; or

(ix)       permit the creation of any lien ranking prior to or on parity with the lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Indenture or any Series Supplement terminate the lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such.

In determining whether a proposed amendment would adversely affect any Class of Notes, the Indenture Trustee may rely conclusively on and shall be fully protected in relying on a certificate of an Executive Officer of the Co-Issuers.

It shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed Indenture Supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Notwithstanding anything to the contrary in this Section 13.02, a Series Supplement entered into for the purpose of issuing Additional Notes the issuance of which complies with the terms of this Indenture shall not require the consent of any Noteholder.

Promptly after the execution by the Co-Issuers and the Indenture Trustee of any Indenture Supplement pursuant to this Section 13.02, the Indenture Trustee shall mail to the Holders of the Notes and the Servicer a copy of such Indenture Supplement. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Indenture Supplement.

Section 13.03 Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any Indenture Supplement permitted by this Article XIII or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.03, shall be fully protected in relying upon, an Officer’s Certificate of the Co-Issuers and an Opinion of Counsel stating that the execution of such Indenture Supplement is authorized or permitted by this Indenture. The Indenture Trustee may, but shall not be obligated to (and with respect to the Servicer shall not, except as permitted by the Servicing Agreement), enter into any such Indenture Supplement that affects the Indenture Trustee’s (or with respect to the Servicer, the Servicer’s) own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 13.04 Effect of Indenture Supplement. Upon the execution of any Indenture Supplement pursuant to the provisions hereof, this Indenture, any Series Supplement affected by such Indenture Supplement and/or any Notes affected by such Indenture Supplement shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Indenture, such Series Supplement and/or such Notes of the Indenture Trustee, the Servicer, the Co-Issuers and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder and thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such Indenture Supplement shall be and be deemed to be part of the terms and conditions of this Indenture, such Series Supplement and/or such Notes for any and all purposes.

Section 13.05 Reference in Notes to Indenture Supplements. Notes authenticated and delivered after the execution of any Indenture Supplement pursuant to this Article XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Indenture Supplement. If the Co-Issuers shall so determine, new Notes so modified as to conform, in the opinion of the U.S. Co-Issuer or the Canadian Co-Issuer, to any such Indenture Supplement may be prepared and executed by the Co-Issuers and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

ARTICLE XIV

PLEDGE OF OTHER COMPANY COLLATERAL

Section 14.01 Grant of Security Interest/UCC and PPSA Collateral. Each Obligor hereby grants to the Indenture Trustee, on behalf of the Noteholders, a security interest in and to all of its fixtures (as defined in the UCC or PPSA, as applicable), personal property and other property whether now owned or hereafter acquired and wherever located, including, but not limited to the following: all (i) equipment (as defined in the UCC) or goods other than inventory (as defined in the PPSA) (as applicable), all parts thereof and all accessions thereto, including but not limited to machinery, computer equipment, switches, furniture, motor vehicles, aircraft and rolling stock, (ii) fixtures, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including, without limitation, proceeds which constitute property of the types described herein), (iii) accounts (as defined in the UCC or PPSA, as applicable), (iv) inventory (as defined in the UCC or PPSA, as applicable), (v) general intangibles, or intangibles (as defined in the UCC or PPSA, as applicable), (vi) investment property (as defined in the UCC or PPSA, as applicable), (vii) deposit accounts (as defined in the UCC), (viii) instruments and chattel paper (each as defined in the UCC or PPSA, as applicable), (ix) 100% of the ownership interests in each Asset Entity and Other Entity, (x) each written contract or agreement, or series of related written agreements, by any Obligor relating to the ownership, management, use, operation, co-location, leasing, maintenance, repair or improvement of the Data Centers (including all rights to payment thereunder, but excluding any other rights that cannot be assigned without third-party consent under such agreement), (xi) Tenant Leases, with respect to Data Center Space located in the Data Centers, and the proceeds of the foregoing (collectively, the “Other Company Collateral”), as security for payment and performance of all of the Obligations. The Other Company Collateral shall not include any fixtures, equipment or other property owned by any Tenant or any other third-party.

The Co-Issuers, the Asset Entities and the Other Entities hereby authorize the Indenture Trustee (without obligation) to file such financing statements as the Indenture Trustee shall deem reasonably necessary to perfect the Indenture Trustee’s, on behalf of the Noteholders, interest in the Other Company Collateral. The Co-Issuers and the Asset Entities authorize the Indenture Trustee to use the collateral description “all personal property” or similar variation in any such financing statements. The Co-Issuers, the Asset Entities and the Other Entities hereby ratify and authorize the filing by the Indenture Trustee of any financing statement with respect to the Other Company Collateral made prior to the date hereof.

If the grant of the security interests with respect to any contract, intellectual property right or permit hereunder would result in the termination or breach of such contract, intellectual property right or permit, or is otherwise prohibited or ineffective (whether by the terms thereof or under applicable law), then such contract, intellectual property right or permit shall not be subject to the security interests but shall be held in trust by the applicable Obligor for the benefit of the Indenture Trustee (for its own benefit and for the benefit of the Noteholders) and, on the exercise by the Indenture Trustee of any of its rights or remedies under this Indenture following an Event of Default shall be assigned by such Obligor as directed by the Indenture Trustee. In addition, the security interests granted hereby do not attach to consumer goods (as defined in the PPSA) or extend to the last day of the term of any lease or agreement for lease of real property. Such last day shall be held by the applicable Obligor in trust for the Indenture Trustee (for its own benefit and for the benefit of the Noteholders) and, on the exercise by the Indenture Trustee of any of its rights or remedies under this Indenture following an Event of Default, shall be assigned by such Obligor as directed by the Indenture Trustee.

Each Obligor confirms that value has been given by the Noteholders to such Obligor, that such Obligor has rights in its Collateral existing at the date of this Indenture, and that such Obligor and the Indenture Trustee have not agreed to postpone the time for attachment of the Security Interests to any of the Collateral of such Obligor.

Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall have all rights and remedies pertaining to the Other Company Collateral as are provided for in any of the Transaction Documents or under any applicable law including the Indenture Trustee’s rights of enforcement with respect to the Other Company Collateral or any part thereof, exercising its rights of enforcement with respect to the Other Company Collateral or any part thereof under the PPSAs, UCC (or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

(a)           The Indenture Trustee may enter upon the premises of an Obligor to take possession of, assemble and collect the Other Company Collateral or to render it unusable.

(b)           The Indenture Trustee may require an Obligor to assemble the Other Company Collateral and make it available at a place the Indenture Trustee designates which is mutually convenient to allow the Indenture Trustee to take possession or dispose of the Other Company Collateral.

(c)           To the extent a Responsible Officer of the Indenture Trustee has Knowledge thereof, written notice mailed to the Co-Issuers as provided herein at least 5 days prior to the date of public sale of the Other Company Collateral or prior to the date after which private sale of the Other Company Collateral will be made shall constitute reasonable notice.

(d)           In the event of a foreclosure sale, the Other Company Collateral and the other Collateral may, at the option of the Indenture Trustee, be sold as a whole.

(e)           It shall not be necessary that the Indenture Trustee take possession of the Other Company Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it shall not be necessary that the Other Company Collateral or any part thereof be present at the location of such sale.

(f)           Prior to application of proceeds of disposition of the Other Company Collateral to the Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by the Indenture Trustee.

(g)           Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to the Indenture Trustee having declared all Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by the Indenture Trustee, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(h)           The Indenture Trustee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Indenture Trustee, including the sending of notices and the conduct of the sale, but in the name and on behalf of the Indenture Trustee.

ARTICLE XV

MISCELLANEOUS

Section 15.01 Compliance Certificates and Opinions, etc. Upon any application or request by the Co-Issuers to the Indenture Trustee or the Servicer to take any action under any provision of this Indenture, any Series Supplement or any other Transaction Document, the Co-Issuers shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate of the Co-Issuers stating that all conditions precedent, if any, provided for in this Indenture, such Series Supplement or such Transaction Document relating to the proposed action have been complied with, when reasonably requested by the Indenture Trustee or the Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, and (iii) if applicable, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 15.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture, any Series Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

Every certificate or opinion provided by or on behalf of the Co-Issuers with respect to compliance with a condition or covenant provided for in this Indenture, or any Series Supplement or any other Transaction Document shall include:

(i)         a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the definitions in this Indenture, in such Series Supplement or such other Transaction Document relating thereto;

(ii)        a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)       a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)       a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

Nothing herein shall be deemed to require either the Indenture Trustee or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from the U.S. Co-Issuer, the Canadian Co-Issuer, any Asset Entity, any Guarantor or any Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents each of the Indenture Trustee and the Servicer shall be entitled to rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Managers, and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

Section 15.02 Form of Documents Delivered to Indenture Trustee.

(a)           In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b)           Any certificate or opinion of an Authorized Officer of the U.S. Co-Issuer or the Canadian Co-Issuer may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such Officer’s Certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the U.S. Co-Issuer or the Canadian Co-Issuer, stating that the information with respect to such factual matters is in the possession of the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, unless such officer or officers of the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, or such counsel, knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c)           Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Indenture, any Series Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d)           Whenever in this Indenture, any Series Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Co-Issuers and/or the Asset Entities shall deliver any document as a condition of the granting of such application, or as evidence of the U.S. Co-Issuer’s, the Canadian Co-Issuer’s and/or the Asset Entities’ compliance with any term hereof, in any Series Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Co-Issuers and/or the Asset Entities to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Indenture Trustee’s or Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article XI.

Section 15.03 Acts of Noteholders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture or any Series Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Indenture or in any Series Supplement such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Co-Issuers. Such instrument or instruments (and the action embodied in this Indenture or in any Series Supplement and evidenced thereby) are sometimes referred to in this Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture or any Series Supplement and (subject to Article XI) conclusive in favor of the Indenture Trustee and the Co-Issuers, if made in the manner provided in this Section 15.03.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c)           The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d)           If the Co-Issuers shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Co-Issuers may, at their option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Co-Issuers shall have no obligation to do so. Any such record date shall be fixed at the Co-Issuers’ discretion. If not set by the Co-Issuers prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date 30 days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of such record date.

(e)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Co-Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(f)           Without limiting the foregoing, a Noteholder entitled hereunder or under any Series Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

Section 15.04 Notices; Copies of Notices and Other Information.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i)         the Indenture Trustee by any Noteholder or by any Obligor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at the Corporate Trust Office; or

(ii)       the U.S. Co-Issuer and the Canadian Co-Issuer by the Indenture Trustee, the Servicer, or by any Noteholder shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid and by facsimile or e-mail to the U.S. Co-Issuer and the Canadian Co-Issuer addressed to: Compass Datacenters Issuer, LLC, Compass Datacenters Canada Issuer Limited Partnership, c/o Compass Datacenters, LLC, 14555 North Dallas Parkway, Suite 125, Dallas, Texas 75254, Attention: Jared Day, with a copy to DLA Piper LLP (US), 500 Eighth Street, NW, Washington, D.C. 20004, Attention: David L. Ridenour. The Co-Issuers shall promptly transmit any notice received by them from the Noteholders to the Indenture Trustee and Servicer.

(b)            Any notice to be given to the Indenture Trustee hereunder shall also be given to the Note Registrar and the Servicer in writing, personally delivered, faxed, e-mailed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Note Registrar and the Servicer; provided, however, that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar.

(c)            Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Co-Issuers, the Guarantors or the Asset Entities hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed, e-mailed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Servicer; provided, however, that only one notice or copy of such reports, certificates, schedules, or other information required to be given to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Servicer.

(d)            Notices required to be given to the Rating Agencies by the Co-Issuers and/or the Asset Entities or the Indenture Trustee shall be in writing, personally delivered, faxed, mailed by certified mail or e-mailed to the addresses specified in the Series Supplement for any Series of Notes.

Section 15.05 Notices to Noteholders; Waiver.

(a)           Where this Indenture or any Series Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Indenture or in such Series Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at his address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Indenture shall conclusively be presumed to have been duly given.

(b)           Where this Indenture or any Series Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c)           In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture or any Series Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d)           Where this Indenture or any Series Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Series Supplement, and shall not under any circumstance constitute a Default or Event of Default.

Section 15.06 Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Indenture, any Series Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Indenture, in such Series Supplement or in such other Transaction Document.

Section 15.07 Effect of Headings and Table of Contents. The Article and Section headings in this Indenture or in any Series Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 15.08 Successors and Assigns. All covenants and agreements in this Indenture, any Series Supplement and the Notes by the Obligors shall bind their successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Indenture and any Series Supplement shall bind its successors, co-trustees and agents.

Section 15.09 Severability; Entire Agreement. In case any provision in this Indenture or any Series Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement constitutes the entire agreement between the parties hereto, and no oral statements or prior written matter not specifically incorporated herein shall be of any force or effect.

Section 15.10 Benefits of Indenture. Subject to Section 13.01 and Section 13.02 and Article XI, nothing in this Indenture, any Series Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, the Servicer and their successors hereunder, the Noteholders and any other party secured hereunder or under any such Series Supplement, and any other Person with an Ownership Interest in any part of the Collateral, any benefit or any legal or equitable right, remedy or claim under this Indenture or any Series Supplement.

Section 15.11 Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Indenture or any Series Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Indenture or in any such Series Supplement, no interest shall accrue for the period from and after any such nominal date.

Section 15.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, EACH SERIES SUPPLEMENT AND EACH NOTE ISSUED PURSUANT TO THIS INDENTURE AND EACH SERIES SUPPLEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 15.13 Governing Law; Jurisdiction. THIS INDENTURE, EACH SERIES SUPPLEMENT AND EACH NOTE ISSUED PURSUANT TO THIS INDENTURE AND EACH SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. EACH OBLIGOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS INDENTURE OR ANY SERIES SUPPLEMENT.

Section 15.14 Counterparts. This Indenture and any Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Indenture in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 15.15 Recording of Indenture. If this Indenture or any Series Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Co-Issuers and at their expense.

Section 15.16 Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Co-Issuers or the Indenture Trustee, in each of their capacities hereunder or under any Series Supplement, on the Notes, under this Indenture or any Series Supplement or any certificate or other writing delivered in connection hereunder or under any Series Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee in its individual capacity, any holder of equity in any Obligor or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity), and except that any such partner, owner or equity holder shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

Section 15.17 No Petition. The Indenture Trustee, by entering into this Indenture or any Series Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an Ownership Interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of such Noteholder will at any time institute against the Co-Issuers and/or the Asset Entities or the Guarantors, or join in any institution against the Co-Issuers and/or the Asset Entities or the Guarantors of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state, provincial, territorial or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Indenture, any such Series Supplement or any of the other Transaction Documents.

Section 15.18 Extinguishment of Obligations. Notwithstanding anything to the contrary in this Indenture or any Series Supplement, all obligations of the Obligors hereunder and under each Series Supplement shall be deemed to be extinguished in the event that, at any time, the Co-Issuers, the Guarantors and the Asset Entities have no assets (which shall include claims that may be asserted by the Co-Issuers, the Guarantors and the Asset Entities with respect to Contractual Obligations of third parties to the Co-Issuers, the Guarantors and the Asset Entities but which shall not include the proceeds of the issue of their shares in respect of the Initial Closing Date). No further claims may be brought against any of the Obligors’ directors or officers or against their shareholders or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

Section 15.19 Excluded Data Centers. Nothing contained in this Indenture or any other Transaction Document shall prohibit the Parent or any subsidiary or Affiliate of the Parent (other than a Guarantor or an Obligor) from owning and managing wholesale data centers that are not Data Centers and are consequently not included as Collateral (such data centers, “Excluded Data Centers”). If Excluded Data Centers are acquired after the Initial Closing Date by the Parent or a non-Asset Entity subsidiary or non-Obligor subsidiary of the Parent and such entity proposes to enter into a lease of the related Data Center Space with a party that is also a Tenant under a Tenant Lease, such new lease will be separate from and independent of any Tenant Lease between such party and an Asset Entity.

Section 15.20 Waiver of Immunities. To the extent that any Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Obligor hereby irrevocably waives such immunity in respect of its obligations under this Indenture, any Series Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

Section 15.21 Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Indenture or any Series Supplement against the Obligors (other than the Collateral) or against the Indenture Trustee, the Servicer or Affiliates thereof.

Section 15.22 Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of Indenture Trustee, in its various capacities hereunder and under any Series Supplement, shall be limited to those expressly provided for in their entirety in this Indenture (including any exhibits to this Indenture and to any Series Supplement). Any references in this Indenture and in any Series Supplement (and in the exhibits to this Indenture and to any Series Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Series Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Series Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Series Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

Section 15.23 Appointment of Servicer. The Co-Issuers hereby consent to the appointment of Midland Loan Services, a division of PNC Bank, National Association, to act as Servicer.

Section 15.24 Agreed Upon Tax Treatment. By purchasing the Notes, or a beneficial interest therein, each Holder or holder of a beneficial interest in the Notes will agree to treat the Notes as debt for all United States tax purposes.

Section 15.25 Tax Forms. Each Holder by its acceptance of its Note, agrees that it shall timely furnish the Co-Issuers or their agents any U.S. federal income tax form or certification (such as IRS Form W-9, the applicable IRS Form W-8 (together with all applicable attachments) or any successors to such IRS forms), or any applicable Canadian tax form or certification, in each case that the Co-Issuers or their agents may reasonably request and shall update or replace such form or certification in accordance with its terms or its subsequent amendments. Each Holder agrees to provide any certification or information that is reasonably requested by the U.S. Co-Issuer, the Canadian Co-Issuer or their agents (a) to permit the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, to make payments to it without, or at a reduced rate of, withholding, (b) to enable the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, to qualify for a reduced rate of withholding in any jurisdiction from or through which the U.S. Co-Issuer or the Canadian Co-Issuer receives payments on its assets, or (c) to enable the U.S. Co-Issuer or the Canadian Co-Issuer, as applicable, to determine and/or satisfy its duties and liabilities with respect to any taxes or other charges that it may be required to pay, deduct or withhold from payments in respect of the Notes under any present or future law or regulation of any jurisdiction or taxing authority therein or to comply with any reporting or other requirements under any law or regulation. Each Holder acknowledges that the failure to provide, update or replace any form, certification or information described above may result in the imposition of withholding or backup withholding on payments to such Holder.

Section 15.26 Request for Rating Agency Confirmation.

(a)            Any request for a Rating Agency Confirmation made by the Co-Issuers, an Asset Entity or the Servicer, as applicable (such requesting party, the “RAC Requesting Party”), pursuant to this Indenture shall be made in writing, which writing shall include electronic mail, and shall contain a cover page indicating the nature of the request for Rating Agency Confirmation and all back-up material necessary for the Rating Agency to process such request, and shall be provided by the RAC Requesting Party in electronic format to other Person designated in writing by the Co-Issuers from time to time (the “Authorized Representative”) who shall post such request on the 17g-5 Website (the “Initial Request”). If the RAC Requesting Party is the U.S. Co-Issuer, the Canadian Co-Issuer or an Asset Entity, such RAC Requesting Party shall also provide a copy of the Initial Request to the Servicer.

(b)            If a Rating Agency has not replied to an Initial Request or has responded to an Initial Request in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for a Rating Agency Confirmation within 10 Business Days of the making of such Initial Request, the RAC Requesting Party shall:

(i)         confirm, through direct communication and not by posting a request for a Rating Agency Confirmation on the 17g-5 Website, that such Rating Agency has received such Initial Request, and, if it has not, promptly make a second request to such Rating Agency for Rating Agency Confirmation (the “Second Request”); and

(ii)        if there is no response by such Rating Agency to such Initial Request or such Second Request within five Business Days of the making of such Second Request or if such Rating Agency has responded to such Initial Request or such Second Request in a manner that indicates that such Rating Agency is neither reviewing the request for such Rating Agency Confirmation nor waiving the requirement for such Rating Agency Confirmation, then such RAC Requesting Party shall confirm (without providing notice to the Authorized Representative), by direct communication and not by posting a request for a Rating Agency Confirmation on the 17g-5 Website, that such Rating Agency has received such Second Request.

Section 15.27 Amendment and Restatement. The execution and delivery of this Indenture shall constitute an amendment and restatement, but not a novation, of the Existing Indenture and the obligations and liabilities of the Co-Issuers under the Existing Indenture and the pledge of the Collateral made by the Co-Issuers thereunder to the Indenture Trustee. Except as specifically amended and restated under this Indenture, all Liens, deeds of trust, mortgages, assignments and security interests securing the Existing Indenture and the obligations and liabilities of the Co-Issuers relating thereto are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Obligations, shall continue without any diminution thereof and shall remain in full force and effect on and after the Amendment and Restatement Closing Date. The Co-Issuers hereby reaffirm all UCC financing statements and continuation statements and amendments thereof filed and all other filings and recordations made in respect of the Collateral and the Liens and security interests granted under the Existing Indenture and this Indenture and acknowledges that all such filings and recordations were and remain authorized and effective on and after the date hereof.

ARTICLE XVI

GUARANTEES

Section 16.01 Guarantees. Each Asset Entity and Other Entity hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Indenture Trustee, on behalf of the Noteholders, and the Servicer and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Co-Issuers, the Asset Entities and the Other Entities under this Indenture and the Notes and each other Transaction Document and (b) the full and punctual performance within applicable grace periods of all other obligations of the Co-Issuers, the Asset Entities and the Other Entities under this Indenture and the Notes and all other Transaction Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Asset Entity and Other Entity waives presentation to, demand of, payment from and protest to the Co-Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Asset Entity and Other Entity waives notice of any default under the Notes or the other Guaranteed Obligations. The obligations of each Asset Entity and Other Entity hereunder shall not be affected by (a) the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any right or remedy under the Transaction Documents against any other Obligor or any other Person or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other Transaction Document; (d) the release of any security held by any Holder or the Indenture Trustee for the Obligations or any of them; or (e) the failure of any Holder or the Indenture Trustee or the Servicer to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

Each Asset Entity and Other Entity further agrees that its guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Indenture Trustee or the Servicer to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth herein, the obligations of each Asset Entity and Other Entity hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Asset Entity and Other Entity herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Asset Entity or Other Entity or would otherwise operate as a discharge of such Asset Entity or Other Entity as a matter of law or equity.

Each Asset Entity and Other Entity further agrees that its guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Indenture Trustee or the Servicer upon the bankruptcy or reorganization of the U.S. Co-Issuer or the Canadian Co-Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Indenture Trustee or the Servicer has at law or in equity against any Asset Entity and any Other Entity by virtue hereof, upon the failure of the Co-Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Asset Entity and Other Entity hereby promises to and shall, upon receipt of written demand by the Indenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Indenture Trustee or the Servicer, as the case may be, an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Obligations and (iii) all other monetary Guaranteed Obligations of the Co-Issuers to the Holders and the Indenture Trustee and the Servicer.

Each Asset Entity or Other Entity also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Indenture Trustee or the Servicer in enforcing any rights under this Section.

Notwithstanding any payment made by any Asset Entity or Other Entity hereunder, such Asset Entity or Other Entity shall not be entitled to be subrogated to any of the rights of the Indenture Trustee against the Co-Issuers or any collateral security or guarantee or right of offset held by the Indenture Trustee for the payment of the Obligations, nor shall the Asset Entity or Other Entity seek or be entitled to seek any contribution or reimbursement from the Co-Issuers in respect of payments made by the Asset Entity or Other Entity hereunder, until the Obligations are paid in full. If any amount shall be paid to an Asset Entity or Other Entity on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Asset Entity or Other Entity in trust for the Indenture Trustee, segregated from other funds of such Asset Entity or Other Entity, and shall, forthwith upon receipt by such Asset Entity or Other Entity, be turned over to the Indenture Trustee in the exact form received by such Asset Entity or Other Entity (duly indorsed by such Asset Entity or Other Entity to the Indenture Trustee, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Indenture Trustee may determine.

Section 16.02 Limitation on Liability. Any term or provision of this Indenture to the contrary, the maximum, aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Asset Entity shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Asset Entity, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 16.03 Successors and Assigns. Subject to Section 16.06, this Article XVI shall be binding upon each Asset Entity, Other Entity and their successors and assigns and shall inure to the benefit of the successors and assigns of the Indenture Trustee, the Servicer and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Indenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 16.04 No Waiver. Neither a failure nor a delay on the part of either the Indenture Trustee, the Servicer or the Holders in exercising any right, power or privilege under this Article XVI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Indenture Trustee, the Servicer and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XVI at law, in equity, by statute or otherwise.

Section 16.05 Modification. No modification, amendment or waiver of any provision of this Article XVI, nor the consent to any departure by any Asset Entity or Other Entity therefrom, shall in any event be effective unless the same shall be in writing and signed by the Indenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Asset Entity or Other Entity in any case shall entitle such Asset Entity or Other Entity to any other or further notice or demand in the same, similar or other circumstances.

Section 16.06 Release of Asset Entity. Upon the sale or other disposition (including by way of consolidation or merger) of an Asset Entity or Other Entity that is permitted hereunder (each case other than to the Co-Issuers, another Asset Entity or another Other Entity), such Asset Entity or Other Entity shall be deemed released from all obligations under this Article XVI without any further action required on the part of the Indenture Trustee or any Holder. At the request of the Co-Issuers, the Indenture Trustee shall execute and deliver an appropriate instrument evidencing such release.

Section 16.07 USA PATRIOT Act. The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements established under the USA PATRIOT Act, the Indenture Trustee in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Indenture Trustee. Each party hereby agrees that it shall provide the Indenture Trustee with such information as the Indenture Trustee may request from time to time in order to comply with any applicable requirements of the USA PATRIOT Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Obligors and the Indenture Trustee have caused this Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

COMPASS DATACENTERS ISSUER, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

COMPASS DATACENTERS CANADA ISSUER LIMITED PARTNERSHIP, by its general partner, COMPASS DATACENTERS CANADA ISSUER, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	Secretary

COMPASS DATACENTERS CANADA ISSUER, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	Secretary

COMPASS DATACENTERS BNA IA, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

COMPASS DATACENTERS BNA IB, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

[Signature Page to Second Amended and Restated Indenture]

COMPASS DATACENTERS DFW I, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

COMPASS DATACENTERS DFW II, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

COMPASS DATACENTERS MSP I, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

COMPASS DATACENTERS RDU I, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

COMPASS DATACENTERS TUL I, LLC

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	President & CFO

[Signature Page to Second Amended and Restated Indenture]

COMPASS DATACENTERS YUL I LIMITED PARTNERSHIP, by its general partner, COMPASS DATA CENTERS YUL I GP, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	CFO

COMPASS DATACENTERS YUL I GP, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	CFO

COMPASS DATACENTERS YUL II LIMITED PARTNERSHIP, by its general partner, COMPASS DATACENTERS YUL II GP, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	CFO

COMPASS DATACENTERS YUL II GP, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	CFO

COMPASS DATACENTERS YYZ I LIMITED PARTNERSHIP, by its general partner, COMPASS DATACENTERS YYZ I GP, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	CFO

[Signature Page to Second Amended and Restated Indenture]

COMPASS DATACENTERS YYZ I GP, INC.

By:	/s/ Jared Day
	Name:	Jared Day
	Title:	CFO

[Signature Page to Second Amended and Restated Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Clarice Wright
	Name:	Clarice Wright
	Title:	Vice President

[Signature page to Second Amended and Restated Indenture]